UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Crescent Real Estate Equities Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest, par value $0.01 per share, of Crescent Real Estate
     Equities Company (“Company Common Shares”)
Units of Limited Partnership Interest of Crescent Real Estate Equities Limited Partnership
     (“CREELP Limited Partnership Units”)

(2)	Aggregate number of securities to which transaction applies:

102,893,011 Company Common Shares
810,156 Company Common Shares underlying options to purchase Company Common Shares
8,511,173 CREELP Limited Partnership Units
729,926 CREELP Limited Partnership Units underlying options to purchase CREELP Limited Partnership Units
2,406,750 CREELP Limited Partnership Units issued pursuant to restricted unit awards
(“Restricted Unit Awards”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of
•	the product of 102,893,011 Company Common Shares multiplied by the merger consideration of $22.80 per share;

•	the product of 8,511,173 CREELP Limited Partnership Units multiplied by the product of the merger consideration of $22.80 per share multiplied by two (2);

•	$51,756,182, the amount expected to be paid upon cancellation of outstanding options; and

•	$109,747,800, the amount expected to be paid upon cancellation of Restricted Unit Awards.
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$2,895,574,120

(5)	Total fee paid:

$88,895

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2007
Dear Shareholder,
     You are cordially invited to attend a special meeting of shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas on                     , 2007 at                     , Central Daylight Saving Time. At the special meeting, we will ask you to approve both the merger of the Company with and into Moon Acquisition LLC, a Delaware limited liability company and affiliate of Morgan Stanley Real Estate, which we refer to as the company merger, and the Agreement and Plan of Merger, dated as of May 22, 2007, by and among the Company, Crescent Real Estate Equities Limited Partnership, Moon Acquisition Holdings LLC, Moon Acquisition LLC and Moon Acquisition Limited Partnership, which we refer to as the merger agreement. If the company merger is completed, you, as a holder of our common shares of beneficial interest, will be entitled to receive $22.80 in cash in exchange for each share you own, as more fully described in the enclosed proxy statement.
     After careful consideration, our board of trust managers unanimously (subject to the recusal of two trust managers) approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of the Company and our shareholders.
     Our board of trust managers recommends (subject to the recusal of two trust managers) that you vote “FOR” the proposal to approve the company merger and the merger agreement.
     The company merger and the merger agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding common shares entitled to vote on the matter at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the company merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company from us or from documents we have filed with the Securities and Exchange Commission.
     Your vote is very important regardless of the number of our common shares that you own. Whether or not you plan to attend the special meeting, we request that you mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the meeting. Alternatively, you may vote by Internet. The enclosed proxy card contains instructions regarding voting, including instructions regarding Internet voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or, if you are a holder of record of our common shares, you may withdraw your proxy at the special meeting and vote your shares in person.
     Be advised that if you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the company merger, the merger agreement and the other transactions contemplated by the merger agreement.
     Thank you for your cooperation and your continued support.
Sincerely,
John C. Goff
Vice-Chairman of the Board and
Chief Executive Officer
     This proxy statement is dated                     , 2007 and is first being mailed to our shareholders on or about                     , 2007.

777 Main Street, Suite 2100
Fort Worth, Texas 76102
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2007
Dear Shareholder:
     You are cordially invited to attend a special meeting of the shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”, “we” or “us”), which will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas on                     , 2007 at                     , Central Daylight Saving Time. The special meeting is being held for the purpose of acting on the following matters:
     1. to consider and vote on a proposal to (a) approve the Agreement and Plan of Merger, dated as of May 22, 2007, by and among the Company, Crescent Real Estate Equities Limited Partnership, Moon Acquisition Holdings LLC, Moon Acquisition LLC and Moon Acquisition Limited Partnership, which we refer to as the merger agreement, and (b) approve the merger of the Company with and into Moon Acquisition LLC, which we refer to as the company merger; and
     2. to consider and vote on any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting, including adjournments and postponements for the purpose of soliciting additional proxies.
     If the company merger is completed, you, as a holder of our common shares, will be entitled to receive $22.80 in cash in exchange for each share you own, as more fully described in the accompanying proxy statement.
     After careful consideration, our board of trust managers unanimously (subject to the recusal of two trust managers) approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of the Company and its shareholders.
     Our board of trust managers (subject to the recusal of two trust managers) recommends that you vote “FOR” the proposal to approve the company merger and the merger agreement.
     All holders of record of our common shares and our Series A and Series B preferred shares, as of the close of business on the record date, which is                     , 2007, are entitled to receive notice of this special meeting. However, only holders of our common shares at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. The vote of the holders of our Series A and Series B preferred shares is not required to approve the company merger or the merger agreement and is not being solicited.
     The proposal to approve the merger agreement and approve the company merger must be approved by the affirmative vote of at least two-thirds of the outstanding common shares entitled to vote on the matter at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important.
     Be advised, if you are a shareholder of record and you fail to authorize a proxy or attend the special meeting, the effect will be that the common shares that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the proposal to approve the merger agreement and the company merger.

     Even if you plan to attend the special meeting in person, we request that you authorize your proxy by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by Internet.
     If you own our common shares as a record holder, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.
     We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-800-322-2885. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.crescent.com. Information contained on our website is not part of, or incorporated in, the proxy statement.

By Order of the Board of Trust Managers,

, 2007	David M. Dean
Fort Worth, Texas	Secretary

 i

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND TRUST MANAGERS	70

DISSENTERS’ RIGHTS OF APPRAISAL	73

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	74

SUBMISSION OF SHAREHOLDER PROPOSALS	74

OTHER MATTERS	75

WHERE YOU CAN FIND MORE INFORMATION	75
Exhibit A: Merger Agreement
Exhibit B: Opinion of Financial Advisor
Exhibit C: Section 25.20 of the Texas Real Estate Investment Trust Act

SUMMARY
     This summary highlights only selected information from this proxy statement relating to (1) the merger of Crescent Real Estate Equities Company with and into Moon Acquisition LLC, which we refer to as the company merger, (2) the merger of Moon Acquisition Limited Partnership with and into Crescent Real Estate Equities Limited Partnership, which we refer to as the operating partnership merger, and (3) certain related transactions. References to the mergers refer to both the company merger and the operating partnership merger. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our shareholders on or about ___, 2007.
The Parties to the Mergers (Page 18)
Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
     Crescent Real Estate Equities Company, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Crescent,” is a Texas real estate investment trust that operates as a real estate investment trust for federal income tax purposes. Our common shares are listed on the New York Stock Exchange under the symbol “CEI.” Through our subsidiaries and joint ventures, we own and manage a portfolio of 68 premier office buildings totaling 27 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Austin, Denver, Miami, and Las Vegas. We also hold investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; in destination resorts such as Fairmont Sonoma Mission Inn® in Sonoma, CA; in a wellness lifestyle leader, Canyon Ranch®; and in AmeriCold Realty Trust, a temperature-controlled logistics company.
Crescent Real Estate Equities Limited Partnership
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
     Crescent Real Estate Equities Limited Partnership, which we refer to as the operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries of the operating partnership, substantially all of our assets.
Moon Acquisition Holdings LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000
     Moon Acquisition Holdings LLC, which we refer to as Moon Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of Morgan Stanley Real Estate.
     Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $121.5 billion of real estate assets worldwide and currently manages $55.6 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated approximately $35.5 billion in commercial mortgages in 2006. Morgan Stanley (NYSE: MS) is a global financial services firm and a market leader in securities, investment management, and credit services.
Moon Acquisition LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000
     Moon Acquisition LLC, which we refer to as REIT Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of Moon Parent. REIT Merger Sub was formed in connection with the mergers by Moon Parent.
Moon Acquisition Limited Partnership
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000
     Moon Acquisition Limited Partnership, which we refer to as Partnership Merger Sub, is a Delaware limited partnership and a subsidiary of REIT Merger Sub. Partnership Merger Sub was formed in connection with the mergers by REIT Merger Sub.
The Special Meeting (Page 19)
     Date, Time and Purpose of the Special Meeting (Page 19)
     The special meeting of our shareholders will be held at 10:00 a.m., Central Daylight Saving Time, on ___, 2007 at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. At the special meeting, you will be asked, by proxy or in person, to approve the company merger and the merger agreement.
     The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the company merger and the merger agreement.
     Record Date, Notice and Quorum (Page 20)
     All holders of record of our common shares and our Series A and Series B preferred shares as of the close of business on the record date, which is ___, 2007, are entitled to receive notice of the special meeting. However, only holders of our common shares at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting.
     You will be entitled to cast one vote for each common share that you owned as of the record date. On the record date, there were ___common shares outstanding and entitled to vote at the special meeting.
     The presence, in person or by proxy, of holders of common shares entitled to cast a majority of the votes that are entitled to be cast at the meeting will constitute a quorum for purposes of the special meeting.
     Required Vote (Page 20)
     Completion of the mergers requires approval of the proposal to approve the merger agreement and the company merger by the affirmative vote of the holders of at least two-thirds of the outstanding common shares entitled to vote on the matter at the special meeting. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote your common shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to approve the merger agreement and the company merger. The vote of the holders of our Series A and Series B preferred shareholders is not required to approve the company merger or the merger agreement and is not being solicited. The operating partnership merger does not require the approval of any of the holders of our outstanding common shares.
     Voting By Our Trust Managers and Executive Officers (Page 20)
     As of the record date, our executive officers and trust managers beneficially owned an aggregate of approximately ___of our common shares, entitling them to exercise in the aggregate approximately ___% of the voting power of our common shares entitled to vote at the special meeting. Our executive officers and trust managers have informed us that they intend to cast the votes they are entitled to cast in favor of the proposal to approve the merger agreement and the company merger. In addition, the Chairman of our board of trust managers, Richard E. Rainwater, who directly, indirectly or beneficially owns or controls, as of April 25, 2007, 5,173,949 common shares (other than those issuable upon conversion of partnership units) and 5,723,667 partnership units, has entered into an agreement with Moon Parent and REIT Merger Sub in which he has agreed to vote the common shares that he is entitled to vote in his capacity as the beneficial holder of such shares in favor of the proposal to approve the merger agreement and the company merger.
     Proxies; Revocation (Page 21)
     Any of our common shareholders of record entitled to vote may vote by authorizing a proxy by returning the enclosed proxy, submitting a proxy or voting instructions by Internet, or by appearing and voting at the special meeting in person. If the common shares that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
     If you own our common shares as a record holder, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.
The Mergers and Related Transactions (Page 22)
     Pursuant to the merger agreement, on the closing date, we will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity. We sometimes use the term surviving entity in this proxy statement to refer to REIT Merger Sub as the surviving entity following the company merger. The company merger will be effective under all applicable laws upon the acceptance for record of the articles of merger in respect of the company merger by the county clerk of Tarrant County, Texas, in accordance with the Texas Real Estate Investment Trust Act (the “Texas REIT Act”) and the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act. We sometimes use the term “company merger effective time” in this proxy statement to describe the time the company merger becomes effective under all applicable laws.
     In the company merger, each of our common shares issued and outstanding immediately prior to the merger effective time and not subject to dissenter’s rights (other than shares held by us or our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made) will automatically be canceled and converted into the right to receive cash, without interest, equal to $22.80 per common share, reduced by the per share amount, if any, distributed to holders of our common shares relating to distributions we make that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). We refer to this consideration to be received by our common shareholders in the company merger as the common share merger consideration.

     In addition, pursuant to the merger agreement, immediately following the company merger, Partnership Merger Sub will be merged with and into the operating partnership with the operating partnership continuing as the surviving entity. Each outstanding limited partnership unit in the operating partnership (other than restricted units and units held by Crescent entities) will receive cash, without interest, equal to $45.60 per partnership unit (assuming we do not make any distributions that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition certain U.S. federal tax), which is the product of (A) the common share merger consideration multiplied by (B) two. We refer to this consideration to be received by the limited partners of the operating partnership in the operating partnership merger as the operating partnership merger consideration. The operating partnership merger consideration is calculated in accordance with the fourth amended and restated agreement of limited partnership of the operating partnership pursuant to which each partnership unit is exchangeable for two of our common shares, or the cash value thereof. We sometimes use the term surviving operating partnership in this proxy statement to refer to the operating partnership as the surviving entity following the operating partnership merger. We sometimes use the term “operating partnership merger effective time” in this proxy statement to describe the time the operating partnership merger becomes effective under all applicable laws.
Recommendation of Our Board of Trust Managers (Page 31)
     On May 21, 2007, after careful consideration, our board of trust managers unanimously (subject to the recusal of two trust managers):
•	determined that it was advisable and in our and our common shareholders’ best interests for us to enter into the merger agreement and consummate the company merger and the other transactions contemplated by the merger agreement;

•	approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that the company merger and the merger agreement be submitted to our common shareholders for approval at a special meeting of shareholders; and

•	recommended that you vote “FOR” the proposal to approve the merger agreement and the company merger.
Opinion of Our Financial Advisor (Page 31)
     On May 21, 2007, Greenhill & Co., LLC, which we refer to as Greenhill, rendered its oral opinion, which was subsequently confirmed in writing, to our board of trust managers that, as of May 21, 2007 and based upon and subject to the factors and assumptions set forth therein, the $22.80 in cash per common share to be received by our common shareholders pursuant to the merger agreement was fair from a financial point of view to such holders.
     The full text of the written opinion of Greenhill, dated May 21, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Greenhill provided its opinion for the information and assistance of Crescent’s board of trust managers in connection with its consideration of the company merger. The Greenhill opinion is not a recommendation as to how any common shareholder should vote with respect to the company merger.
     Pursuant to a letter agreement, dated March 14, 2007, we engaged Greenhill to act as our financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, upon execution of the engagement letter we paid Greenhill an advisory fee of $1.0 million. Upon announcement of the mergers, we paid Greenhill an opinion fee of $4.0 million. Finally, in the event of a sale of 50% or more of our outstanding common shares or assets, we have agreed to pay Greenhill a transaction fee equal to $7.5 million, all of which is payable upon consummation of the transactions contemplated by the merger agreement.

Financing Commitment and Guarantees (Page 38)
     Moon Parent is paying an aggregate purchase price of approximately $6.5 billion. This amount, which we refer to as the aggregate purchase price, is expected to be funded by a combination of equity contributions by Moon Parent, debt financing and the assumption of existing debt.
     In connection with the execution and delivery of the merger agreement, an affiliate of Moon Parent obtained a debt commitment letter from Barclays Capital Real Estate Inc., which we refer to as the lender, providing for debt financing in an aggregate principal amount not to exceed $3.8 billion (or 85% of our total capitalization excluding certain items, if such amount is less than $3.8 billion). The debt commitment letter terminates on October 31, 2007, unless extended in accordance with its terms and the closing of the loan is conditioned on the satisfaction of the conditions precedent to Moon Parent’s obligation to consummate the mergers and other customary closing conditions. The lender has the right to terminate the debt commitment letter under certain circumstances, including if the merger agreement has been terminated prior to the closing of the mergers.
     The merger agreement does not contain a financing condition. Moon Parent has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions no less favorable than those described in the debt commitment letter in the event that the lender terminates or otherwise fails to perform pursuant to the debt commitment letter.
     Additionally, affiliates of Morgan Stanley Real Estate have agreed to guarantee the payment obligations of Moon Parent, REIT Merger Sub and Partnership Merger Sub under the merger agreement in an amount up to $300 million.
     If all other closing conditions have been satisfied or waived, but Moon Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of Moon Parent’s covenants under the merger agreement. In that event, so long as we and the operating partnership are not in material breach of our respective obligations under the merger agreement, we would be able to (1) terminate the merger agreement, (2) receive from Moon Parent an amount equal to all our reasonable out-of-pocket costs and expenses incurred by us in connection with the proposed transaction in an amount not to exceed $10 million and (3) take legal action against the affiliates of Morgan Stanley Real Estate that provided the guarantees, to seek damages of up to a maximum of $300 million.
Treatment of Series A and Series B Preferred Shares (Page 50)
     The merger agreement provides that prior to the company merger effective time, each of the Series A and Series B preferred shares issued and outstanding will be redeemed by us for cash pursuant to the terms of such securities; to the extent such redemptions do not occur, the Series A preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the greater of (A) the redemption price per share specified in our charter documents and (B) the common share merger consideration on an as-converted basis pursuant to the terms of our charter documents, and the Series B preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the redemption price per share specified in our charter documents.
     While holders of Series A and Series B preferred shares are entitled to receive notice of the special meeting or any postponements or adjournments of the special meeting, they are not entitled to vote upon the company merger, the merger agreement or any of the other transactions contemplated by the merger agreement at the special meeting.
Treatment of Partnership Units in Crescent Real Estate Equities Limited Partnership (Page 51)
     In connection with the operating partnership merger, at the operating partnership merger effective time, each limited partnership unit in the operating partnership issued and outstanding immediately prior to such time (other than units held by us, the general partner of the operating partnership or any of our subsidiaries, and restricted units) will automatically be canceled and converted into the right to receive cash, without interest, equal to the operating partnership merger consideration. This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
Treatment of Options to Purchase Common Shares, Options to Purchase Partnership Units and Restricted Unit Awards (Pages 50 and 51)
     In connection with the company merger:
     Options to Purchase Common Shares
     Any unexercised and unexpired option to purchase common shares issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, REIT Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of common shares issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the common share merger consideration over the exercise price per common share, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.
     In connection with the operating partnership merger:
     Options to Purchase Partnership Units
     Any unexercised and unexpired option to purchase partnership units issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of partnership units issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the operating partnership merger consideration over the exercise price per partnership unit, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.
     Restricted Unit Awards
     Other than certain restricted unit awards forfeited prior to the company merger effective time described in the following paragraph, any unpaid and unexpired restricted unit award held immediately prior to the company merger effective time (regardless of whether it is vested at that time) will, at the operating partnership merger effective time, be canceled upon the surrender of the agreement representing the restricted unit award (or a reasonably satisfactory affidavit of lost agreement), together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount, without interest, per restricted unit equal to the operating partnership merger consideration, plus accrued and unpaid dividends.
     John C. Goff, our Chief Executive Officer and Vice Chairman of our board of trust managers, and Dennis H. Alberts, our President and Chief Operating Officer, had each previously received restricted unit awards that would have fully vested in connection with the mergers. On May 21, 2007, Messrs. Goff and Alberts waived the vesting of and agreed to forfeit, for the benefit of the shareholders, the portions of their respective restricted stock awards that were designated for vesting when the share price targets of $25.50 and $27.00 were met and that would have vested in connection with the mergers. The forfeitures, the value of which totaled approximately $10.3 million, are applicable to the mergers or any transaction our board of trust managers determines to accept in lieu of the mergers.

Interests of Our Trust Managers and Executive Officers (Page 38)
     Our trust managers and executive officers and certain other persons may have interests in the mergers that are different from, or in addition to, yours, including the following:
•	unvested common share options held by our trust managers and executive officers will be canceled at the company merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of common shares issuable upon exercise of such options (assuming full vesting) and (B) the excess, if any, of the common share merger consideration over the exercise price per common share;

•	unvested partnership unit options held by our executive officers will be canceled at the company merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of partnership units issuable upon exercise of such options (assuming full vesting) and (B) the excess, if any, of the operating partnership merger consideration over the exercise price per partnership unit;

•	restricted unit awards owned by our executive officers (whether or not then vested) will be accelerated in accordance with their terms and canceled at the operating partnership merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of partnership units issuable upon vesting of such awards (assuming full vesting) and (B) the operating partnership merger consideration, plus accrued but unpaid dividends; and

•	each of our executive officers may, if terminated under certain circumstances within 12 months following the closing of the mergers, be entitled to severance benefits, comprised of (a) a lump sum severance payment equal to 12 months of the officer’s base salary (18 months of base salary and 150% of the average of the bonuses paid in 2004, 2005 and 2006 for John C. Goff, our Chief Executive Officer, and Dennis H. Alberts, our President and Chief Operating Officer), (b) health care continuation coverage for up to 12 months following termination of employment, and (c) outplacement assistance.
     All of our trust managers were fully aware of the foregoing interests of our trust managers and executive officers in the mergers and, except for Messrs. Goff and Alberts who recused themselves, considered them prior to approving the mergers and the merger agreement.
     Morgan Stanley Real Estate is currently assessing its staffing requirements with respect to the ongoing business operations of the surviving entity. As a result, it is possible that the surviving entity might offer an employment opportunity to one or more of our executive officers upon or after the completion of the mergers. However, no determination has been made regarding which, if any, executive officers may be offered employment or the terms of any such employment opportunity, including compensation.

No Solicitation of Transactions (Page 59)
     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the company or our subsidiaries. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of trust managers may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. Upon entering into an agreement for a transaction that constitutes a superior proposal, we will be obligated to pay a break-up fee to Moon Parent as described below under “Termination Fees and Expenses.”
Conditions to the Mergers (Page 63)
     Completion of the mergers depends upon the satisfaction or waiver of a number of conditions, including, among others:
•	approval of the proposal to approve the merger agreement and the company merger by the requisite shareholder vote in accordance with the Texas REIT Act and our charter;

•	approval of the proposal to approve the merger agreement and the operating partnership merger by the requisite affirmative consent of the limited partners of the operating partnership in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement;

•	expiration or termination of any waiting period relating to and acquisition of any material governmental approvals, authorizations and consents applicable to the consummation of the mergers or the redemptions of our preferred shares;

•	no action by any governmental authority that would make illegal or prohibit the consummation of the mergers or the redemptions of our preferred shares;

•	our and the operating partnership’s representations and warranties being true and correct, except where the failure of such representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representation relating to any material adverse effect to us) does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the performance, in all material respects, by us and the operating partnership, of all material obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement;

•	since May 22, 2007, there shall not have been an event, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in, a material adverse effect on us; and

•	the receipt of a tax opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, opining on our qualification as a REIT under the Code, commencing with our first taxable year ended December 31, 1994, and that we have no liability for certain company-level taxes.
Termination of the Merger Agreement (Page 65)
     The merger agreement may be terminated and the mergers may be abandoned at any time prior to the company merger effective time, as follows:
•	by mutual written consent of Moon Parent and us;

•	by either Moon Parent or us if:

o	the company merger has not occurred on or before October 31, 2007, except under certain circumstances, provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the company merger to occur on or before such date;

o	any governmental authority shall have taken any action which has the effect of making consummation of either of the mergers or the redemptions of our preferred shares illegal or otherwise preventing or prohibiting the consummation of the mergers or the redemptions of our preferred shares, provided that this right will not be available to a party who failed to use reasonable best efforts to oppose such action by a governmental authority; or

o	the requisite vote of our common shareholders to approve the company merger and the other transactions contemplated by the merger agreement is not obtained;
•	by Moon Parent if:
o	we or the operating partnership are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, so long as neither Moon Parent, REIT Merger Sub nor Partnership Merger Sub are in material breach of their obligations under the merger agreement;

o	our board of trust managers withdraws, modifies or amends its recommendation that shareholders vote to approve the merger agreement and the company merger in any manner adverse to Moon Parent; or

o	our board of trust managers recommends or approves an acquisition proposal or fails to recommend against certain alternative takeover proposals;
•	by us if:
o	Moon Parent, REIT Merger Sub and Partnership Merger Sub are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by October 31, 2007, so long as we are not in material breach of our obligations under the merger agreement; or

o	our board of trust managers approves an acquisition proposal so long as:
▪	the requisite shareholder vote for the company merger has not been obtained;

▪	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Moon Parent in any material respects;

▪	our board of trust managers has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with trust managers’ duties to our shareholders under applicable laws;

▪	we have notified Moon Parent in writing that we intend to enter into such agreement;

▪	during the three business days following the receipt by Moon Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Moon Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the company merger;

▪	our board of trust managers has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Moon Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

▪	we pay to Moon Parent the termination fee and reasonable transaction expenses in accordance with the merger agreement simultaneously with the termination of the merger agreement.
Termination Fee and Expenses (Page 67)
     Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Moon Parent a termination fee of $64.2 million, less any of Moon Parent’s expenses we previously paid. The merger agreement also provides that if either party terminates the merger agreement in certain circumstances, the breaching party must reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $10 million.
Regulatory Matters (Page 42)
     We currently are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the company merger or the operating partnership merger other than potential filings and necessary approvals, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the acceptance for record of the articles of merger in respect of the company merger by the county clerk of Tarrant County, Texas, in accordance with the Texas REIT Act, and the filing of certificates of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.
Litigation Relating to the Mergers (Page 42)
     On May 24, 2007, a purported shareholder class action lawsuit related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming us and each of our trust managers as defendants. The lawsuit, Edward Tansey vs. Crescent Real Estate Equities Company, et al. (Cause No. 352-225130-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger is “grossly unfair,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, and that we aided and abetted our trust managers in such alleged breach.
     On May 25, 2007, a shareholder derivative petition for breach of fiduciary duty related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming each of our trust managers, as well as Morgan Stanley Real Estate and Morgan Stanley & Co., Inc. (the “Morgan Stanley Defendants”) as defendants and naming us as a nominal defendant. The lawsuit, John Gomez vs. Richard Rainwater, et al. (Cause No. 141-224134-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger “substantially undervalues the Company and is an unfair price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, that the Morgan Stanley Defendants aided and abetted our trust managers in such alleged breach, that our trust managers abused their ability to control and influence us, that our trust managers committed waste of corporate assets, and that our trust managers usurped a corporate opportunity (and were aided and abetted by the Morgan Stanley Defendants in that wrongdoing).

     On May 30, 2007, a shareholder derivative petition for breach of fiduciary duty related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming each of our trust managers, as well as the Morgan Stanley Defendants as defendants and naming us as a nominal defendant. The lawsuit, Willard Nelson vs. Richard Rainwater, et al. (Cause No. 141-224214-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger “substantially undervalues the Company and is an unfair price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, that the Morgan Stanley Defendants aided and abetted our trust managers in such alleged breach, that our trust managers abused their ability to control and influence us, that our trust managers committed waste of corporate assets, and that our trust managers usurped a corporate opportunity (and were aided and abetted by the Morgan Stanley Defendants in that wrongdoing).
     On June 11, 2007, a purported shareholder class action lawsuit related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming us and each of our trust managers, as well as Moon Acquisition Holdings, LLC, Moon Acquisition, LLC and Moon Acquisition Limited Partnership (the “Moon Defendants”), as defendants. The lawsuit, Edward Acuff vs. Richard Rainwater, et al. (Case No. 067-224428-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger is an “insufficient price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, and that we and the Moon Defendants aided and abetted the trust managers in such alleged breach.
     We intend to vigorously defend each of these actions. However, even if these lawsuits are determined to be without merit, they may potentially delay or, if the delay is substantial enough to prevent the closing of the mergers by October 31, 2007, prevent the closing of the mergers.
Dissenters’ Rights of Appraisal (Page 73)
     Under the Texas REIT Act, our common shareholders may dissent from the plan of merger to which we are a party. If you dissent, you may file a petition in any court of competent jurisdiction in Tarrant County, Texas, which is where our principal office is located, asking for a finding and determination of the fair value of your common shares. A court may then appoint appraisers to examine our books and records and make a determination of the fair value of the common shares after finishing their investigation. After receiving the report of the appraisers regarding the fair value of the common shares, the court will then determine the fair value of the shares and will order payment to be made. If you demand payment for your common shares in accordance with the Texas REIT Act, you will not be entitled to vote or exercise other rights related to your shares, except the right to receive payment for your shares and the right to maintain an action to obtain relief on the ground that our action would be or was fraudulent.
     We encourage you to read Section 25.20 of the Texas Real Estate Investment Trust Act carefully, which is attached as Exhibit C to this proxy statement.
Material United States Federal Income Tax Consequences (Page 44)
     The receipt of the common share merger consideration for each of our common shares pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common share merger consideration received in exchange for our common shares and your adjusted tax basis in our common shares. In addition, under certain circumstances, we may be required to withhold a portion of your common share merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the company merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the company merger to you.

Delisting and Deregistration of Our Common Shares and Our Series A and Series B Preferred Shares; Deregistration of Partnership Units (Page 48)
     If the company merger is completed, our common shares and our Series A and Series B preferred shares will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the operating partnership’s partnership units will be deregistered under the Exchange Act.
Market Price and Dividend Data (Page 69)
     Our common shares, par value $0.01 per share, are listed on the New York Stock Exchange under the ticker symbol “CEI.” On May 22, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common shares on the New York Stock Exchange was $21.62 per share. On ___, 2007, the last trading day before the date of this proxy statement, the closing price of our common shares on the New York Stock Exchange was $___ per share. You are encouraged to obtain current market quotations for our common shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS
     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.
Q: Why am I receiving this proxy statement and proxy card?
A: You are being asked to consider and approve the company merger, the merger agreement and the transactions contemplated therein. You are being asked to cast one vote per common share of which you are the holder of record, for or against the above transaction. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement.
Q: What is the proposed transaction?
A: The proposed transaction is the acquisition of the company and, through such acquisition, the ownership of its subsidiaries, including the operating partnership, by affiliates of Morgan Stanley Real Estate pursuant to the merger agreement. Once the company merger and the merger agreement have been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, the company will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity. Immediately after the company merger, Moon Acquisition Limited Partnership will merge with and into the operating partnership, with the operating partnership surviving the operating partnership merger and continuing to exist as a subsidiary of REIT Merger Sub. For additional information about the mergers, please review the merger agreement attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement.
Q: As a common shareholder of Crescent, what will I receive as a result of the company merger?
A: In exchange for each outstanding common share that you own immediately prior to the merger effective time, you will receive the common share merger consideration, which is an amount equal to $22.80 in cash, without interest. The amount of the common share merger consideration will only be adjusted to the extent that we are required to make distributions for certain tax purposes prior to the merger effective time.
Q: Will I receive any regular quarterly dividends with respect to the common shares that I own?
A: No. Under the terms of the merger agreement, we may not declare or pay any other dividends to you without the prior written consent of Moon Parent other than as may be required to maintain our qualification as a REIT and avoid certain company-level taxes. We do not anticipate making any further distributions to maintain our qualification as a REIT as a result of the receipt of the common share merger consideration by our common shareholders being able to qualify as a distribution for such purposes.
Q: Why are no regular quarterly dividends being paid?
A: Dividends paid year-to-date by us, combined with the payment of the common share merger consideration, are anticipated to exceed the minimum required distributions to maintain our qualification as a REIT.
Q: When do you expect the mergers to be completed?
A: We are working toward completing the mergers as quickly as possible, and we anticipate that the mergers will be completed in the third quarter of 2007. In order to complete the company merger, we must obtain the requisite shareholder approval of the company merger and satisfy, or have waived, the other closing conditions under the merger agreement. The operating partnership merger does not require the approval of any of our common shareholders.
Q: Who is soliciting my proxy?
A: This proxy is being solicited by our board of trust managers.
Q: What vote of common shareholders is required to approve the company merger and the merger agreement?
A: Approval of the proposal to approve the merger agreement and consummate the company merger requires the affirmative vote of the holders of at least two-thirds of the outstanding common shares entitled to vote on the matter at the special meeting. Because the required vote is based on the number of votes entitled to be cast in person or by proxy rather than on the number of votes cast in person or by proxy, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the proposal to approve the merger agreement and the company merger. The operating partnership merger does not require the approval of any of our shareholders.
Q: If the company merger is completed, when can I expect to receive the common shares merger consideration for my common shares?
A: Promptly after the completion of the company merger, you will receive a letter of transmittal describing how you may exchange your common shares for the common share merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.
Q: When and where is the special meeting?
A: The special meeting of shareholders will take place on ___at 10:00 a.m., Central Daylight Saving Time, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas.
Q: Who can vote and attend the special meeting?
A: All of our common shareholders of record as of the close of business on ___, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting and are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Each common share entitles you to one vote on each matter properly brought before the special meeting. The vote of the holders of our Series A and Series B preferred shareholders is not required to approve the company merger or the merger agreement and is not being solicited.
Q: How does the common share merger consideration compare to the market price of the common shares?
A: The cash consideration of $22.80 for each of our common shares represents an approximate 8.8% premium to the closing price of our common shares on May 21, 2007, the last trading day before we received Greenhill’s oral opinion with respect to the fairness of the mergers, an approximate 12.2% premium to the average closing price of our common shares for the 30-day period ended May 21, 2007, an approximate 12.2% premium to the average closing price of our common shares for the 60-day period ended May 21, 2007, and an approximate 11.2% premium to the average closing price of our common shares for the 90-day period ended May 21, 2007.
Q: How does our board of trust managers recommend that I vote?
A: Our board of trust managers (subject to the recusal of two trust managers) recommends that our common shareholders vote in favor of the proposal to approve the merger agreement and the company merger. In making this determination, John C. Goff, our Chief Executive Officer and Vice Chairman of our board of trust managers, and Dennis H. Alberts, our President and Chief Operating Officer, recused themselves.

Q: Do any of the company’s executive officers and trust managers or any other person have any interest in the mergers that is different than mine?
A: Yes. Our trust managers and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the consideration that they would receive with respect to their options to purchase our common shares, options to purchase partnership units, and restricted units in connection with the mergers. Further, under certain circumstances, our executive officers will be entitled to certain severance payments and benefits following the closing of the mergers. Please see “The Mergers — Interests of Our Trust Managers and Executive Officers” on page 38 for additional information about possible interests that our trust managers and executive officers may have in the mergers that are different than yours.
Q: How do I cast my vote?
A: If you are a common shareholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for Internet proxy authorization.
Q: How do I cast my vote if my common shares are held of record in “street name”?
A: If you hold your common shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.
Q: What will happen if I abstain from voting or fail to vote?
A: If you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to approve the merger agreement and the company merger.
Q: How will proxy holders vote my shares?
A: If you properly submit a proxy prior to the special meeting, your common shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your common shares will be voted “FOR” the proposal to approve the merger agreement and the company merger.
Q: What happens if I sell my shares before the special meeting?
A: If you held your common shares on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common share merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the company merger becomes effective.
Q: Can I change my vote after I have mailed my proxy card?
A: Yes. If you own our common shares as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date, submitting voting instructions again by Internet, or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q: Is the company merger expected to be taxable to me?
A: Yes. The receipt of the common share merger consideration for each common share pursuant to the company merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common share merger consideration received in exchange for our common shares and your adjusted tax basis in our common shares. In addition, under certain circumstances, we may be required to withhold a portion of your common share merger consideration under applicable tax laws. You should read “The Mergers — Material United States Federal Income Tax Consequences” on page 44 for a more complete discussion of the U.S. federal income tax consequences. Tax matters can be complicated, and the tax consequences of the company merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the company merger to you.
Q: Should I send in my share certificates now?
A: No. Shortly after the company merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the common share merger consideration. You should use the letter of transmittal to exchange share certificates for the common share merger consideration to which you are entitled. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.
Q: What rights do I have if I oppose the company merger?
A: If you are a common shareholder of record, you can vote against the company merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by submitting voting instructions against the proposal to approve the merger agreement and the company merger by Internet or voting against the proposal to approve the merger agreement and the company merger in person at the special meeting. If you hold your shares in “street name,” you can vote against the company merger in accordance with the voting instructions provided to you by the record holder of your shares. Subject to certain conditions, you are entitled to dissenters’ rights under Texas law. Please see “Dissenters’ Rights of Appraisal” on page 73.
Q: What will happen to the common shares that I currently own after completion of the company merger?
A: Following the completion of the company merger, your shares will be canceled and will represent only the right to receive your portion of the common share merger consideration. Trading in our common shares on the New York Stock Exchange will cease. Price quotations for our common shares will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission (the “SEC”).
Q: Have any shareholders already agreed to approve the company merger or the operating partnership merger?
A: Yes. The Chairman of our board of trust managers, Richard E. Rainwater, who directly, indirectly or beneficially owns or controls, as of April 25, 2007, 5,173,949 common shares (other than those issuable upon conversion of partnership units) and 5,723,667 partnership units, has entered into an agreement with Moon Parent and REIT Merger Sub in which he has agreed to vote the common shares that he is entitled to vote in his capacity as the beneficial holder of such shares in favor of the proposal to approve the merger agreement and the company merger. Similarly, we and Crescent Real Estate Equities, Ltd., the sole general partner of the operating partnership, have entered into an agreement with Moon Parent, REIT Merger Sub and Partnership Merger Sub pursuant to which we and Crescent Real Estate Equities, Ltd. have agreed to vote all of our interests in the operating partnership in favor of the proposal to approve the merger agreement approve the operating partnership merger. In addition, our executive officers and trust managers have informed us that they intend to vote our common shares that they beneficially own in favor of the proposal to approve the merger agreement and the company merger.

Q: Where can I find more information about the company?
A: We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.crescent.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 75.
Q: Who will solicit and pay the cost of soliciting proxies?
A: We will bear the cost of soliciting proxies for the special meeting. Our board of trust managers is soliciting your proxy on our behalf. Our officers, trust managers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay up to $30,000, plus reimbursement of out-of-pocket expenses, to MacKenzie Partners, Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.
Q: Who can help answer my other questions?
A: If you have more questions about the special meeting, the mergers or authorizing your proxy, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., as follows:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
1-800-322-2885 or call collect to 212-929-5500
If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the mergers on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
     Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
     Factors which could have a material adverse effect on our operations and future prospects or the completion of the mergers include, but are not limited to:
•	the satisfaction of the conditions to consummate the company merger, including the receipt of the required shareholder and regulatory approvals;

•	the satisfaction of the conditions to consummate the operating partnership merger, including the receipt of the required consent of the limited partners and regulatory approvals;

•	the availability of Moon Parent’s financing required to complete the mergers;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the mergers to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the mergers and the actual terms of certain financings that will need to be obtained for the mergers;

•	the outcome of the legal proceedings that have been or may be instituted against us and others following announcement of our entering into the merger agreement;

•	the impact of substantial indebtedness that will need to be incurred to finance the consummation of the mergers;

•	risks that the proposed transaction disrupts current plans and operations including potential difficulties in employee retention;

•	our exclusive remedy against Moon Parent, REIT Merger Sub and Partnership Merger Sub with respect to any breach of the merger agreement is to seek damages up to the amount of $300 million, which may not be adequate to cover our damages;

•	the effect of the announcement of the proposed mergers on our customer relationships, operating results and business generally;

•	actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	any change in market conditions that would impair our ability to complete our previously announced strategic plan;

•	our geographic market concentration may cause our overall operating results to be less favorable than operating results in the strongest markets;

•	general economic and market conditions, particularly as they affect the real estate market;

•	our ability to maintain our status as a REIT for federal and state income tax purposes; and

•	the effect of war, terrorism or catastrophic events.
     These risks and uncertainties, along with the risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of our or the operating partnership’s SEC filings, including our and the operating partnership’s most recent filings on Forms 10-Q and 10-K, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.
     All information contained in this proxy statement concerning Moon Parent and its subsidiaries or the financing arrangements related to the mergers has been supplied by Moon Parent, REIT Merger Sub and Partnership Merger Sub and has not been independently verified by us.
THE PARTIES TO THE MERGERS
Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
     We operate as a real estate investment trust, or REIT, for federal income tax purposes and provide management, leasing and development services for some of our properties. Through our subsidiaries and joint ventures, we own and manage a portfolio of 68 premier office buildings totaling 27 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Austin, Denver, Miami, and Las Vegas. We also hold investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; in destination resorts such as Fairmont Sonoma Mission Inn® Sonoma, CA; in a wellness lifestyle leader, Canyon Ranch®; and in AmeriCold Realty Trust, a temperature-controlled logistics company. Additional information about us is available on our website at http://www.crescent.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common shares are listed on the New York Stock Exchange under the symbol “CEI.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 75.
Crescent Real Estate Equities Limited Partnership
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
     The operating partnership is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries of the operating partnership, substantially all of our assets.
Moon Acquisition Holdings LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000

     Moon Acquisition Holdings LLC, which we refer to as Moon Parent, is a Delaware limited liability company formed in connection with the mergers by affiliates of Morgan Stanley Real Estate.
     Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $121.5 billion of real estate assets worldwide and currently manages $55.6 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated approximately $35.5 billion in commercial mortgages in 2006. Morgan Stanley (NYSE: MS) is a global financial services firm and a market leader in securities, investment management, and credit services.
Moon Acquisition LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000
     Moon Acquisition LLC, which we refer to as REIT Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of Moon Parent. REIT Merger Sub was formed in connection with the mergers by Moon Parent.
Moon Acquisition Limited Partnership
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
(212) 761-4000
     Moon Acquisition Limited Partnership, which we refer to as Partnership Merger Sub, is a Delaware limited partnership and a subsidiary of REIT Merger Sub. Partnership Merger Sub was formed in connection with the mergers by Moon Parent.
THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
     This proxy statement is being furnished to our common shareholders in connection with the solicitation of proxies from our common shareholders by our board of trust managers for use at a special meeting to be held on                     , at                     , Central Daylight Saving Time. The special meeting will take place at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the merger agreement and the company merger of Crescent Real Estate Equities Company with and into REIT Merger Sub with REIT Merger Sub surviving the company merger, and to transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our common shareholders must approve the merger agreement and the company merger. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum
     All holders of record of our common shares and our Series A and Series B preferred shares as of the close of business on the record date, which is                     , 2007, are entitled to receive notice of the special meeting. However, only our common shareholders at the close of business on the record date are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were                      common shares outstanding.
     The holders of a majority of our common shares that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any of our common shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Common shares held by shareholders present at the meeting in person who do not vote and ballots marked “abstain,” “against” or “withhold authority” will be counted as present at the meeting for quorum purposes. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present with respect to such matter. Under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the company merger or the merger agreement.
Required Vote
     Completion of the mergers requires approval of the proposal to approve the merger agreement and the company merger by the affirmative vote of the holders of at least two-thirds of the outstanding common shares entitled to vote on the matter at the special meeting. Each common share that was outstanding on the record date entitles the holder to cast one vote at the special meeting.
     Record holders may vote or cause their shares to be voted using one of the following methods:
•	mark, sign, date and return the enclosed proxy card by mail; or

•	authorize your proxy or submit voting instructions by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.
     Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your common shares as described above as promptly as possible.
     If you own common shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your common shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or nominee who can give you directions on how to vote your common shares.
Voting by our Trust Managers and Executive Officers
     As of the record date, our executive officers and trust managers beneficially owned an aggregate of approximately                      common shares, entitling them to exercise in the aggregate approximately                     % of the voting power of common shares entitled to vote at the special meeting. Our executive officers and trust managers have informed us that they intend to vote their common shares in favor of the proposal to approve the company merger and the merger agreement.

Voting Agreements
     The Chairman of our board of trust managers, Richard E. Rainwater, who directly, indirectly or beneficially owns or controls, as of April 25, 2007, 5,173,949 common shares (other than those issuable upon conversion of partnership units) and 5,723,667 partnership units, has entered into an agreement with Moon Parent and REIT Merger Sub in which he has agreed to vote the common shares that he is entitled to vote in his capacity as the beneficial holder of such shares in favor of the proposal to approve the merger agreement and the company merger. Similarly, we and Crescent Real Estate Equities, Ltd., the sole general partner of the operating partnership, have entered into an agreement with Moon Parent, REIT Merger Sub and Partnership Merger Sub pursuant to which we and Crescent Real Estate Equities, Ltd. have agreed to vote all of our interests in the operating partnership in favor of the proposal to approve the merger agreement and the operating partnership merger.
Proxies and Revocation
     If you authorize a proxy, your common shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the proposal to approve the merger agreement and the company merger.
     If you are a record holder of common shares, you may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:
•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at 777 Main Street, Suite 2100, Fort Worth, Texas 76102; or

•	by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy or submitting voting instructions by Internet at a date after the date of the previously authorized proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.
     Attendance at the special meeting will not, in itself, constitute revocation of a previously authorized proxy.
     If you own our common shares in “street name,” you may revoke or change a previously authorized proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of our common shares.
     We do not expect that any matter other than (i) the proposal to approve the merger agreement and the company merger and (ii) to consider and vote on any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting, including adjournments and postponements for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
     We will pay the costs of soliciting proxies for the special meeting. Our officers, trust managers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding our common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies, and will pay up to $30,000, plus reimbursement of out-of-pocket expenses, to MacKenzie Partners, Inc. for its services. In addition, our arrangement with MacKenzie Partners, Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes to approve the merger agreement and the company merger at the special meeting of shareholders. Any adjournments or postponements may be made without notice, other than by an announcement at the special meeting, by approval of the holders of a majority of the votes cast on the matter at the special meeting, whether or not a quorum exists. If no instructions are indicated on your signed proxy card, your shares will be voted in favor of an adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.
THE MERGERS
General Description of the Mergers
     Under the terms of the merger agreement, certain funds managed by Morgan Stanley Real Estate will indirectly acquire us and our subsidiaries, including the operating partnership, through their ownership of Moon Parent. To accomplish this, the following transactions will occur:
•	On the closing date of the mergers, we will be merged with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity following the company merger and our common shares issued and outstanding immediately prior to the company merger effective time and not subject to dissenters’ rights (other than shares held by us or our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made, and shares held by properly dissenting shareholders) will automatically be canceled and converted into the right to receive cash, without interest, equal to $22.80 per common share, reduced by the per share amount, if any, distributed to holders of our common shares relating to distributions we make that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the U.S. Internal Revenue Code of 1986, as amended;

•	Immediately following the company merger, Partnership Merger Sub will merge with and into the operating partnership with the operating partnership surviving and each limited partnership unit of the operating partnership (other than units held by Crescent affiliates or restricted units) will receive cash, without interest, equal to $45.60 per unit (assuming we do not make any distributions that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition certain U.S. federal tax), which is the product of (A) the common share merger consideration multiplied by (B) two;

•	Any unexercised and unexpired option to purchase common shares issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, REIT Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of common shares issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the common share merger consideration over the exercise price per common share, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax;

•	Any unexercised and unexpired option to purchase partnership units issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of partnership units issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the operating partnership merger consideration over the exercise price per partnership unit, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax;
•	Other than certain restricted unit awards forfeited prior to the company merger effective time, any unpaid and unexpired restricted unit award held immediately prior to the company merger effective time (regardless of whether it is vested at that time) will, at the operating partnership merger effective time, be canceled upon the surrender of the agreement representing the restricted unit award (or a reasonably satisfactory affidavit of lost agreement), together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount, without interest, per restricted unit equal to the operating partnership merger consideration, plus accrued and unpaid dividends; and

•	Prior to the company merger effective time, each of the Series A and Series B preferred shares issued and outstanding will be redeemed by us for cash pursuant to the terms of such securities; to the extent such redemptions do not occur, the Series A preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the greater of (A) the redemption price per share specified in our charter documents and (B) the common share merger consideration on an as-converted basis pursuant to the terms of our charter documents, and the Series B preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the redemption price per share specified in our charter documents.
     After completion of the redemptions and the consummation of the mergers, REIT Merger Sub will own all of the equity interests previously owned by us in the operating partnership and other subsidiaries, including Crescent Real Estate Equities, Ltd.’s general partnership interest and our approximately 81% limited partnership interest in the operating partnership.
     This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
Background of the Mergers
     In late 2005, our board of trust managers began to consider whether we could enhance shareholder value by taking advantage of abundant private acquisition capital and historically high real estate values in many of our markets by selling our office and hotel properties. Our board of trust managers considered the advice of management and Lehman Brothers Inc. (“Lehman”) and decided to explore the possibility of effecting a strategic recapitalization of the Company. The central elements of this plan involved the selling of our office properties and our resort and hotel properties in separate portfolio transactions and thereafter recapitalizing and transitioning Crescent into a C-corporation to focus on and pursue the lifestyle and wellness business associated with its resort residential development and Canyon Ranch businesses.
     With the assistance of Lehman, we conducted a targeted and confidential sales process for our office portfolio beginning in early 2006, which was to be followed by a similar sales process for our resort and hotel portfolio. In connection with the potential office portfolio sale, we executed confidentiality agreements with a number of prospective purchasers, including Morgan Stanley Real Estate. The office portfolio sales process yielded two offers to acquire the entire portfolio of office properties, as well as offers for certain components of the portfolio. Neither of the portfolio offers was at a price that our board of trust managers believed, after consultation with Lehman, was reflective of the aggregate market value of our office properties if sold individually. As a result, our board of trust managers determined not to proceed with the prospective office portfolio bidders and elected instead to pursue marketing the properties and addressing the offers for components separately through sales of smaller portfolios and individual assets.

     We also undertook a sales process for our resort and hotel properties portfolio beginning in May 2006. We executed confidentiality agreements with a number of prospective purchasers of the properties. The sales process yielded two offers to acquire the portfolio of resort and hotel properties at prices reasonably acceptable to our board of trust managers. We negotiated a sales contract with one of the prospective purchasers, who eventually determined not to move forward on its initially indicated price. We then entered into negotiations with the second prospective purchaser.
     Contemporaneously with the office and resort and hotel marketing efforts, our board of trust managers authorized our management to determine if there were any investors with an interest in participating in the contemplated recapitalization of the remaining assets of the company into a publicly traded C-corporation. During the spring of 2006, our representatives informally discussed possible C-corporation recapitalization transactions with several potential counterparties, including Morgan Stanley Real Estate. Although these discussions did not generate acceptable pricing or terms for the C-corporation recapitalization component of the strategic recapitalization plan for the Company, during the spring and early summer of 2006 several of these counterparties did express an interest in exploring the possibility of acquiring the company. However, except as described below, none of these parties made a formal offer to us.
     By August 2006, these discussions resulted in a formal offer from an investment group to purchase all of our assets other than our office and hotel assets, with the expectation that we would then liquidate our office, resort and hotel assets as part of the continuing sales activities described above. As a part of its offer (the “August Offer”), the investment group required the continued participation of, and a significant equity investment from, senior management. In addition, an affiliate of Morgan Stanley had agreed to provide certain senior subordinated debt as a part of the financing of the August Offer being arranged by the investment group. After receipt of the August Offer, we suspended our negotiations with the second bidder from the sales process for our resort and hotel portfolio and any sales efforts on the office portfolio.
     In contemplation of receiving the August Offer, our board of trust managers formed a special committee of independent trust managers composed of Paul E. Rowsey, III, Anthony M. Frank, William F. Quinn and Terry N. Worrell (the “Special Committee”) to represent our public shareholders in considering the offer as well as alternative transactions. The Special Committee hired Greenhill & Co., LLC (“Greenhill”) as its financial adviser and Carrington, Coleman, Sloman & Blumenthal, L.L.P. as its legal counsel. During the fall of 2006 the Special Committee considered the August Offer and, on October 23, 2006, formally rejected the August Offer due to execution and structuring risks associated with that offer.
     On November 7, 2006, we announced that “[d]uring 2006, the Company has conducted an extensive review of its strategic alternatives,” that we had received the August Offer, that our board had “established a special committee of independent trust managers to assist in its consideration of strategic alternatives and to respond to the [August Offer],” that we had rejected the August Offer and that we were continuing to review our strategic alternatives.
     From November 2006 to February 2007, management and our board of trust managers continued to analyze the prospects for our various assets and business lines in light of the evolving market conditions and the results of our strategic process to date. In early 2007, our board of trust managers decided to implement a new strategic plan (the “Plan”) which was designed to simplify our business model in order to become a pure-play office REIT. We announced the Plan on March 1, 2007. Under the Plan, we intended to (i) sell our resort and hotel properties, our resort residential developments, virtually all of our suburban Dallas office properties, all of our Austin office properties and our single office properties in Phoenix, Arizona, and Seattle, Washington, (ii) reduce our general and administrative expenses, (iii) retire debt and (iv) consider alternatives for our investment in Canyon Ranch in conjunction with the founders of Canyon Ranch.
     Since March 1, we have been engaged in implementing the Plan. As of today, we have made the following progress with implementing the Plan:
•	sold our resort and hotel portfolio other than the Fairmont Sonoma Mission Inn, which is under contract to be sold;

•	sold our property in Seattle, Washington, and an office property under development and another office property in Austin, Texas;

•	placed our portfolio of selected Dallas office properties under contract;

•	contracted for the sale of our remaining Austin office properties and our Phoenix office property;

•	commenced the initial marketing process for our resort residential development investments, which we have suspended as a result of our entry into the merger agreement; and

•	commenced our reduction of general and administrative expenses.
     During late 2006 and early 2007, representatives of a number of companies, including Morgan Stanley Real Estate and another party (the “Other Party”), had indicated an interest to our management and Greenhill regarding the possibility of acquiring us. With the exception of the contacts described below with Morgan Stanley Real Estate and the Other Party, none of these discussions led to any proposals by any of the parties.
     On March 6, 2007, representatives of Morgan Stanley Real Estate contacted our management to express a preliminary interest in acquiring us. Management discussed this interest with our chairman of the board, our lead independent director, the chairman of the Special Committee and Greenhill. Based on those discussions, we and Greenhill indicated to Morgan Stanley Real Estate that our board of trust managers would entertain offers for our entire business. No details regarding any potential transaction were discussed.
     Also during March 2007, our board of trust managers authorized management and Greenhill to work with the founders of Canyon Ranch to evaluate a variety of options for that business, including a possible sale of our interest to the founders and a joint sale of all of the Canyon Ranch businesses. This process has been suspended as a result of our entry into the merger agreement.
     On March 9, 2007, Morgan Stanley Real Estate delivered a letter (the “March 9 Letter”) to us indicating its interest in purchasing us for a price of between $22.50 and $23.00 per share, subject to due diligence. Morgan Stanley Real Estate indicated that it was a sophisticated, experienced and capable purchaser of companies like us and that its bid did not contemplate the participation of our management. It also indicated that its offer was subject to two to three weeks of customary due diligence. The offer also recognized that a potential transaction may have important tax and structuring considerations, which referred primarily to its desire to purchase assets, its concern regarding possible tax liabilities, and its requirement that we suspend further dividend payments.
     On March 10, 2007, our board of trust managers held a special meeting to discuss the progress of our implementation of the Plan and the March 9 Letter. At that meeting our board of trust managers created a working group composed of members of our board of trust managers, our management and our advisors to develop and recommend a response to the March 9 Letter. Our board of trust managers determined that it was appropriate for our management to work with the board in connection with the March 9 Letter since the letter did not contemplate management’s participation in the transaction.
     On March 12, 2007, our board of trust managers held a special meeting to consider approval of the resort and hotel portfolio sale contract and to hear and consider the working group’s recommendation for responding to the March 9 Letter. At that meeting our board of trust managers approved the resort and hotel portfolio sale contract, authorized the retention of Greenhill to represent us in connection with the Morgan Stanley Real Estate proposal and authorized the working group to engage in discussions with Morgan Stanley Real Estate regarding a possible acquisition of us.
     On March 14, 2007, we entered into an engagement letter with Greenhill regarding its representation of us. Greenhill met with Morgan Stanley Real Estate and conveyed that our board of trust managers believed the offer contained in the March 9 Letter was inadequate, but indicated that our board of trust managers would be willing to consider an offer in excess of $24 per share for us and that our board of trust managers believed that any offer would require a fiduciary-out provision with a low break-up fee in order to permit a realistic opportunity for other bidders to make offers for us following announcement of a transaction. At that meeting, Morgan Stanley Real Estate indicated that it would need to obtain a step-up in tax basis in our assets and that it would need to consider the cost and structuring implications associated with obtaining the basis step-up.
     Between March 14 and March 24, 2007, Morgan Stanley Real Estate was provided with limited confidential information relating to us, under the terms of a pre-existing confidentiality agreement. Additionally, our representatives and Morgan Stanley Real Estate had informal discussions in which we reiterated our concerns with the price offered in the March 9 Letter and the need for an ability to entertain other offers. Morgan Stanley Real Estate indicated that our assets did not support a valuation of over $24 per share and disagreed with our assessment of the appropriate size of a break-up fee in connection with the board’s fiduciary out provision (i.e., that provision in the deal that would allow our board to accept a higher price for the company) because the proposed transaction was not a management buy-out and because the Company had been actively entertaining offers for parts or all of the company since the end of 2005. Though there was a difference between the parties in values and other terms, each party believed that the other was sufficiently interested in a transaction to engage in a serious exploration of a transaction.
     On March 24, 2007, we entered into a confidentiality agreement with Morgan Stanley Real Estate pursuant to which, among other things, we agreed to negotiate exclusively with Morgan Stanley Real Estate until April 9, 2007, which period would automatically extend until April 16, 2007 if we did not terminate the exclusivity period.
     Between March 24, 2007 and April 9, 2007, Morgan Stanley Real Estate conducted extensive due diligence. During this time, our representatives, Greenhill and our other advisors participated in numerous meetings and telephone conversations during which information was conveyed to Morgan Stanley Real Estate.
     On April 10, 2007, Morgan Stanley Real Estate delivered a letter to our board of trust managers (the “April 10 Letter”) offering to purchase us for $22.75 per common share (based on a share count of 128.2 million). The April 10 Letter contemplated that any further declared dividends would be considered a deduction from the proposed purchase price. The offer was not contingent on receipt of financing and contemplated a deal protection and fiduciary out structure similar to a recent Morgan Stanley Real Estate acquisition which provided for a break-up fee of approximately 3% of equity value, among other items.
     On April 10, 2007, our board of trust managers met to discuss the April 10 Letter. At that meeting our board of trust managers discussed the offer contained in the April 10 Letter, including the deal protection mechanisms and dividend restrictions included in the offer. Our board of trust managers also discussed the asset valuations likely underlying the proposal as well as the progress we had made at executing our Plan and the various execution risks inherent in fully executing the Plan. Specifically, our board of trust managers considered execution risks inherent in selling our interests in joint venture arrangements, such as our resort residential development and Canyon Ranch business, which involve complex ownership and control structures and long-standing personal relationships with the joint venture partners.
     On April 16, 2007, our board of trust managers declared our expected first quarter dividend of $0.375 per common share. This dividend was paid on May 15, 2007 to common shareholders of record on April 30, 2007.
     On April 19, 2007, our board of trust managers met to discuss the status of the discussions with Morgan Stanley Real Estate. Our board of trust managers discussed the status of our hotel and office sale processes, as well as the prospects for the marketing and sale of the resort residential business, which was expected to commence soon. Our board of trust managers then received a presentation from Greenhill relating to the valuation of the company and trading multiples for the company as a whole and the company after complete implementation of the Plan. Our board of trust managers also discussed our management’s views on valuation of different assets. Our board of trust managers discussed the long-term prospects for the value of the company, as well as the importance of the fiduciary-out provisions in any transaction with a prospective purchaser. Pillsbury Winthrop Shaw Pittman LLP, company counsel, also advised our board of trust managers on its fiduciary duties in the context of the offer made in the April 10 Letter and the likely process if our board of trust managers elected to negotiate a transaction with Morgan Stanley Real Estate.
     Based on the April 19, 2007 board deliberations and at the direction of our board of trust managers, the working group requested that Greenhill deliver a counterproposal of $23.25 per common share with payment of the $0.375 per share dividend declared on April 16, 2007 not deducted, but with no future payment of dividends, and a fiduciary out provision that included a break-up fee equal to 1% of equity value for 45 days, which would increase to 3% thereafter. Greenhill delivered the offer to Morgan Stanley Real Estate on April 22, 2007.
     Also on April 19, 2007, certain members of our management met with representatives of the Other Party and its investment banker. At that meeting, the representatives indicated that the Other Party had access to unspecified sources of equity capital and debt financing that would permit it to make an offer to acquire us. On April 24, 2007, we received a letter from the Other Party offering to acquire us for $24 per common share (the “April 24 Letter”). The April 24 Letter contemplated, among other things, that we and the Other Party would enter into a preliminary agreement, after which the Other Party would conduct due diligence. If at the end of the due diligence period, the Other Party was willing to execute a definitive purchase agreement on the terms outlined in the preliminary agreement and, if we were unwilling to do so, we would owe the Other Party an unspecified break-up fee. Our board of trust managers authorized Greenhill to meet with the Other Party to discuss the April 24 Letter and attempt to ascertain if the Other Party had access to the necessary equity and debt to finance the offer represented in the April 24 Letter.
     On April 26, 2007, our board of trust managers met to discuss and approve the sales of its portfolios of suburban Dallas and Austin office properties. At the meeting our board of trust managers also discussed the status of the discussions with Morgan Stanley Real Estate. As of the time of that meeting, we had not received a response from Morgan Stanley Real Estate to the offer delivered by Greenhill on April 22.
     After our board of trust managers meeting on April 26, Morgan Stanley Real Estate contacted Greenhill to indicate that it would change its offer to $22.75 per common share, with no deduction for the dividend declared by us on April 16, 2007, no further dividend payments, and a reduced break-up fee of $0.50 per common share (or approximately 2.2% of equity value). Members of the working group discussed the Morgan Stanley Real Estate offer and determined to counter with a price of $23 per share and a break-up fee of 1.5% of equity value for the first 45 days, rising to 3% thereafter. Morgan Stanley Real Estate declined to accept the counteroffer. On April 27, 2007, our board of trust managers met, and Greenhill described these discussions.
     On May 1, 2007, our board of trust managers met to discuss the status of the discussions with Morgan Stanley Real Estate. At the meeting our board of trust managers discussed the course of negotiations with Morgan Stanley Real Estate in detail. Our board of trust managers determined to defer the question of whether to continue discussions with Morgan Stanley Real Estate to a meeting to be held in the following few days.
     On May 2, 2007, Greenhill met with representatives of the Other Party and its financial backer. At that meeting Greenhill indicated that the Other Party would need to demonstrate the availability of equity and debt financing in order for us to consider further discussions with the Other Party. Our board of trust managers considered the Other Party’s position in the marketplace and its lack of equity as a deterrent to entering into further discussions with the Other Party. On May 8, 2007, the Other Party contacted Greenhill and stated that the Other Party was not interested in pursuing a transaction with us due to complications concerning our joint venture holdings, difficulty obtaining financing, uncertainty regarding tax structuring, and concern over transaction-related costs.
     On May 7, 2007, our board of trust managers met to continue deliberations relating to the discussions with Morgan Stanley Real Estate. At the beginning of the meeting, John C. Goff, our Chief Executive Officer and Vice Chairman of our board of trust managers, and Dennis H. Alberts, our President and Chief Operating Officer, offered of their own volition to waive the vesting of and to forfeit, for the benefit of the shareholders, the portions of their respective restricted stock awards that were designated for vesting when the share price targets of $25.50 and $27.00 were hit and that would have vested in connection with an acquisition of the company by Morgan Stanley Real Estate. They explained that the proposed forfeitures, the value of which totaled approximately $10.3 million, were intended to be for the benefit of the shareholders. Thereafter, our board of trust managers received a presentation from Greenhill describing the Morgan Stanley Real Estate offer. Our board of trust managers discussed the alternatives available to us in light of the offer received from Morgan Stanley Real Estate, including continuing to implement the Plan, accepting the offer from Morgan Stanley Real Estate, or conducting a more formal sale process for our business. Our board of trust managers considered the valuation information provided by Greenhill as well as net asset value information provided by our management. In addition, our board of trust managers considered the execution risks inherent in the Plan. Based on these considerations, our board of trust managers decided to authorize the working group to negotiate with Morgan Stanley Real Estate to attempt to reach a definitive agreement for the acquisition of us at a price of $22.75 per common share (plus the value of the forfeitures by Messrs. Goff and Alberts described above), with no right to pay future dividends, and a fiduciary out provision that included a break-up fee of $0.50 per share (approximately 2.2% of equity value). The forfeitures, which were accepted by our board of trust managers on May 21, 2007, are applicable to the mergers or any other transaction our board of trust managers determines to accept in lieu of the mergers.
     On May 9, 2007, we and Morgan Stanley Real Estate entered into an exclusivity agreement pursuant to which both of us agreed to negotiate exclusively with the other until 12:00 p.m., Central Daylight Saving Time, on May 19, 2007.
     From May 10 through May 22, 2007, our representatives and Morgan Stanley Real Estate engaged in an intensive due diligence process and negotiated a definitive merger agreement. The merger agreement negotiations addressed, among other areas, the scope of the fiduciary protections to be included in the agreement, the guarantees to be given by affiliates of Morgan Stanley Real Estate, the scope of the limitations on our business activities between execution and the closing of the mergers, the conditions to each party’s obligations to close the mergers and each party’s rights to terminate the merger agreement, the nature and breadth of the representations and warranties to be made by us and the terms of severance to be provided to any of our employees terminated in connection with the mergers. During this period, the parties also continued to negotiate the price per share to be paid by Morgan Stanley Real Estate in connection with the mergers. The final purchase price of $22.80 per common share was agreed based on the $22.75 per share price offered by Morgan Stanley Real Estate, and a proportional increase to such price to reflect the value of the equity award forfeitures by Messrs. Goff and Alberts that was partially offset by additional costs of the transaction identified by Morgan Stanley Real Estate.
     On May 20, 2007 and continuing to May 21, our board of trust managers met twice to consider the merger agreement and the transactions contemplated by the merger agreement. At those meetings members of the working group briefed our board of trust managers on the content of the merger agreement and the few remaining open issues on the merger agreement. Greenhill made a presentation to the board of trust managers and provided its oral advice that the consideration to be received by our common shareholders pursuant to the merger agreement was fair to our common shareholders from a financial point of view. The board of trust managers considered the merger agreement and the transactions contemplated by the merger agreement, Greenhill’s advice as to the fairness of the merger consideration, the execution risks associated with the Plan, the future prospects for shareholders to realize value from implementation of the Plan, and other factors discussed below under “—Reasons for the Merger.” Based on these deliberations, the board of trust managers accepted the recommendation of the working group and approved the mergers and the merger agreement, subject to appropriate resolution of the remaining open issues on the merger agreement.
     On May 21, 2007, consistent with their offers made on May 7, Messrs. Goff and Alberts waived the vesting of and agreed to forfeit, for the benefit of the shareholders, the portions of their respective restricted stock awards that were designated for vesting when the share price targets of $25.50 and $27.00 were hit and that would have vested in connection with the mergers.
     On May 21 and 22, 2007, the parties resolved the remaining open issues on the merger agreement consistent with the direction and authorization of our board of trust managers.
     The merger agreement was signed on May 22, 2007, and we issued a press release announcing the execution of the merger agreement that evening.
     Certain of the factors considered by our board of trust managers are described in greater detail under the heading “Reasons for the Mergers.”

Reasons for the Mergers
     Our board of trust managers considered both our short-term and long-term interests, as well as those of our shareholders and the holders of units of limited partnership interest in the operating partnership. In particular, our board of trust managers considered the following factors, which in the aggregate it deemed favorable, in reaching its decision to approve the mergers, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger agreement and the company merger to our common shareholders:
•	the current and historical market prices of our common shares, specifically the fact that our common shares traded below management’s net asset value estimates until August 2006, when market rumors of our possible sale apparently began to circulate, and the fact that the cash merger consideration of $22.80 per share represented an approximate 8.8% premium to the closing price of our common shares on May 21, 2007, the last trading day before we received Greenhill’s oral opinion with respect to the fairness of the mergers, an approximate 12.2% premium to the average closing price of our common shares for the 30-day period ended May 21, 2007, an approximate 12.2% premium to the average closing price of our common shares for the 60-day period ended May 21, 2007, and an approximate 11.2% premium to the average closing price of our common shares for the 90-day period ended May 21, 2007;

•	although we had begun to implement the Plan, the mergers provide greater certainty of enhanced value to our shareholders than pursuing the Plan as a result of the risks and uncertainties in implementing the Plan, including the execution risks associated with selling our joint venture investments, and the costs associated with implementing the Plan, including sales costs, debt pre-payment penalties and tax costs that may have been incurred as a result of selling assets held in our taxable REIT subsidiaries;

•	assuming we were able to fully implement our Plan, although we had been successful in the past in implementing our business strategy, the mergers provide greater certainty of enhanced value to our shareholders than pursuing our business strategy of operating a pure-play office REIT as a result of the risks and uncertainties associated with that business, including those associated with changes in general economic conditions, changes in supply or demand for properties, market fluctuations in rental rates, fluctuations in interest rates, and changes in the debt and equity markets;

•	favorable conditions for sale transactions in the real estate markets generally, including prices for real estate assets being extremely high and the number of large portfolio acquisitions and public real estate mergers in recent years occurring at favorable pricing;

•	the high probability that the mergers would be completed based on, among other things, Morgan Stanley Real Estate’s proven ability to complete large acquisition transactions, Morgan Stanley Real Estate’s extensive experience in the real estate industry, the lack of a financing condition, and the $300 million guarantee of Moon Parent’s, REIT Merger Sub’s and Partnership Merger Sub’s obligations under the merger agreement by affiliates of Morgan Stanley Real Estate;

•	the terms and conditions of the merger agreement, which were reviewed by our board of trust managers with our financial and legal advisors, and in particular the fact that such terms were the product of arm’s-length negotiations between the parties with management not participating as equity investors with Morgan Stanley Real Estate and the break-up fee of 2.2% of the equity value of the transaction being below the average break-up fee of several recent transactions identified by Greenhill;

•	the financial analysis of Greenhill, and its oral opinion, which was subsequently confirmed in writing, to our board of trust managers that as of May 21, 2007, and based upon and subject to the factors and assumptions set forth therein, the consideration of $22.80 per common share, in cash, to be received by our common shareholders pursuant to the merger agreement was fair from a financial point of view to such shareholders, and the consideration of $45.60 per partnership unit, in cash, to be received by the holders of partnership units pursuant to the merger agreement was fair from a financial point of view to such holders (see “— Opinion of Our Financial Advisor” on page 31);
•	our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal, and if, after consultation with our financial advisors, the board of trust managers determines in good faith that such acquisition proposal is a superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the board’s duties to our shareholders under applicable law, and Moon Parent chooses not to negotiate improvements to the merger agreement to make it superior, our ability to terminate the merger agreement upon the payment of a termination fee of $64.2 million;

•	the fact that our management team recommended the mergers to our board of trust managers;

•	the fact that the all cash merger consideration will provide our shareholders with immediate fair value, in cash, for their investment in our shares; and

•	the company merger and merger agreement is subject to the approval of our common shareholders.
     Our board of trust managers also considered the following potentially negative factors in its deliberations concerning the merger agreement and the mergers:
•	the company merger would preclude our shareholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common shares or future dividends that could be expected if the Plan were successfully implemented;

•	the significant costs involved in connection with entering into and completing the mergers and the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•	the pending mergers or failure to complete the mergers may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that the $64.2 million termination fee or up to $10 million expense reimbursement payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•	the fact that an all-cash merger would be taxable to our shareholders for U.S. federal income tax purposes;

•	our inability to take action to cause specific performance or require Moon Parent to complete the mergers, and our exclusive remedy for such failure to complete the mergers being to seek damages up to the amount of Morgan Stanley Real Estate affiliates’ $300 million guarantee; and

•	some of our trust managers and executive officers may have interests in the mergers that are different from, or in addition to, Crescent’s shareholders (see “— Interests of Our Trust Managers and Executive Officers” on page 38).
     The foregoing discussion of the factors considered by our board of trust managers is not intended to be exhaustive, but rather includes the material factors considered by our board of trust managers. In reaching its decision to approve the mergers, the merger agreement and the other transactions contemplated by the merger agreement, our board of trust managers did not quantify or assign any relative weights to the factors considered and individual trust managers may have given different weights to different factors. In the event the mergers are not completed for any reason, we expect to continue to pursue the Plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.
Recommendation of Our Board of Trust Managers
     After careful consideration, our board of trust managers has unanimously (subject to the recusal of two trust managers) approved the company merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the company merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Crescent and our shareholders. In making this determination, John C. Goff, our Chief Executive Officer and Vice Chairman of our board of trust managers, and Dennis H. Alberts, our President and Chief Operating Officer, recused themselves. Our board of trust managers (subject to the recusal of two trust managers) recommends that you vote “FOR” the proposal to approve the merger agreement and the company merger.
Opinion of Our Financial Advisor
     On May 21, 2007, Greenhill & Co., LLC, which we refer to as Greenhill, rendered its oral opinion, which was subsequently confirmed in writing, to our board of trust managers that, as of May 21, 2007 and based upon and subject to the factors and assumptions set forth therein, the $22.80 in cash per common share to be received by our common shareholders pursuant to the merger agreement was fair from a financial point of view to such holders.
     The full text of the written opinion of Greenhill, dated May 21, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. The summary of Greenhill’s opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.
     Greenhill provided its opinion for the information and assistance of our board of trust managers in connection with its consideration of the mergers. The Greenhill opinion is not a recommendation as to how any common shareholder should vote with respect to the company merger.
     In connection with rendering the opinion described above, Greenhill reviewed, among other things:
•	the draft of the merger agreement presented to our board of trust managers on May 21, 2007;

•	the guarantees described in “— Guarantees and Remedies”;

•	certain of our publicly available financial statements;

•	certain research analysts’ estimates of our future financial performance;

•	certain other publicly available business and financial information relating to us that Greenhill deemed relevant; and

•	certain information, including financial forecasts and projections and other financial and operating data concerning us, prepared by our management.
     Greenhill also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition, and future prospects of Crescent. In addition, Greenhill reviewed the reported price and trading activity for Crescent common shares, compared certain financial and stock market information for Crescent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office real estate industry specifically and in other real estate industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

     Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of rendering its opinion. In that regard, Greenhill assumed, with the consent of our board of trust managers, that the financial forecasts prepared by our management were reasonably prepared on a basis reflecting our best currently available estimates and good faith judgments as to our future financial performance, and Greenhill relied upon such forecasts in arriving at its opinion. Greenhill expressed no opinion with respect to such forecasts or the assumptions upon which they are based. In addition, Greenhill did not conduct a physical inspection of our properties or facilities, nor did we make any independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) or any of our subsidiaries, nor was any such evaluation or appraisal of our assets or liabilities or any of our subsidiaries furnished to Greenhill. Greenhill’s opinion does not address our underlying business decision to engage in the transaction. Greenhill’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Greenhill as of, May 21, 2007. Subsequent developments may affect Greenhill’s opinion, but it has no obligation to update, revise or reaffirm its opinion.
     The preparation of a fairness opinion is a complex process and is not necessarily suited to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Greenhill’s opinion. In arriving at its fairness determination, Greenhill considered the results of all of its analyses and did not attribute any particular weight to any single factor or analysis considered by it. Rather, Greenhill made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in Greenhill’s analyses as a comparison is directly comparable to us or the contemplated transaction.
     The following is a summary of the material financial analyses delivered by Greenhill to our board of trust managers in connection with rendering the opinion described above, but does not purport to be a complete description of the financial analyses performed by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Greenhill’s financial analyses. We provided Greenhill with 127,694,812 as the number of fully diluted outstanding common shares of Crescent for purposes of this analysis. This number of fully diluted outstanding common shares of Crescent included 102,893,011 outstanding shares, 17,022,346 shares issuable upon conversion of partnership units, 4,813,500 shares issuable upon conversion of Series A and B restricted units net of forfeitures, 664,294 shares issuable pursuant to an exchange agreement with a joint venture partner, and 2,301,661 shares issuable with respect to options to purchase common shares of Crescent (calculated using the treasury method). Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 21, 2007 and is not necessarily indicative of current market conditions.
     Net Asset Value Analysis. Greenhill analyzed our net asset value per share using asset valuations provided by our management, based on our current asset holdings and assuming no discount attributable to the various assets in which we own a joint venture share. Using this information provided by our management, Greenhill calculated an illustrative per diluted share net asset value of the common shares of Crescent equal to between $23.92 and $24.14.
     In addition, Greenhill performed a net asset value analysis on us using net asset valuations provided by the our management, but assuming execution of our strategic plan, announced on March 1, 2007, which contemplated various asset sales and debt prepayments as well as the disposition of our interests in Canyon Ranch. These transactions would have resulted in the incurrence by us of various costs, including transaction costs, debt prepayment penalties, and taxes owed by our taxable REIT subsidiary upon the sale of certain hotel assets and resort residential properties, and potential capital gains taxes due on the sale of other assets. Accordingly, using information provided by our management, Greenhill adjusted the net asset value downward for these costs. Additionally, Greenhill added to the net asset value the projected dividends to be paid to shareholders for the remainder of 2007, representing the estimated cash flows to shareholders during such period. After making such adjustments, and based on information provided by our management, Greenhill estimated our net asset value after costs related to executing our strategic plan at between $22.91 and $23.10 per diluted share.

     Greenhill also noted public research analysts’ estimates of per share net asset value of the common shares of Crescent obtained from BB&T Capital Markets, Bear Stearns, Citigroup, Green Street Advisors, Merrill Lynch, Morgan Stanley, and RBC Capital Markets as of May 21, 2007, ranging from $18.00 to $28.00, with an average estimate of $22.40 and a median estimate of $21.62. A subset of the firms providing estimates of per share net asset value also provided per share target prices for the common shares of Crescent. These firms included BB&T Capital Markets, Bear Stearns, Green Street Advisors, Morgan Stanley, and RBC Capital Markets. Their per share target price ranged from $20.00 to $28.00, with an average target price of $21.93 and a median target price of $20.66.
     In addition to considering the net asset value estimates described above, Greenhill also examined our significant holdings of non-control positions in a number of joint ventures with other parties and their potential adverse impact on valuation. Greenhill believes, in its professional judgment, that as a result of reduced decision and management rights and other structural complexities inherent in these holdings, it is appropriate to consider a minority-discount to the above net asset value estimates with respect to such joint venture holdings. In estimating a reasonable discount to net asset value as a result of these positions, Greenhill reviewed the ownership structures and key terms of selected major joint ventures in which we are a stakeholder and applied a range of minority discounts of between 5% and 10% to our management’s valuation estimates (which on their own did not include any adjustment for minority holdings) for those holdings. This analysis yielded potential discount related to our joint venture holdings of between $81 and $161 million, or approximately $0.63 and $1.26 per diluted share.
     Dividend Discount Analysis. Greenhill calculated illustrative net present value ranges of the common shares of Crescent by using projected dividend payments for Crescent for the five years from 2007 through 2011 and illustrative residual value indications at the end of the year 2011 based on multiples ranging from 16.0x to 18.0x forward (2012) estimated funds from operations (“FFO”) per diluted common share, assuming full implementation of our strategic plan. The projected dividend payments and projected FFO per share were based on information provided by our management to our board of trust managers. The FFO multiple range selected was based on Greenhill’s professional judgment, which included an analysis of the FFO trading multiples of other publicly traded companies which Greenhill considered most relevant to us after implementation of our strategic plan. The comparable companies selected are identified in the following section entitled “Trading Multiple Analysis.” The projected dividend payments and the illustrative residual value indications derived from this analysis were then discounted to an illustrative present value using equity discount rates ranging from 8.25% to 8.75%. This range of discount rates was based on Greenhill’s professional judgment, including an analysis of the cost of equity and weighted average cost of capital for comparable companies. The results of this analysis are summarized below:
Net Present Value Per Share

		Equity Discount Rate
		8.25%	8.50%	8.75%
Terminal	16.0x	$21.41	$21.19	$20.97
Multiple of	17.0x	$22.61	$22.38	$22.14
2012E FFO	18.0x	$23.81	$23.56	$23.32

     Trading Multiple Analysis. Using publicly available information, Greenhill reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the REIT industry:

Alexandria Real Estate Equities Inc.	Kilroy Realty Corp.
BioMed Realty Trust Inc.	Liberty Property Trust
Boston Properties Inc.	Mack-Cali Realty Corp.
Brandywine Realty Trust	Maguire Properties Inc.
Brookfield Properties Corp.	Parkway Properties Inc.
Corporate Office Properties Trust Inc.	PS Business Parks Inc.
Cousins Properties Inc.	Republic Property Trust
Digital Realty Trust Inc.	SL Green Realty Corp.
Douglas Emmett Inc.	Vornado Realty Trust
Highwoods Properties Inc.	Washington REIT
HRPT Properties Trust
Using publicly available information, Greenhill then compared certain financial information, ratios and public market multiples for the following publicly traded companies, which were selected from the list above:
Brandywine Realty Trust
Highwoods Properties Inc.
Liberty Property Trust
Mack-Cali Realty Corp.
Parkway Properties Inc.
PS Business Parks Inc.
     Although none of the selected companies is directly comparable to us, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations based on the industry in which the companies operate, and the property characteristics and asset quality of the companies. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our common shares.
     The multiples and ratios for us and each of the selected companies were calculated using their respective closing prices on May 21, 2007 and were based on the most recent publicly available information at that time.
     Greenhill calculated illustrative implied prices of our common shares by multiplying the SNL Financial Consensus forward estimated FFO per common share for the year 2007 as of May 21, 2007 by a range of multiples from 13.0x to 16.5x. This range of multiples was chosen based upon estimated 2007 FFO multiples per diluted share for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $16.77 to $21.29 per diluted share.
     In addition, Greenhill calculated illustrative implied prices of our common shares by multiplying the SNL Financial Consensus forward estimated adjusted funds from operations (“AFFO”) per common share for the year 2007 as of May 21, 2007 by a range of multiples from 18.0x to 21.5x. This range of multiples was chosen based upon estimated 2007 AFFO multiples per diluted share for the selected comparable companies. This analysis yielded illustrative implied prices for our common shares ranging from $17.82 to $21.29 per diluted share.
     Historical Trading Analysis. Greenhill reviewed the historical trading prices for Crescent common shares for the five-year period ended May 21, 2007. In addition, Greenhill analyzed the relationship between the $22.80 per diluted Crescent common share, in cash, to be received by our common shareholders pursuant to the merger agreement and the prices of Crescent common shares during certain periods within the one-year period ended May

21, 2007. This analysis indicated that the price per diluted share to be paid to our common shareholders pursuant to the merger agreement represented:

	Metric	Premium
One Day Prior Price (May 21, 2007)	$20.95	8.8%
30-Day Average Price	$20.32	12.2%
60-Day Average Price	$20.32	12.2%
90-Day Average Price	$20.50	11.2%
     Precedent Transactions Analysis. Using publicly available information, Greenhill analyzed premiums paid in selected announced transactions across all REIT sectors during the period from 2005 through May 21, 2007, based on the closing price one day prior to announcement, 30-days prior to announcement and 90-days prior to announcement. Additionally, Greenhill reviewed the estimated FFO multiples paid in transactions within the office REIT sector. Specifically, Greenhill reviewed the following transactions:

Date
Announced	Acquiror	Target
Office
Nov-06	The Blackstone Group	Equity Office Properties Trust
Aug-06	Morgan Stanley Real Estate	Glenborough Realty Trust
Aug-06	SL Green Realty	Reckson Associates Realty
Jun-06	Brookfield Properties & Blackstone	Trizec Properties
Mar-06	The Blackstone Group	CarrAmerica Realty
Feb-06	LBA Realty LLC	Bedford Property Investors
Dec-05	GE Real Estate / Trizec Properties	Arden Realty Trust
Oct-05	Brandywine Realty Trust	Prentiss Properties Trust
Jun-05	DRA Advisors LLC	CRT Properties

Apartments
Feb-06	Morgan Stanley Real Estate	Town & Country Trust
Oct-05	Morgan Stanley Real Estate	AMLI Residential Properties
Jun-05	ING Clarion	Gables Residential Trust

Retail
Feb-07	Centro Properties Group	New Plan Excel Realty Trust
Feb-07	Simon Property Group	Mills Corporation
Oct-06	Developers Diversified Realty	Inland Retail
Jul-06	Kimco Realty	Pan Pacific Retail
Jul-06	Centro Properties	Heritage Property Investment Trust
Aug-04	General Growth Properties	The Rouse Company

Healthcare
Jan-07	Ventas	Sunrise REIT (Canada)
Oct-06	Public Sector Pension	Retirement Residence (Canada)
May-06	Health Care Property Investors	CNL Retirement Properties

Hotels
Apr-07	Aimbridge (with Apollo)	Eagle Hospitality Properties Trust
Apr-07	JER Partners	Highland Hospitality
Apr-07	Apollo Investment Corporation	Innkeepers USA Trust
Mar-07	Inland American	Winston Hotels
Jan-07	Morgan Stanley Real Estate	CNL Hotels & Resorts

Industrial
Oct-06	Crown Castle International	Global Signal
Aug-06	ING Real Estate	Summit REIT (Canada)
Dec-05	CalEast Industrial Investors	CenterPoint Properties Trust
Jun-05	ProLogis	Catellus Development Corp

Storage
Mar-06	Public Storage	Shurgard Storage Centers

Net-Lease
Mar-07	Macquarie / Kaupthing Bunadarbanki	Spirit Finance
Oct-06	GE Capital Solutions	Trustreet Properties
Oct-06	Record Realty	Government Properties Trust
Greenhill selected these precedent transactions on the basis of a range of factors, including the industry in which the target companies operate, and the property characteristics and asset quality of the target companies. For each of the selected transactions, Greenhill calculated and compared the implied forward FFO multiple and the implied premiums offered relative to historical trading prices. Greenhill then used its professional judgment, based on its knowledge of the specific transactions, to determine the appropriate forward FFO multiple range and implied premium range to compare to the proposed acquisition of Crescent. The results of these analyses are summarized as follows:
($US millions, except per share data)

	Crescent	Multiple Range			Implied Per Share Value
Metric	Statistic	Low	—	High	Low	—	High
Price / 2007E Consensus FFO*	$1.29	15.0x	—	18.0x	$19.35	—	$23.22
Premium to Price as of 5/21/07	$20.95	8.0%	—	20.0%	$22.63	—	$25.14

*	Source: SNL Financial
     Greenhill prepared these analyses for purposes of providing its opinion to our board of trust managers as to the fairness from a financial point of view of the $22.80 per diluted common share, in cash, to be received by our common shareholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Crescent, Morgan Stanley or Greenhill or any other person assumes responsibility if future results are materially different from those forecast.
     The common share merger consideration was determined through arms’ length negotiations between us and Morgan Stanley and its affiliates and was approved by our board of trust managers. Greenhill provided advice to us during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to us or our board of trust managers or that any specific amount of consideration constituted the only appropriate consideration for the company merger. Greenhill was not requested by our board of trust managers to address, nor does the opinion delivered by Greenhill address, the consideration to be received by the holders of the Series A or Series B preferred shares upon their redemption.
     Greenhill, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions as well as for corporate and other purposes. Greenhill has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Greenhill has provided certain investment banking services to us from time to time, including having acted as advisor to a special committee of our board of trust managers in connection with the evaluation of several potential transactions and other corporate actions. The aggregate fees received by Greenhill from the investment banking services it rendered to us and our affiliates as described above were approximately $1.5 million (excluding fees in connection with the mergers and related transactions).
     Our board of trust managers selected Greenhill as our financial advisor because Greenhill is a recognized investment banking firm whose professionals have substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement, dated March 14, 2007, we engaged Greenhill to act as our financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, upon execution of the engagement letter we paid Greenhill an advisory fee of $1.0 million. Upon announcement of the mergers, we paid Greenhill an opinion fee of $4.0 million. Finally, in the event of a sale of 50% or more of our outstanding common shares or assets, we have agreed to pay Greenhill a transaction fee equal to $7.5 million, all of which is payable upon consummation of the transactions contemplated by the merger agreement. In addition, we have agreed to reimburse Greenhill for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Greenhill and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing Commitment
     Moon Parent is paying an aggregate purchase price of approximately $6.5 billion. This amount, which we refer to as the aggregate purchase price, is expected to be funded by a combination of equity contributions by Moon Parent, debt financing and assumption of outstanding debt.
     In connection with the execution and delivery of the merger agreement, an affiliate of Moon Parent obtained a debt commitment letter from Barclays Capital Real Estate Inc., which we refer to as the lender, providing for debt financing in an aggregate principal amount not to exceed the lesser of (i) $3.8 billion and (ii) 85% of our total capitalization (including property debt and corporate debt) excluding property-level debt, existing mezzanine loans and subordinate debt, corporate debt and cash. The debt commitment letter terminates on October 31, 2007, unless extended in accordance with its terms and the closing of the loan is conditioned on the satisfaction of the conditions precedent to Moon Parent’s obligation to consummate the mergers and other customary closing conditions. The lender has the right to terminate the debt commitment letter under certain circumstances, including if the merger agreement has been terminated prior to the closing of the mergers.
     The merger agreement does not contain a financing condition. Moon Parent has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the debt commitment letter in the event that the lender terminates or otherwise fails to perform pursuant to the debt commitment letter. If any portion of Moon Parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Moon Parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. Moon Parent is obligated to keep us informed of the status of its efforts to arrange debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. Before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter which would or would be reasonably expected to materially and adversely affect or delay in any material respect Moon Parent’s ability to consummate the mergers, Moon Parent must first obtain our written consent (which shall not be unreasonably withheld or delayed). With certain exceptions, we have agreed to provide, and to cause our subsidiaries and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by Moon Parent.
Guarantees and Remedies
     In connection with the merger agreement, affiliates of Morgan Stanley Real Estate have agreed unconditionally and irrevocably to guarantee the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of Moon Parent, REIT Merger Sub and Partnership Merger Sub under the merger agreement, up to a maximum amount, in the aggregate of $300 million. The guarantees will terminate on the final release or discharge of the guaranteed obligations.
     We cannot seek specific performance to require Moon Parent, REIT Merger Sub or Partnership Merger Sub to complete the mergers, and our exclusive remedy for the failure of Moon Parent, REIT Merger Sub and Partnership Merger Sub to complete the mergers is to seek damages up to the amount of the $300 million guarantee from the guarantors, affiliates of Morgan Stanley Real Estate. If all other closing conditions have been satisfied or waived, but Moon Parent fails to obtain adequate financing to complete the mergers, such failure will constitute a breach of Moon Parent’s covenants under the merger agreement. In that event, so long as we and the operating partnership are not in material breach of our respective obligations under the merger agreement, we would be able to (1) terminate the merger agreement, (2) receive from Moon Parent an amount equal to all our reasonable out-of-pocket costs and expenses incurred by us in connection with the proposed transaction in an amount not to exceed $10 million and (3) take legal action against the affiliates of Morgan Stanley Real Estate that provided the guarantees, to seek damages of up to a maximum of $300 million.
Interests of Our Trust Managers and Executive Officers
     Our trust managers and executive officers may have interests in the mergers that are different from, or in addition to, yours, including the following:

•	unvested common share options held by our trust managers and executive officers will be canceled at the company merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of common shares issuable upon exercise of such options (assuming full vesting) and (B) the excess, if any, of the common share merger consideration over the exercise price per common share;

•	unvested partnership unit options held by our executive officers will be canceled at the company merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of partnership units issuable upon exercise of such options (assuming full vesting) and (B) the excess, if any, of the operating partnership merger consideration over the exercise price per partnership unit; and

•	restricted unit awards owned by our executive officers (whether or not then vested) will be accelerated in accordance with their terms and canceled at the operating partnership merger effective time in exchange for the right to receive a single lump sum cash payment equal to the product of (A) the number of partnership units issuable upon vesting of such awards (assuming full vesting) and (B) the operating partnership merger consideration, plus accrued but unpaid dividends.
     Also, John C. Goff, our Chief Executive Officer and Vice Chairman of our board of trust managers, and Dennis H. Alberts, our President and Chief Operating Officer, had each previously received restricted unit awards that would have fully vested in connection with the mergers. On May 21, 2007, Messrs. Goff and Alberts waived the vesting of and agreed to forfeit, for the benefit of the shareholders, the portions of their respective restricted stock awards that were designated for vesting when the share price targets of $25.50 and $27.00 were hit and that would have vested in connection with the mergers. The forfeitures, the value of which totaled approximately $10.3 million, are applicable to the mergers or any transaction our board of trust managers determines to accept in lieu of the mergers.
     In addition, each of our executive officers will be entitled to severance benefits pursuant to our Change in Control Separation Plan, which became effective as of May 22, 2007, if the mergers are completed and within the 12-month period thereafter the executive officer (i) terminates his or her employment for “good reason,” other than at a time when a basis for termination for “cause” (as defined in the Change in Control Separation Plan) exists, or (ii) is terminated without cause. “Good reason” for termination means the occurrence, without the executive officer’s prior written consent, of one or more of the following events following the completion of the mergers:
•	the assignment of the executive officer to any employment status or position other than a position reasonably equivalent to the position or offices that the executive officer performs (including without limitation a diminution in the nature or scope of the executive officer’s authority or responsibilities, a material change to the executive officer’s reporting responsibilities or the duties that the executive officer performs);

•	a reduction in the executive officer’s aggregate cash compensation (including base salary and any bonus potential); or

•	the relocation of the executive officer’s office or principal place of work from its current location to a location more than 50 miles from such current location.
The severance benefits will be comprised of (a) a lump sum severance payment equal to 12 months of the executive officer’s base salary, except that John C. Goff, our Chief Executive Officer, and Dennis H. Alberts, our President and Chief Operating Officer, will receive 18 months of their respective base salary and 150% of the average of their respective cash bonuses paid to them in 2004, 2005 and 2006; (b) health care continuation coverage for up to 12 months following termination of employment; and (c) outplacement assistance.

     The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to such severance amount pursuant to our Change in Control Separation Plan following the mergers (assuming for illustrative purposes that the executive officer’s employment is terminated on October 31, 2007 and utilizing current base salaries). This table does not include an amount attributable to the value of the health care continuation coverage and outplacement assistance to be received by the executive officer.

Amount of
Potential Cash
Severance
Executive Officers	Payment
John C. Goff	$2,550,000
Dennis H. Alberts	$1,375,000
John P. Albright	$325,000
Jerry R. Crenshaw, Jr.(1)	$425,833
David M. Dean	$365,000
Thomas G. Miller	$350,000
Kenneth S. Moczulski(2)	—
Jane E. Mody	$385,000
Jane B. Page	$350,000
Paul R. Smith	$350,000
John L. Zogg, Jr.	$350,000
Christopher T. Porter	$237,600
Suzanne K. Stevens	$237,600

(1)	Resigned from his position as Chief Financial Officer effective as of March 29, 2007. Following Mr. Crenshaw’s resignation, he continued working as an employee of Crescent.

(2)	Resigned effective as of March 31, 2007.

     The following table summarizes (a) the vested and unvested options to purchase our common shares with exercise prices of less than $22.80 per common share, (b) the vested and unvested options to purchase partnership units in the operating partnership with exercise prices of less than $45.60 per partnership unit and (c) the unvested restricted unit awards in exchange for which our executive officers and trust managers will receive merger consideration.

	No. of	Weighted
	Shares	Average
	Underlying	Exercise	Number of
	Vested	Price of	Outstanding
	And	Vested and	Restricted	Aggregate
	Unvested	Unvested	Unit	Resulting
Name	Options(2)	Options	Awards	Consideration(3)
Executive Officers

John C. Goff(1)	3,600,000	$17.23	1,140,000 (4)	$47,934,000 (4)
Dennis H. Alberts(1)	703,400	$18.12	740,000 (5)	$21,393,912 (5)
John P. Albright	60,465	$17.55	152,500	$3,971,441
Jerry R. Crenshaw, Jr.	338,865	$16.68	250,000	$8,238,854
David M. Dean	327,819	$16.76	250,000	$8,145,027
Thomas G. Miller	97,160	$16.49	250,000	$6,778,080
Kenneth S. Moczulski	532,000	$18.40	42,000	$3,298,400
Jane E. Mody	300,000	$17.51	265,000	$8,116,500
Jane B. Page	202,613	$16.58	250,000	$7,425,253
Paul R. Smith	200,000	$17.90	250,000	$7,100,000
John L. Zogg, Jr.	205,468	$16.89	250,000	$7,379,316
Christopher T. Porter	—	—	90,000	$2,214,000
Suzanne K. Stevens	42,131	$15.81	79,500	$2,291,596

Trust Managers

Richard E. Rainwater	—	—	—	—
Anthony M. Frank	70,000	$18.29	—	$315,700
William F. Quinn	70,000	$18.29	—	$315,700
Paul E. Rowsey, III	70,000	$18.29	—	$315,700
Robert W. Stallings	56,000	$17.67	—	$287,280
Terry N. Worrell	56,000	$17.67	—	$287,280

(1)	A trust manager of Crescent.

(2)	Includes partnership unit options and common share options. For partnership unit options, the number of securities shown in the column represents the number of common shares the partnership units to be received upon exercise of partnership unit options would be exchangeable into (on the basis of two common shares for each partnership unit).

(3)	Includes accrued dividends on unvested restricted units for ten quarters on the 2004 Plan and eight quarters on the 2005 Plan totaling $6.876 million.

(4)	Excludes 240,000 units forfeited under the 2005 Plan with a total value of $6.192 million.

(5)	Excludes 160,000 units forfeited under the 2005 Plan with a total value of $4.128 million.
     All of our trust managers were fully aware of the foregoing interests of our executive officers, trust managers and certain other persons in the mergers and, except for Messrs. Goff and Alberts who recused themselves, considered them prior to approving the mergers and the merger agreement.

     Morgan Stanley Real Estate is currently assessing its staffing requirements with respect to the ongoing business operations of the surviving entity. As a result, it is possible that the surviving entity might offer an employment opportunity to one or more of our executive officers upon or after the completion of the mergers. However, no determination has been made regarding which, if any, executive officers may be offered employment or the terms of any such employment opportunity, including compensation.
Indemnification of Our Trust Managers and Officers
     The merger agreement provides that for a period of at least six years after the merger effective time, the organizational documents of REIT Merger Sub, the partnership agreement of the operating partnership and the organizational documents of any applicable subsidiary of ours or any “primarily controlled company” (as defined in the merger agreement) will contain indemnification provisions that are no less favorable than the indemnification provisions in our existing charter and bylaws, the operating partnership’s partnership agreement or the applicable organizational documents of our subsidiaries, and that those provisions will not be amended, repealed or modified during that period in any manner that would affect adversely the rights of any person who at or prior to the merger effective time were our, our subsidiaries’ or any primarily controlled company’s trust managers, officers, directors, employees, agents, or fiduciaries, except as required by law and then only to the minimum extent required by law.
     Moon Parent, REIT Merger Sub and Partnership Merger Sub have agreed to indemnify, to the fullest extent we or any of our subsidiaries, as the case may be, are authorized or permitted to indemnify our own managers, directors, trust managers, officers or trustees under Texas law or the applicable law of the jurisdiction where any such subsidiary was formed (as applicable), persons who were, at or before the date of the merger agreement or during the period between the signing of the merger agreement and the merger effective time, our, our subsidiaries’ or any “related entities’” (as defined in the merger agreement) managers, directors, trust managers, officers or trustees with respect to any legal action arising out of or relating to their duties or services as our, our subsidiaries’ or any related entities’ managers, directors, trust managers, officers or trustees occurring at or prior to the merger effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.
     The merger agreement permits, with respect to claims arising from facts or events that occurred on or prior to the merger effective time, us to purchase a “tail insurance policy” of at least the same coverage and amounts and containing terms and conditions that are no less favorable to our, our subsidiaries’ or any primarily controlled company’s managers, directors, trust managers, officers, employees, agents, partners or fiduciaries as our and our subsidiaries’ existing policy or policies, for the benefit of our, our subsidiaries’ or any primarily controlled company’s current and former managers, directors, trust managers, officers, employees, agents, or fiduciaries with a claims period of six years from the closing with respect to trust managers’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the closing. The obligations described above must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.
Regulatory Matters
     We currently are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the company merger or the operating partnership merger other than potential filings and necessary approvals, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the acceptance for record of the articles of merger in respect of the company merger by the country clerk of Tarrant County, Texas, in accordance with the Texas REIT Act, and the filing of certificates of merger with the Secretary of State of the State of Delaware, in accordance with the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.
Litigation Relating to the Mergers
     On May 24, 2007, a purported shareholder class action lawsuit related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming us and each of our trust managers as defendants. The lawsuit, Edward Tansey vs. Crescent Real Estate Equities Company, et al. (Cause No. 352-225130-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger is “grossly unfair,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, and that we aided and abetted our trust managers in such alleged breach. The complaint seeks relief (i) declaring that the action is properly maintainable as a class action; (ii) declaring that the merger agreement was entered into in breach of the fiduciary duties of defendants; (iii) enjoining defendants from consummating the company merger; (iv) directing defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders; (v) rescinding, to the extent that it has already been implemented, the merger agreement; (vi) imposing a constructive trust; and (vii) awarding attorneys’ and experts’ fees to the plaintiff.
     On May 25, 2007, a shareholder derivative petition for breach of fiduciary duty related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming each of our trust managers, as well as Morgan Stanley Real Estate and Morgan Stanley & Co., Inc. (the “Morgan Stanley Defendants”) as defendants and naming us as a nominal defendant. The lawsuit, John Gomez vs. Richard Rainwater, et al. (Cause No. 141-224134-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger “substantially undervalues the Company and is an unfair price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, that the Morgan Stanley Defendants aided and abetted our trust managers in such alleged breach, that our trust managers abused their ability to control and influence us, that our trust managers committed waste of corporate assets, and that our trust managers usurped a corporate opportunity (and were aided and abetted by the Morgan Stanley Defendants in that wrongdoing). The complaint seeks relief (i) enjoining defendants from consummating the company merger; (ii) directing defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders; (iii) rescinding, to the extent that it has already been implemented, the merger agreement; (iv) imposing a constructive trust; and (v) awarding attorneys’ and experts’ fees to the plaintiff.
     On May 30, 2007, a shareholder derivative petition for breach of fiduciary duty related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming each of our trust managers, as well as the Morgan Stanley Defendants as defendants and naming us as a nominal defendant. The lawsuit, Willard Nelson vs. Richard Rainwater, et al. (Cause No. 141-224214-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger “substantially undervalues the Company and is an unfair price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, that the Morgan Stanley Defendants aided and abetted our trust managers in such alleged breach, that our trust managers abused their ability to control and influence us, that our trust managers committed waste of corporate assets, and that our trust managers usurped a corporate opportunity (and were aided and abetted by the Morgan Stanley Defendants in that wrongdoing). The complaint seeks relief (i) enjoining defendants from consummating the company merger; (ii) directing defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our shareholders; (iii) rescinding, to the extent that it has already been implemented, the merger agreement; (iv) imposing a constructive trust; and (v) awarding attorneys’ and experts’ fees to the plaintiff.
     On June 11, 2007, a purported shareholder class action lawsuit related to the merger agreement was filed in the District Court of Tarrant County, Texas, naming us and each of our trust managers, as well as Moon Acquisition Holdings, LLC, Moon Acquisition, LLC and Moon Acquisition Limited Partnership (the “Moon Defendants”), as defendants. The lawsuit, Edward Acuff vs. Richard Rainwater, et al. (Case No. 067-224428-07), alleges, among other things, that $22.80 per share in cash to be paid to our common shareholders in connection with the company merger is an “insufficient price,” that the individual trust manager defendants breached their fiduciary duties to our common shareholders in negotiating and approving the merger agreement, and that we and the Moon Defendants aided and abetted the trust managers in such alleged breach. The complaint seeks relief (i) declaring that the action is properly maintainable as a class action; (ii) enjoining defendants from consummating the company merger; (iii) declaring that the termination fee provisions of the merger agreement are unfair and enjoining the payment of such termination fees; (iv) declaring that the merger agreement was entered into in breach of the fiduciary duties of defendants and that the Moon Defendants aided and abetted such breach; and (v) awarding interest, attorneys’ fees and experts’ fees to the plaintiff.

     We intend to vigorously defend each of these actions. However, even if these lawsuits are determined to be without merit, they may potentially delay or, if the delay is substantial enough to prevent the closing of the mergers by October 31, 2007, prevent the closing of the mergers.
Material United States Federal Income Tax Consequences
     The following is a summary of the material United States federal income tax consequences of the merger to holders of our common shares who receive cash for their shares pursuant to the company merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that our common shares are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (“IRS”) concerning the tax treatment to our shareholders of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.
     This summary does not address all of the tax consequences that may be relevant to us or to particular holders of our common shares in light of their personal circumstances. In particular, this summary does not address the tax consequences of:
•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates and former long-term residents;

•	tax-exempt organizations;

•	individual retirement accounts and other tax-deferred accounts;

•	persons who are subject to alternative minimum tax;

•	persons who hold their common shares as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk-reduction transaction;

•	persons deemed to sell their common shares under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar;

•	except to the extent specifically discussed below, non-U.S. Holders (as defined below);

•	non-U.S. Holders who at any time have held, directly and by attribution, more than 5% of our common shares;

•	regulated investment companies;

•	real estate investment trusts;

•	mutual funds;

•	subchapter S corporations;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships; or

•	persons who acquired our common shares upon the exercise of stock options or otherwise as compensation.
     In addition, this discussion does not address any state, local or foreign tax consequences of the company merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the company merger and our election to be taxed as a REIT.
     For purposes of this discussion, a “U.S. Holder” means a holder of our common shares that is:
•	a citizen or resident of the United States as determined under the Code;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.
     If any entity that is treated as a partnership for United States federal income tax purposes holds our common shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common shares, you should consult your tax advisor.
     As used in this section, a “non-U.S. Holder” means a beneficial owner of our common shares that is an individual, corporation, estate or trust that is not a U.S. Holder as described above.
     Consequences of the Company Merger to Us
     We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994 and continuing through the closing date. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, income distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. In any year in which we qualify as a REIT, in general, we will not be subject to U.S. federal income tax on that portion of our net taxable income that we timely distribute to shareholders.
     Under the merger agreement, we will merge with and into REIT Merger Sub, and REIT Merger Sub will be the surviving corporation.
     For United States federal income tax purposes, we will treat the company merger as if we had sold all of our assets to REIT Merger Sub and, then, made a liquidating distribution of all of the common share merger consideration to our common shareholders in exchange for our common shares. Provided that we retain our qualification as a REIT through the merger effective time, and certain other conditions are met, we generally can deduct such deemed liquidating distribution against our net taxable income for our taxable year which includes the company merger and, therefore, we would not expect to be taxed on any of our income and gain realized from the sale of our assets or ordinary income earned during our taxable year which includes the company merger.
     Consequences of the Company Merger to U.S. Holders of Our Common Shares
     In general, a U.S. Holder’s receipt of cash in exchange for common shares pursuant to the company merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss as a result of the company merger measured by the difference, if any, between the common share merger consideration received in exchange for our common shares and the holder’s adjusted tax basis in our common shares. Gain or loss will be calculated separately for each block of common shares, with a block consisting of common shares acquired at the same cost in a single transaction. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such shares for more than one year as of the effective time of the company merger. However, if a U.S. Holder recognizes loss upon the receipt of cash in the company merger in exchange for common shares that it has held for six months or less, at the effective time of the company merger, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
     Consequences of the Company Merger to Non-U.S. Holders of Our Common Shares
     Generally, a non-U.S. Holder’s gain or loss from the company merger will be determined in the same manner as that of a U.S. Holder. The United States federal income tax consequences of the company merger to a particular non-U.S. Holder will depend on various factors, including whether the receipt of the common share merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the common share merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. If the FIRPTA provisions governing sales of REIT shares apply, the non-U.S. Holder will be taxed as described below under “—Taxable Sale of Shares.” If the provisions governing distributions from REITs apply, for United States federal income tax purposes, the company merger will be treated as a sale of our assets followed by a liquidating distribution from us to our common shareholders of the net proceeds from the asset sale, with the tax consequences described below under “–Distribution of Gain from the Disposition of U.S. Real Property Interests by the Company.” The IRS has taken a position in a recent pronouncement that would result in application of the “distribution” provisions to the extent the merger consideration is attributable to gain from our sale of United States real property interests, and not the taxable sale provisions, unless a special exception applies (the “5% Exception,” discussed below). Because the question may not be fully settled at this point, both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. Holders than the taxation of sales or exchanges of REIT shares by non-U.S. Holders, and non-U.S. Holders should consult their tax advisors regarding the possible application of those provisions.
     Distribution of Gain from the Disposition of U.S. Real Property Interests. The IRS stated in recently-released Notice 2007-55 that it is taking the position that REIT liquidating distributions are subject to tax under Section 897(h)(1) of the Code to the extent attributable to gain from the sale of U.S. real estate assets. Thus, under Notice 2007-55, the common share merger consideration received by a non-U.S. Holder is subject to tax under FIRPTA as a distribution to the extent it is attributable to gain from the deemed sale of our U.S. real estate assets in the merger, and not as a sale of our common shares, unless the 5% Exception (described below) applies. If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. Holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the deemed sale of our real estate assets, and a corporate non-U.S. Holder could also be subject to the branch profits tax on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. Holder of our common shares if the non-U.S. Holder does not own more than 5% of our common shares at any time during the one-year period ending on the date of the distribution. In this case, the FIRPTA tax would not apply, and the non-U.S. Holder may be taxed as described below under “–Taxable Sale of Shares.” However, there is also a risk that rules applicable to capital gains distributions made to non-U.S. Holders qualifying for the 5% Exception would apply. These rules provide that capital gains distributions are treated as ordinary dividends to such non-U.S. Holders. Accordingly, the common share merger consideration could be treated as an ordinary dividend distribution from us to the extent attributable to capital gain from the deemed sale of our assets, in which case that portion of the common share merger consideration you receive would be subject to United States federal withholding tax at a 30% rate.

     Taxable Sale of Shares. Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests above, to the extent the company merger is treated as a taxable sale of our common shares, the non-U.S. Holder should not be subject to United States federal income taxation on any gain or loss from the company merger unless: (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States; (ii) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the company merger and certain other requirements are met; or (iii) such common shares constitute a “U.S. real property interest” under FIRPTA.
     A non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.
     A non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of the company merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. Holder may be subject to applicable alternative minimum taxes.
     If a non-U.S. Holder’s common shares constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the company merger on a net basis in the same manner as a U.S. Holder. A non-U.S. Holder’s common shares generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the effective time of the merger, or (ii) the non-U.S. Holder holds, directly and by attribution, 5% or less of the total fair market value of our common shares at all times during the shorter of (a) the five-year period ending with the effective date of the company merger and (b) the non-U.S. Holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the company merger if non-U.S. Holders held directly or indirectly less than 50% in value of our shares (including our Series A and Series B preferred shares while they are outstanding) at all times during the five-year period ending with the effective time of the merger. No assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.
     In addition, our common shares will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the company merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the company merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.
     Income Tax Treaties. If a non-U.S. Holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. Holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.
     U.S. Withholding Tax Under FIRPTA. As described above, IRS Notice 2007-55 takes the position that the receipt of the common share merger consideration by a non-U.S. Holder not qualifying for the 5% Exception will be treated as a distribution from us to the extent it is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the common share merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. Holder unless such holder qualifies for the 5% Exception.

     A non-U.S. Holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.
     Information Reporting and Backup Withholding
     Under the Code, a U.S. Holder of our shares may be subject to information reporting on the cash received for the shares, unless an exemption applies. Backup withholding, currently at a rate of 28%, may also apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE COMPANY MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Delisting and Deregistration of Our Common Shares and Our Series A and Series B Preferred Shares; Deregistration of Partnership Units
     If the company merger is completed, our common shares and our Series A and Series B preferred shares will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act. In addition, the operating partnership’s partnership units will be deregistered under the Exchange Act.
THE MERGER AGREEMENT
     The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you.
     The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about Crescent. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. Certain of these representations were accurate as of a specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a shareholder, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Crescent or any of its affiliates.
     As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our “subsidiaries” do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.
Structure
     The Company Merger
     At the merger effective time, we will merge with and into REIT Merger Sub, our separate corporate existence will cease, and REIT Merger Sub will survive the merger and continue to exist as a wholly owned subsidiary of Moon Parent. All of our and REIT Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and REIT Merger Sub’s liabilities, will become those of REIT Merger Sub. Following the completion of the company merger, our common shares will be de-listed from the New York Stock Exchange and deregistered under the Exchange Act and will no longer be publicly traded.
     The Operating Partnership Merger
     At the operating partnership merger effective time, Partnership Merger Sub, which was formed in connection with the mergers and has no assets or liabilities, will merge with and into the operating partnership, Partnership Merger Sub’s separate existence will cease, and the operating partnership will survive the operating partnership merger. At the operating partnership merger effective time, all of the operating partnership’s and Partnership Merger Sub’s property, whether real, personal or mixed, will be vested in the surviving partnership and all of the operating partnership’s and Partnership Merger Sub’s liabilities will attach to the surviving partnership.
Effective Times
     The company merger effective time will occur under all applicable laws upon the later of (1) the acceptance for record of the articles of merger with respect to the company merger by the county clerk of Tarrant County, Texas, in accordance with the Texas REIT Act, (2) the time the certificate of merger in respect of the company merger is filed with the Secretary of State of the State of Delaware and (3) such later time agreed by the parties to the merger agreement and designated in the articles of merger and certificate of merger.
     The operating partnership merger effective time will occur at (1) the time that the operating partnership files a certificate of merger with respect to the operating partnership merger with the Secretary of State of the State of Delaware or (2) a later time agreed to by the parties and designated in such filing in accordance with the Delaware Revised Uniform Limited Partnership Act.
     The closing will occur as promptly as practicable, but in no event later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree. Moon Parent, REIT Merger Sub and Partnership Merger Sub may, by giving written notice to us and the operating partnership at least three business days prior to the date specified by the parties to the merger agreement for the closing of the mergers, delay the closing to a date no later than the earlier of (x) the last business day of the month in which all of the conditions set forth in the merger agreement have been satisfied or waived and (y) October 31, 2007.

Organizational Documents
     The operating agreement of REIT Merger Sub in effect immediately prior to the company merger effective time will be the operating agreement of the surviving entity until amended after the merger effective time in accordance with applicable law. The certificate of limited partnership of the operating partnership will be the certificate of limited partnership of the surviving partnership until amended following the effective time of the operating partnership merger as provided in the merger agreement and in accordance with applicable law. The limited partnership agreement of Partnership Merger Sub, as in effect immediately prior to the effective time of the operating partnership merger, will be the limited partnership agreement of the surviving partnership until further amended in accordance with its terms or by applicable law.
Management
     The managing member of REIT Merger Sub, if any, immediately prior to the merger effective time will be the initial managing member of the surviving entity. Moon Parent will be the general partner of the operating partnership after the operating partnership merger effective time.
Treatment of Shares, Options to Purchase Common Shares, Options to Purchase Partnership Units and Restricted Unit Awards
     Common Shares
     At the company merger effective time, each of our common shares issued and outstanding immediately prior to the merger effective time and not subject to dissenter’s rights (other than shares held by us or our subsidiaries or REIT Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made) will automatically be canceled and converted into the right to receive cash, without interest, equal to $22.80 per common share, reduced by the per share amount, if any, distributed to holders of our common shares relating to distributions we make that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the U.S. Internal Revenue Code of 1986, as amended.
     Preferred Shares
     Prior to the company merger effective time, each of the Series A and Series B preferred shares issued and outstanding will be redeemed by us for cash pursuant to the terms of such securities; to the extent such redemptions do not occur, the Series A preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the greater of (A) the redemption price per share specified in our charter documents and (B) the common share merger consideration on an as-converted basis pursuant to the terms of our charter documents, and the Series B preferred shares issued and outstanding immediately prior to the company merger effective time will automatically be converted into, and canceled in exchange for, the right to receive the redemption price per share specified in our charter documents.
     Options to Purchase Common Shares and Partnership Units; Restricted Unit Awards
     In connection with the company merger:
     Options to Purchase Common Shares
     Any unexercised and unexpired option to purchase common shares issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, REIT Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of common shares issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the common share merger consideration over the exercise price per common share, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.
     In connection with the operating partnership merger:
     Options to Purchase Partnership Units
     Any unexercised and unexpired option to purchase partnership units issued under our equity incentive plans held immediately prior to the company merger effective time (regardless of whether it is vested or exercisable at that time) will, at the company merger effective time, be canceled upon the surrender and cancellation of the option agreement representing the option, together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount equal to the product of (A) the number of partnership units issuable upon exercise of such option (assuming full vesting) and (B) the excess, if any, of the operating partnership merger consideration over the exercise price per partnership unit, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.
     Restricted Unit Awards
     Other than certain restricted unit awards forfeited prior to the company merger effective time, any unpaid and unexpired restricted unit award held immediately prior to the company merger effective time (regardless of whether it is vested at that time) will, at the operating partnership merger effective time, be canceled upon the surrender of the agreement representing the restricted unit award (or a reasonably satisfactory affidavit of lost agreement), together with the delivery of a written instrument executed by the holder thereof, and, in exchange therefor, Partnership Merger Sub will pay to the holder thereof cash in an amount, without interest, per restricted unit equal to the operating partnership merger consideration, plus accrued and unpaid dividends.
Treatment of Partnership Units in Crescent Real Estate Equities Limited Partnership
     In connection with the operating partnership merger, at the operating partnership merger effective time, each limited partnership unit in the operating partnership issued and outstanding immediately prior to such time (other than units held by us, the general partner of the operating partnership or any of our subsidiaries, and restricted units) will automatically be canceled and converted into the right to receive cash, without interest, equal to $45.60 per unit (assuming we do not make any distributions that are necessary for us either to maintain our status as a real estate investment trust or to avoid the imposition certain U.S. federal tax), which is the product of (A) the common share merger consideration multiplied by (B) two.
     This proxy statement does not constitute a solicitation of consents in respect of the operating partnership merger and does not constitute an offer to exchange or convert any partnership units in the operating partnership that you may own for or into newly issued preferred units or common units in the surviving operating partnership.
No Further Ownership Rights
     At the company merger effective time, holders of our common shares, restricted units, options to purchase our common shares, partnership units and options to purchase partnership units will cease to be, and have no rights as, our shareholders or limited partners of the operating partnership other than the right to receive the applicable merger consideration. Upon the redemption of our Series A and Series B preferred shares immediately prior to the company merger effective time, holders will cease to be, and have no rights as, our shareholders other than the right to receive the redemption price to be paid to the holders of our Series A and Series B preferred shares. The merger consideration paid to our shareholders and holders of restricted units, options to purchase our common shares, partnership units and options to purchase partnership units in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common shares, our Series A and Series B preferred shares, the restricted units, the options to purchase our common shares, the partnership units and the options to purchase partnership units.

Payment Procedures
     On or before the merger effective time, REIT Merger Sub and Partnership Merger Sub will deposit the merger consideration for the benefit of the holders of our common shares, Series A and Series B preferred shares, options to purchase common shares, options to purchase operating partnership units, restricted unit awards, and operating partnership units, respectively, with a paying agent reasonably satisfactory to us. Promptly after the merger effective time (but in any event within five business days), the surviving entity will cause the paying agent to mail a letter of transmittal and, if applicable, instructions for surrendering certificates for our common shares, Series A and Series B preferred shares, options to purchase common shares, options to purchase operating partnership units, restricted unit awards, and operating partnership units to each holder thereof. The letter of transmittal and instructions or notice of redemption will tell you how to surrender your common share certificates, Series A and Series B preferred share certificates, options to purchase common shares, options to purchase operating partnership units, restricted unit awards, and any interest in operating partnership units, as applicable, in exchange for the applicable merger consideration, cash payment or redemption price.
You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your share certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of Moon Parent that such stock transfer taxes have been paid or are not applicable.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, REIT Merger Sub and Moon Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration. At the merger effective time or redemption effective time, our share transfer books will be closed, and there will be no further registration of transfers of our common shares or Series A and Series B preferred shares.
     None of the paying agent, Moon Parent, REIT Merger Sub, Partnership Merger Sub, the operating partnership or any of their respective employees, officers, trust managers, agents or affiliates will be liable to any person for any (i) common share merger consideration, (ii) operating partnership merger consideration, (iii) any cash payments in exchange for restricted unit awards, (iv) any cash payments in exchange for options to purchase common shares or operating partnership units, or (v) any cash payments to redeem the Series A and Series B preferred shares pursuant to the terms of such securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of (i) common share merger consideration, (ii) operating partnership merger consideration, (iii) any cash payments in exchange for restricted unit awards, (iv) any cash payments in exchange for options to purchase common shares or operating partnership units, or (v) any cash payments to redeem the Series A and Series B preferred shares pursuant to the terms of such securities deposited with the paying agent that remains undistributed to the holders of our common shares for 12 months after the merger effective time will be delivered to REIT Merger Sub. Holders of our common shares prior to the applicable merger who have not complied with the exchange and payment procedures contained in the merger agreement within twelve months after the merger effective time may only look to REIT Merger Sub for the payment of the company share merger consideration or any cash payments to redeem the Series A and Series B preferred shares pursuant to the terms of such securities.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by REIT Merger Sub or paying agent, to post a bond in the form and amount reasonably required by REIT Merger Sub or the paying agent as indemnity against any claim that may be made against REIT Merger Sub and the paying agent on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties
     We and the operating partnership made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, the operating partnership, our other subsidiaries and certain other entities in which we own equity interests (which we refer to as our joint ventures);

•	our charter and bylaws and the similar organizational documents of the operating partnership, our other subsidiaries and certain of our joint ventures;

•	our capital structure and the capital structure of the operating partnership and our ownership in our other subsidiaries and joint ventures and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our joint ventures;

•	our and the operating partnership’s power and authority to execute and deliver, and to perform our and the operating partnership’s obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the vote of our shareholders required in connection with the approval of the company merger and the merger agreement, the approval of the merger agreement and the transactions contemplated by the merger agreement by us as a limited partner in the operating partnership of the operating partnership merger;

•	the absence of conflicts with, or breaches or violations of, our, the operating partnership’s, our other subsidiaries’ or joint ventures’ organizational documents, and laws, permits and certain contracts applicable to us, the operating partnership, our other subsidiaries and our joint ventures as a result of entering into the merger agreement or performing our or the operating partnership’s obligations under the merger agreement;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and the operating partnership’s obligations under the merger agreement;

•	our SEC filings since January 1, 2004 and the financial statements contained therein;

•	the absence of any material adverse effect and certain other changes and events since December 31, 2006;

•	the accuracy and completeness of information we and the operating partnership, our other subsidiaries and our joint ventures have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or provided to holders of operating partnership units in connection with the transactions contemplated by the merger agreement;

•	possession of all permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•	tax matters affecting us, the operating partnership, our other subsidiaries and our joint ventures;

•	the nature, extent and scope of our and our subsidiaries’ employee benefit plans;

•	the absence of material litigation or orders against us, the operating partnership, our other subsidiaries or our joint ventures;

•	actions taken by us and the operating partnership to exempt the merger agreement, the mergers and the other transactions contemplated thereby from the requirements of any antitakeover statute or regulation enacted under state or federal laws in the United States or any takeover provision in our charter and bylaws and the similar organizational documents of the operating partnership, our other subsidiaries, our joint ventures and other entities that would otherwise prohibit, hinder or delay such transactions;

•	intellectual property used by, owned by or licensed by us, our subsidiaries, our joint ventures and certain affiliated entities;

•	real property owned and leased by us, our subsidiaries and our joint ventures; our and our subsidiaries’ and our joint ventures’ leases, ground leases, loan documents, franchise and license agreements, title insurance policies, construction projects, contracts to sell or purchase property and management agreements;

•	personal property owned by us, our subsidiaries and our joint ventures;

•	environmental matters affecting us, our subsidiaries and our joint ventures;

•	labor matters affecting us, our subsidiaries and our joint ventures;

•	our, our subsidiaries’ and our joint ventures’ material contracts, the enforceability of those contracts and the absence of any breach or violation of, or default under, any material contract;

•	our, our subsidiaries’ and our joint ventures’ insurance policies;

•	the absence of any undisclosed material related-party transactions among us, our subsidiaries or our joint ventures;

•	the receipt by us of a fairness opinion from Greenhill to the effect that, as of the date of the merger agreement, the common share merger consideration to be received by holders of our common shares and the operating partnership merger consideration to be received by the operating partnership’s limited partners in the operating partnership merger is fair from a financial point of view to such holders;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	our board of trust managers’ determination that the company merger is fair and in our and our shareholders’ best interests, approval of the company merger and merger agreement and direction that the company merger and merger agreement be submitted for shareholder approval.
     For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to our, our subsidiaries’ and our joint ventures’ business, properties, financial condition or results of operations taken as a whole. Certain of our representations in the merger agreement are qualified by the failure of any representation to be true to the extent that such failure does not result in a material adverse effect.
     A “material adverse effect” will not have occurred, however, as a result of any such event, circumstance, change or effect arising out of or resulting from:

•	any change in the market price or trading volume of our common shares or our Series A and Series B preferred shares;

•	any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on one or more of our businesses relative to other similarly situated participants in the business or industry in which our business or businesses operate;

•	any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on one or more of our businesses relative to other similarly situated participants in the business or industry in which our business or businesses operate;

•	any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on one or more of our businesses relative to other similarly situated participants in the business or industry and in the geographic region in which our business or businesses operate;

•	any change in legal, political or regulatory conditions generally or in any geographic region in which we or any of our subsidiaries or joint ventures operate;

•	the announcement of the execution of the merger agreement or anticipation of the mergers or the pendency thereof;

•	any events, circumstances, changes or effects arising from the taking of any action required or expressly contemplated by the merger agreement or the failure to take any action prohibited by the merger agreement;

•	acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that such changes have a materially disproportionate adverse effect on one or more of our businesses relative to other similarly situated participants in the business or industry and in the geographic region in which our business or businesses operate;

•	changes in law or United States generally accepted accounting principles and practices as in effect from time to time consistently applied; or

•	any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period.
     The merger agreement also contains customary representations and warranties made by Moon Parent, REIT Merger Sub and Partnership Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of REIT Merger Sub and Partnership Merger Sub and absence of prior conduct of activities or business of REIT Merger Sub and Partnership Merger Sub;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the company merger;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC or provided to holders of operating partnership units in connection with the transactions contemplated by the merger agreement;

•	the absence of material litigation or orders against them;

•	their capital resources, including in particular the equity funding and the debt financing which will provide Moon Parent with acquisition financing at the merger effective time sufficient to consummate the mergers;

•	the guarantees executed by affiliates of Morgan Stanley Real Estate;

•	their ownership of our common shares or any other securities of ours and of our subsidiaries; and

•	clarification that neither of we nor the operating partnership will pay for any broker’s or finder’s fees based upon arrangements made by or on behalf of Moon Parent, REIT Merger Sub or Partnership Merger Sub.
     The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the company merger.
Covenants Relating to Conduct of Our Business
     Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure letter delivered in connection therewith, between May 22, 2007 and the merger effective time, we, the operating partnership, our other subsidiaries and our joint ventures will:
•	conduct our business only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts (A) to preserve substantially intact our business organizations, (B) to keep available the services of our present officers, managers and employees, and (C) to maintain the current, existing relations and goodwill with tenants, joint venture partners, management companies, lenders, franchisors, customers, suppliers and others having business dealings with us.
     We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement or unless Moon Parent gives its prior written consent, we, the operating partnership, our other subsidiaries and our joint ventures will not, among other things:
•	subject to certain exceptions, (i) authorize for issuance, issue or sell, or agree or commit to issue or sell (A) any shares of any class of our beneficial interests, capital stock or other equity interests or any of the operating partnership’s, our other subsidiaries’ and our joint ventures’ beneficial interests, capital stock or other equity interests, or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interests, capital stock or other equity interests, or any other ownership interest, of us, the operating partnership, our other subsidiaries or our joint ventures or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents;

•	reclassify, combine, split or subdivide any of our shares of beneficial interest, any partnership interests in the operating partnership or other equity interest of any of our subsidiaries and certain of our joint ventures;

•	declare, set aside, make or pay dividends or other distributions with respect to our shares of beneficial interest, any partnership interests in the operating partnership or other equity securities of any of our subsidiaries and certain of our joint ventures, other than (a) dividends or distributions by any of our subsidiaries and our joint ventures paid solely to us or any of our subsidiaries or joint ventures , (b) dividends on our Series A preferred shares declared and paid in accordance with the terms thereof and corresponding distributions on Series A preferred partnership units consistent with past practice, (c) dividends on our Series B preferred shares declared and paid in accordance with the terms thereof and corresponding distributions on Series B preferred partnership units consistent with past practice, and (d) dividends on our trust preferred securities declared and paid in accordance with the terms thereof. and corresponding to payments of interest on our junior subordinated notes;

•	adopt or propose any amendment to our, the operating partnership’s, our other subsidiaries’ or certain of our joint ventures’ organizational documents, other than amendments to the operating partnership’s partnership agreement necessary to reflect certain transfers or exchanges of partnership interests by limited partners in the operating partnership;

•	acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree or enter into an option to so acquire, in a single transaction or in a series of related transactions, any person, entity or division thereof, or otherwise acquire or agree to acquire any real property or material assets or (ii) subject to certain exceptions, merge, consolidate or enter into any other business combination transaction with any person;

•	other than pursuant to certain disclosed contracts in effect or previously disclosed to Moon Parent, make or agree to make any capital expenditure other than expenditures in the ordinary course of business;

•	subject to certain conditions, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or assets, except (i) for any such action by our resort residential business with respect to residential lots and condominium units and land and retail projects in the ordinary course of business consistent with past practice or (ii) as reasonably required, in the opinion of our tax counsel following consultation with Moon Parent and its counsel, to maintain our status as a REIT;

•	incur any indebtedness at the Crescent-level, any subsidiary-level and, with respect to certain of our joint ventures, at the joint-venture level for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any “person” for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities in existence as of May 22, 2007 in the ordinary course of business and refinancing of mortgage indebtedness secured by one or more of certain of our properties as such loans become due and payable in accordance with their terms or (ii) renewals of maturing indebtedness on terms disclosed to Moon Parent;

•	make any loans, advances or capital contributions to, or investments in, any other “person” (other than us, our subsidiaries and certain of our joint ventures), except certain loans, advances or investments disclosed to Moon Parent on May 22, 2007 and loans, advances or investments made to certain of our joint ventures in the resort residential business in the ordinary course of business consistent with past practice and consistent with the budgets provided to Moon Parent prior to May 22, 2007;

•	increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of our, the operating partnership’s, our other subsidiaries’ and our joint ventures’ trust managers, directors, officers or employees or (ii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any benefit plan, incentive plan, bonus, profit-sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination, or severance plan, agreement, policy or arrangement for the benefit of, any director, trust manager, officer or employee of ours, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement existing and disclosed to Moon Parent on May 22, 2007 or to comply with applicable law, or in accordance with our Change in Control Separation Plan;

•	subject to certain exceptions, take any material action with respect to our accounting policies or procedures;

•	subject to certain exceptions, make any material tax election or settle or compromise any material tax liability;

•	enter into a new lease, sublease or license agreement or terminate, materially modify or amend any lease that relates to in excess of 25,000 square feet of net rentable area at any of our, our subsidiaries’ and our joint ventures’ properties, provided that any failure by Moon Parent to object to a new lease, sublease or license agreement in writing within three business days of being provided with same shall constitute written consent of such lease, sublease or license agreement;

•	subject to certain exceptions, waive, release, settle or compromise any pending or threatened material legal actions against us, the operating partnership, any our other subsidiaries, and certain of our joint ventures;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of us, the operating partnership or any of our other subsidiaries;

•	subject to certain exceptions, modify, amend or terminate, or grant any material consent under, any material contract or ground leases, third party franchise agreement, joint venture agreement or management agreement or enter into any new contract or enter into any new ground leases, third party franchise agreement, or management agreement or document pertaining to a management agreement;

•	subject to certain exceptions, prepay any of our long-term indebtedness or pay, discharge or satisfy any material claims, liabilities or obligations;

•	take any action with respect to certain portfolio sales that is not expressly required by the related portfolio purchase and sale agreements or take any action that could reasonably be expected to frustrate or delay the consummation of such portfolio sales;

•	amend, modify or terminate, or grant any material consent or waiver under, any agreement or arrangement relating to any proposed disposition disclosed to Moon Parent other than closing conditions to the buyer’s obligation to close the disposition under the related purchase and sale agreement;

•	fail to maintain in full force and effect the existing insurance policies covering us, our subsidiaries, certain of our joint ventures, and our and their respective properties, assets and businesses;

•	modify, amend or terminate, or grant any material consent under, any contract with any of our affiliates or modify any material relationship between us and our affiliates, including the manner in which we and our affiliates own or hold our respective assets;

•	enter into, modify, amend or breach any tax protection agreement;

•	subject to certain exceptions, sell, transfer or otherwise dispose of any ownership interest in any of our subsidiaries or joint ventures, or create, establish, form or invest in any new subsidiary or acquire any interests in any new joint venture;

•	grant any consent or waiver to any matter for which consent or waiver is requested with respect to certain of our affiliates or exercise any rights in connection with or with respect to our interests in certain of our affiliates;

•	take any action, make any filing or material election with respect to, or appeal or fail to appeal any real property tax relating to any real property owned by us, any our subsidiaries or any of our joint ventures; or

•	announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.
No Solicitation of Transactions
     We have agreed that, from May 22, 2007 to the merger effective time and subject to specified exceptions described below, neither we, the operating partnership nor any of our other subsidiaries or our or their officers, managers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly:
•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or may reasonably be expected to lead to the submission of, any acquisition proposal; or

•	participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any acquisition proposal.
     For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the mergers or any of the other transactions contemplated by the merger agreement) for any:
•	direct or indirect acquisition of more than 25% of our and our subsidiaries assets, taken as a whole, or more than 25% of our or the operating partnership’s outstanding equity securities;

•	any tender offer or exchange offer that would result in any person or “group” beneficially owning 25% or more of our or the operating partnership’s outstanding equity securities;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our shareholders prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions.
     Prior to the approval of the company merger by our shareholders, following the receipt of an unsolicited written acquisition proposal, we may contact such person and its advisors, to determine whether such acquisition proposal is reasonably likely to result in a superior proposal and, if our board of trust managers determines in good faith, after consultation with its legal and financial advisors, that such acquisition proposal is reasonably likely to result in a superior proposal, our board of trust managers may:
•	furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with an affiliate of Moon Parent and we previously disclose the same non-public information to Moon Parent if not previously disclosed;

•	participate in negotiations regarding such proposal;

•	following receipt of a written acquisition proposal that constitutes a superior proposal, recommend to our shareholders that they approve such superior proposal and, in connection therewith, withdraw or modify in a manner adverse to Moon Parent, or fail to make, our board of trust managers’ recommendation that our shareholders approve the merger agreement and the company merger; or

•	other than in connection with an acquisition proposal, if our board of trust managers determines, in good faith, that the failure to do so would be inconsistent with its duties under applicable law, withdraw or modify in a manner adverse to Moon Parent, or fail to make, our board of trust managers’ recommendation that our shareholders approve the merger agreement and the company merger.
     For purposes of the merger agreement, “superior proposal” means a written acquisition proposal made by a third party:
•	that relates to at least 50% of the voting power of our capital stock or all or at least 50% of our assets; and

•	which our board of trust managers determines in its good faith judgment, after consultation with its financial advisor and after taking into account all the terms and conditions of the acquisition proposal, to be more favorable to our shareholders from a financial point of view than the company merger (including any alterations to the merger agreement agreed to in writing by Moon Parent in response to such an acquisition proposal and taking into account any termination fee and expense reimbursement under the merger agreement).
     We have agreed to promptly notify Moon Parent (but no less than 24 hours after initial receipt) of our, the operating partnership’s, our other subsidiaries’ or our representative’s receipt of any acquisition proposal, or any material modification or amendment to any acquisition proposal. In our notice to Moon Parent, we have agreed to provide a copy of any documents or agreements provided in contemplation of an acquisition proposal, the identity of the Person making such acquisition proposal and our intentions, if any, to furnish information or enter into discussions with such Person. We have also agreed to keep Moon Parent reasonably informed on a prompt basis of the status of and any material developments regarding any such acquisition proposal.
Employee Benefits
     For a period of twelve (12) months following the closing date, Moon Parent has agreed that it will cause REIT Merger Sub to provide all employees employed by us or our subsidiaries as of the merger effective time and who continue to be employed by REIT Merger Sub or its successors or assigns or any of their subsidiaries with cash compensation (including base compensation and annual bonus) and benefits (including group health, life, disability, and severance and retention plans, but excluding personal perquisites, equity compensation or profits or promoted interests or comparable forms of compensation) that are not less favorable in the aggregate to such employee or employee’s dependents or beneficiaries as provided prior to the merger effective time.

     Moon Parent has agreed to honor, and to cause REIT Merger Sub to honor, all severance, change of control and similar plans and agreements in accordance with their terms as in effect immediately prior to the merger effective time.
     In addition, Moon Parent has agreed to:
•	provide each of our active employees with credit for service with us and our subsidiaries for purposes of vesting and eligibility (but not accrual of benefits) with respect to any employee benefit plans maintained by Moon Parent or its subsidiaries under which our active employees may be eligible to participate after the merger effective time, to the same extent as such active employee was entitled to credit for such service under the respective Crescent benefit plans, provided that such crediting of service shall not operate to duplicate any benefits; and

•	for purposes of each Moon Parent or subsidiary plan providing health benefits to any active employee, cause such active employee to receive credit for all amounts paid by such active employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Moon Parent or its subsidiaries.
Agreement to Take Further Action
     Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use its reasonable efforts to take, or to cause to be taken, all appropriate actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws to consummate the mergers, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with us, our subsidiaries and our joint ventures as (i) are necessary, proper or advisable for the consummation of the mergers and the other transactions contemplated by the merger agreement and to fulfill the conditions to the mergers (ii) disclosed to Moon Parent on May 22, 2007 or (iii) required to prevent a material adverse effect on us.
     Each party to the merger agreement has agreed to cooperate and use its reasonable best efforts to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the mergers and the other transactions contemplated thereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.
     Furthermore, the parties have agreed to use their respective commercially reasonable efforts to obtain any third-party consents:
•	necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	disclosed in the disclosure letter delivered in connection with the merger agreement; or

•	required to prevent a material adverse effect on us.
     In addition, we and the operating partnership have agreed that, in the event that we, the operating partnership, any of our other subsidiaries or our joint ventures fail to obtain any of the third-party consents mentioned above, we will use our commercially reasonable efforts and take all such actions reasonably requested by Moon Parent to minimize any adverse effect on us, the operating partnership, any of our other subsidiaries or our joint ventures, Moon Parent and its affiliates and their respective businesses as a result of the failure to obtain such consent.
     Neither we, the operating partnership, any of our other subsidiaries nor our joint ventures will be permitted to pay or commit to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party unless Moon Parent has provided its prior written consent, which Moon Parent cannot unreasonably withhold. In addition, neither Moon Parent nor its affiliates will be required to pay any consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party.
     We have agreed to use commercially reasonable efforts to cooperate with Moon Parent in obtaining estoppel certificates and subordination and nondisturbance agreements from certain tenants prior to the closing of the mergers.
     We have agreed to notify Moon Parent promptly if any of our or our subsidiaries’ tenants provide us with notice of their intent to terminate any lease with us in accordance with its terms.
     Each party to the merger agreement has agreed to cooperate, promptly following May 22, 2007, in the preparation and establishment of mutually acceptable guidelines with respect to us or any of our subsidiaries entering into any new lease, sublease or license agreement (including renewals) at a Crescent property.
Restructuring Transactions
     Subject to certain conditions, we will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause each of our subsidiaries and our joint ventures to, take any such actions as are reasonably requested by Moon Parent in connection with structuring the transactions contemplated by the merger agreement, including, without limitation:
•	creating one or more legal entities in the form requested by Moon Parent;

•	converting the legal form or tax classification of one or more of our subsidiaries or our joint ventures;

•	transferring ownership of one or more properties or entities among us and/or any of our subsidiaries, joint ventures or affiliates;

•	selling or causing to be sold one or more designated properties or all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by us in one or more designated properties, provided that the timing and terms of any such sale shall be consented to by Moon Parent and us; and

•	reasonably assisting Moon Parent in preparing for the post-closing sale of our assets by Moon Parent.
     Moon Parent, REIT Merger Sub and Partnership Merger Sub will, on a joint and several basis, indemnify and hold harmless us, our subsidiaries, our joint ventures and our and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us or them in connection with or as a result of the activities described directly above.
WARN Act Notices
     Following such time as Moon Parent, REIT Merger Sub and Partnership Merger Sub have communicated to any of our current or former employees or any current or former employee of our subsidiaries or any third party manager of any property owned by us who Moon Parent, in its discretion, believes should receive a notice pursuant to the Worker Adjustment and Retraining Notification Act (and any similar state or local “mass layoff” or “plant closing” law) (“WARN”) their intent to terminate such employee’s employment after the company merger effective time and whether such employee will receive severance payments, we have agreed that we will, at the written request of Moon Parent, cause to be delivered to (i) such employee, and (ii) any governmental official(s) designated by Moon Parent, a notice pursuant to WARN, including any supplemental notices thereunder. We will deliver such notice(s) in a form requested by Moon Parent within two (2) business days of Moon Parent’s request. We have agreed to reasonably cooperate with Moon Parent as necessary to ensure compliance with WARN.

Conditions to the Mergers
     The obligations of the parties to complete the mergers are subject to the following mutual conditions:
•	approval of the proposal to approve the merger agreement and the company merger by the requisite shareholder vote;

•	approval of the proposal to approve the merger agreement and the operating partnership merger by the requisite affirmative consent of the limited partners of the operating partnership in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement;

•	expiration or termination of any waiting period relating to and acquisition of any material governmental approval, authorization and consents applicable to the consummation of the mergers or the redemptions of our preferred shares; and

•	no governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the redemptions of our preferred shares or the mergers illegal or prohibits consummation of the redemptions of our preferred shares or the mergers.
     The obligations of Moon Parent, REIT Merger Sub and Partnership Merger Sub to complete the mergers are subject to the following additional conditions:
•	our and the operating partnership’s representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the date of closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of our representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications would not in the aggregate have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization and severance arrangements must be true and correct in all material respects as of the closing

•	the performance, in all material respects, by us and the operating partnership of all our respective material obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with by us and the operating partnership under the merger agreement;

•	the receipt by Moon Parent of a certificate signed on behalf of each of us and the operating partnership by one of our officers and an officer of the operating partnership , as applicable, with respect to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement;

•	the receipt of a tax opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, opining that (a) we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, commencing with our taxable year ended December 31, 1994 and (b) beginning with our first taxable year ending on December 31, 1994 through the closing date, neither we nor any of our subsidiaries has held any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7;

•	on the closing date, there shall not exist an event, change or occurrence arising after May 22, 2007 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on us;

•	since May 22, 2007, there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of 10 hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing as of May 22, 2007, a material acceleration or worsening thereof; provided, however, that (x) the failure of this condition may be invoked by Moon Parent, REIT Merger Sub and Partnership Merger Sub only one time, (y) upon the expiration of 10 business days following the date this condition is invoked by Moon Parent, REIT Merger Sub and Partnership Merger Sub, this condition shall be deemed satisfied and (z) all of the mutual conditions to the closing of the mergers (other than the condition regarding the approval of the operating partnership merger (but only to the extent the failure to satisfy such condition resulted from an intentional breach by Moon Parent, REIT Merger Sub and Partnership Merger Sub of their covenants and agreements required to be performed by them under the merger agreement at or prior to the effective time of the mergers)) shall from the date this condition was invoked by Moon Parent, REIT Merger Sub and Partnership Merger Sub be deemed to have been satisfied or waived by Moon Parent, REIT Merger Sub and Partnership Merger Sub. We refer to this condition as the “market disruption condition”;

•	the consent regarding the exemption from the share ownership limitations contained in the AmeriCold Realty Trust Declaration of Trust, dated December 24, 2002, as amended, in form and substance acceptable to Moon Parent shall have been obtained;

•	we and the operating partnership shall have repaid or obtained payoff (or unwinding or termination) letters in form and substance reasonably satisfactory to Moon Parent to permit with respect to certain indebtedness the repayment, defeasance and/or refinancing of such indebtedness, together with any other consents or approvals required in order to allow Moon Parent to repay all such indebtedness on the closing date by the delivery of funds to the holders of such indebtedness; and

•	all loans made by us and the operating partnership to our respective employees shall have been satisfied and paid in full or the respective borrower shall have delivered such documents and instruments reasonably satisfactory to Moon Parent evidencing an irrevocable commitment to repay in full such loan as of the closing date.
     Our obligation to complete the mergers is subject to the following additional conditions:
•	the representations and warranties of Moon Parent, REIT Merger Sub and Partnership Merger Sub that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the date of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality or Moon Parent material adverse effect qualifications would not have a Moon Parent material adverse effect;

•	the performance, in all material respects, by Moon Parent of all its obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement; and

•	the receipt by us of a certificate signed by an officer of Moon Parent with respect to the truth and correctness of the representations and warranties of Moon Parent and the performance of its obligations under the merger agreement and compliance, in all material respects, with the material agreements and covenants to be performed or complied with under the merger agreement.
     For the purposes of the merger agreement, “Moon Parent material adverse effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Moon Parent, REIT Merger Sub or Partnership Merger Sub from consummating the mergers or any other transactions contemplated by the merger agreement.
Termination
     The merger agreement may be terminated and the company merger may be abandoned at any time prior to the effective time of the company merger, as follows:
•	by mutual written consent of Moon Parent and us;
     by either Moon Parent or us if:
•	the company merger has not occurred on or before October 31, 2007, which we refer to as the “drop dead date,” provided that (i) this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the company merger to occur on or before October 31, 2007 and (ii) if Moon Parent, REIT Merger Sub and Partnership Merger Sub have invoked the market disruption condition and the 10 business-day period contemplated therein would expire on or after October 31, 2007, then the drop dead date shall be the date of the third business day following expiration of such 10 business day period;

•	any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which makes consummation of the redemptions of the Series A and Series B preferred shares or the mergers illegal or otherwise prohibits consummation of such redemptions of the Series A and Series B preferred shares or mergers and is final and non-appealable; or

•	the requisite vote of our common shareholders to approve the company merger and the other transactions contemplated by the merger agreement upon a vote being taken at a duly convened stockholders meeting is not obtained.
     by Moon Parent if:
•	each of Moon Parent, REIT Merger Sub and Partnership Merger Sub is not in material breach of its obligations under the merger agreement, and (a) any of our or the operating partnership’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by October 31, 2007, or (b) there has been a breach of our or the operating partnership’s covenants or agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by October 31, 2007;

•	our board of trust managers withdraws, modifies or changes its recommendation that shareholders vote to approve the merger agreement and the company merger in any manner adverse to Moon Parent;

•	we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement);

•	a tender offer or exchange offer for any of our outstanding stock that constitutes an acquisition proposal is commenced by a third party before the requisite shareholder vote is obtained and our board of trust managers does not recommend against acceptance of such tender offer or exchange offer within 10 business days after it is commenced, or in the event of a change in terms of the tender offer, within 10 business days after the announcement of such changes;

•	we intentionally breach our obligation to call or hold the shareholders’ meeting or cause this proxy statement to be mailed to our shareholders or the operating partnership intentionally breaches its obligation to cause the partnership information statement to be mailed to its limited partners; or

•	we or our board of trust managers publicly announces the intention to do any of the foregoing.
     by us if:
•	we are not in material breach of our obligations under the merger agreement, and (a) any of Moon Parent’s, REIT Merger Sub’s or Partnership Merger Sub’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by October 31, 2007, or (b) there has been a breach of any of Moon Parent’s, REIT Merger Sub’s or Partnership Merger Sub’s covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by October 31, 2007; or

•	our board of trust managers approves an acquisition proposal so long as:
o	the requisite shareholder vote for the company merger has not been obtained;

o	we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Moon Parent in any material respects;

o	our board of trust managers has determined in good faith, after consulting with its financial advisor, that such definitive agreement constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with trust managers’ duties to our shareholders under applicable laws;

o	we have notified Moon Parent in writing that we intend to enter into such agreement;

o	during the three business days following the receipt by Moon Parent of our notice, we have offered to negotiate with, and if accepted, have negotiated in good faith with, Moon Parent to make adjustments to the terms and conditions of the merger agreement to enable us to proceed with the company merger;

o	our board of trust managers has determined in good faith, after the end of such three business day period, after considering the results of such negotiations and any revised proposals made by Moon Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

o	we pay to Moon Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fee and Expenses
     We have agreed to pay to Moon Parent a termination fee of $64.2 million, less any transaction expenses previously paid by us to Moon Parent in the event that:
•	we or Moon Parent terminate the merger agreement because the requisite shareholder approval is not obtained, and
•	at or prior to such termination, an acquisition proposal has been publicly announced that is not subsequently withdrawn prior to such termination, and

•	concurrently with such termination or within twelve (12) months following the date of such termination, we enter into an agreement with respect to any acquisition proposal that is ultimately consummated, or any acquisition proposal is consummated (with references to “25%” and “75%” in the definition of acquisition proposal being deemed to be “50%”);
•	the merger agreement is terminated by Moon Parent because:
•	our board of trust managers has withdrawn, or modified or changed in a manner adverse to Moon Parent, its recommendation that the shareholders approve the merger agreement and the company merger,

•	we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement),

•	a tender offer or exchange offer for any of our outstanding stock that constitutes an acquisition proposal is commenced by a third party before the requisite shareholder vote is obtained and our board of trust managers does not recommend against acceptance of such tender offer or exchange offer within 10 business days after it is commenced, or in the event of a change in terms of the tender offer, within 10 business days after the announcement of such changes, or

•	we intentionally breach our obligation to call or hold the shareholders’ meeting or cause this proxy statement to be mailed to our shareholders or the operating partnership intentionally breaches its obligation to cause the partnership information statement to be mailed to its limited partners, or

•	we publicly announce our intention to do any of the foregoing; or
•	the merger agreement is terminated by us because prior to obtaining the shareholder approval, our board of trust managers has approved an acquisition proposal.
     The merger agreement also provides that if either party terminates the merger agreement because of the other party’s material breach of the merger agreement which would result in the failure of a condition being satisfied by October 31, 2007, the breaching party is required to reimburse the non-breaching party for its reasonable transaction expenses up to a limit of $10 million. If Moon Parent terminates the merger agreement because our common shareholders do not approve the company merger by the requisite vote, we are required to reimburse Moon Parent for its reasonable transaction expenses up to a limit of $10 million.
     We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, or Moon Parent fails to pay any termination expenses when due, we or Moon Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party in connection with the collection under and enforcement of relevant provisions of the merger agreement.

Amendment
     The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our shareholders have approved the merger agreement, provided that after any such shareholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further shareholder approval without first obtaining such shareholder approval.

MARKET PRICE OF OUR COMMON SHARES
     Our common shares trade on the New York Stock Exchange under the symbol “CEI.” As of                     , 2007, there were                      shareholders of record. The following table sets forth the high and low sale prices of our common shares as reported on the New York Stock Exchange Composite Tape (rounded to the nearest cent), and the dividends paid per share of our common shares, for each quarterly period for the past two years and for the first and second quarterly periods (through                     , 2007) of the fiscal year ending December 31, 2007.

	Market Price
	Range
	High	Low	Dividend
Fiscal Year Ending December 31, 2007:
Second Quarter through _______, 2007
First Quarter	$21.22	$18.67	$.375

Fiscal Year Ended December 31, 2006:
Fourth Quarter	$22.43	$19.00	$.375
Third Quarter	$23.92	$18.54	$.375
Second Quarter	$21.00	$17.54	$.375
First Quarter	$21.75	$19.83	$.375

Fiscal Year Ended December 31, 2005:
Fourth Quarter	$21.16	$18.90	$.375
Third Quarter	$20.77	$17.69	$.375
Second Quarter	$19.07	$15.97	$.375
First Quarter	$18.51	$16.00	$.375
     Our common shares traded below management’s net asset value estimates until August 2006, when market rumors of our possible sale apparently began to circulate. On May 22, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common shares on the New York Stock Exchange was $21.62 per share. On                     , 2007, the last trading day before the date of this proxy statement, the closing price of our common shares on the New York Stock Exchange was $                     per share. You are encouraged to obtain current market quotations for our common shares.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND
TRUST MANAGERS
     This table indicates how many Crescent common shares and limited partnership units in the operating partnership were beneficially owned as of April 25, 2007 by:
•	each current trust manager;

•	each executive officer named in the Summary Compensation Table included in the Crescent Form 10-K/A filed with the SEC on April 30, 2007 not also listed as a trust manager; and

•	trust managers and executive officers as a group.
     In general, “beneficial ownership” includes those common shares and partnership units a trust manager or executive officer has the power to vote or the power to dispose and share options and partnership unit options that are exercisable currently or become exercisable or redeemable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. As of April 25, 2007, we had 102,826,011 common shares issued and outstanding, and there were 11,151,423 partnership units outstanding.

		Common	Percentage		Partnership
		Share	of Common		Unit		Total
		Options	Shares		Options	Percentage	Common		Percentage of
Name and Address	Number of	Exercisab	(excluding		Exercisable	of All	Shares and		Common
of Beneficial	Common	le Within	partnership	Partnership	Within 60	Partnership	Partnership		Shares
Owner(1)	Shares(2) (3)	60 Days	units)(4)	Units(5)	Days(5)	Units(6)	Units(7)		Outstanding(14)
John C. Goff	1,986,271	400,000	2.3%	1,812,970	642,858	10.7%	4,842,099	(8)	4.6%
Jerry R. Crenshaw, Jr.	135,166	165,000	*	—	—	—	300,166	(9)	*
Dennis H. Alberts	146,870	203,400	*	—	—	—	350,270		*
Jane E. Mody	9,532	—	*	—	—	—	9,532	(10)	*
John L. Zogg, Jr.	145,635	75,000	*	—	—	—	220,635		*
Richard E. Rainwater	5,173,949	—	5.0%	11,447,334	—	51.3%	16,621,283	(11)	14.5%
Anthony M. Frank	39,427	106,400	*	—	—	—	145,827		*
William F. Quinn	53,819	109,200	*	—	—	—	163,019		*
Paul E. Rowsey, III	32,227	109,200	*	—	—	—	141,427		*
Robert W. Stallings	57,300	39,200	*	—	—	—	96,500	(12)	*
Terry N. Worrell	50,000	39,200	*	—	—	—	89,200	(13)	*
Trust Managers and Executive Officers as a Group (19 individuals)	8,041,814	1,812,490	9.4%	13,260,304	642,858	60.6%	23,757,466		21.2%

*	Less than 1.0%

1.	The address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

2.	The number of common shares the following persons beneficially own includes the number of common shares owned indirectly through participation in Crescent Real Estate Equities, Ltd.’s 401(k) Plan as of March 31, 2007, as follows: John C. Goff — 19,801; Jerry R. Crenshaw, Jr. — 7,474; John L. Zogg — 88; and Trust Managers and Executive Officers as a Group — 52,638.

3.	The number of common shares the following persons beneficially own includes the number of common shares owned through participation in Crescent Real Estate Equities, Ltd.’s Employee Stock Purchase Plan as of March 31,2007, as follows: John C. Goff — 2,415; John L. Zogg, Jr. — 647; and Trust Managers and Executive Officers as a Group — 3,998.

4.	The percentage of common shares (excluding partnership units) of a person listed in the securities ownership table addresses only that person’s ownership of our common shares and does not give effect to any beneficial ownership of common shares the person may have as a result of such person’s ownership of partnership units. In addition, such percentage assumes that (i) as to that person, all options to purchase our common shares exercisable within 60 days of April 25, 2007 are exercised, and (ii) as to all other persons, none of our Series A preferred shares are converted into common shares and no options to purchase our common shares are exercised.

5.	On a common-share equivalent basis. Each partnership unit generally entitles the holder to exchange the unit (and the related limited partner interest) for two of our common shares or, at our option, an equivalent amount of cash.

6.	The percentage of all partnership units of a person listed in the securities ownership table addresses only that person’s ownership of partnership units and assumes that (i) as to that person, all options to purchase partnership units exercisable within 60 days of April 25, 2007 are exercised, and (ii) as to all other persons, no options to purchase partnership units are exercised. We and Crescent Real Estate Equities, Ltd., the general partner of the operating partnership, collectively own an approximate 82.2% partnership interest in the operating partnership, which is not reflected in the number of outstanding partnership units. The partnership units beneficially owned by Mr. Goff and Mr. Rainwater represent a partnership interest in the operating partnership of approximately 3.8% and 13.3%, respectively.

7.	Includes (i) the number of common shares that such person has the right to acquire within 60 days of April 25, 2007 upon the exercise of options to purchase our common shares granted pursuant to our equity incentive plans and (ii) the number of partnership units that such person has the right to acquire within 60 days of the April 25, 2007 upon exercise of options granted under the operating partnership’s partnership unit incentive plan, as amended, on a common share equivalent basis.

8.	The number of common shares that Mr. Goff beneficially owns includes 152,560 common shares that may be issued upon exchange of partnership units that Goff Family, L.P., a Delaware limited partnership, owns. Mr. Goff disclaims beneficial ownership of the common shares that may be issued upon exchange of partnership units that Goff Family, L.P. owns in excess of his pecuniary interest in such partnership units.

9.	Resigned from his position as our Chief Financial Officer effective as of March 29, 2007. The number of common shares that Mr. Crenshaw beneficially owns includes 8,092 common shares in joint brokerage account of which Mr. Crenshaw and his spouse, Lori Crenshaw, share voting and investment power.

10.	Served as our Managing Director, Capital Markets in fiscal year 2006 and has, since March 29, 2007, also served as our Chief Financial Officer. The number of common shares that Ms. Mody beneficially owns includes 9,532 common shares owned by the Mody Family Living Trust, of which Ms. Mody and her spouse Haji Mody are the trustees and beneficiaries.

11.	The number of common shares that Mr. Rainwater beneficially owns includes 744,704 common shares that Darla Moore, Mr. Rainwater’s spouse, beneficially owns and 519,610 common shares that may be issued upon exchange of partnership units that Ms. Moore beneficially owns. Mr. Rainwater disclaims beneficial ownership of these common shares. In addition, the number of common shares that Mr. Rainwater beneficially owns includes 3,608,238 common shares that Mr. Rainwater owns indirectly and 6,320,468 common shares that may be issued upon exchange of partnership units that Mr. Rainwater owns indirectly, including (i) 12,525 common shares owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, and 49,506 common shares that may be issued upon exchange of partnership units owned by Rainwater, Inc., (ii) 10,586 common shares owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and 6,270,962 common shares that may be issued upon exchange of partnership units owned by Office Towers LLC, (iii) 2,935,127 common shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself, and (iv) 650,000 common shares owned by the Richard E. Rainwater Charitable Remainder Unitrust No. 3, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.

12.	The number of common shares that Mr. Stallings beneficially owns includes 13,500 common shares in an IRA account which is owned by Linda E. Stallings, Mr. Stallings’ spouse. Mr. Stallings disclaims beneficial ownership of such common shares.

13.	The number of common shares that Mr. Worrell beneficially owns includes 50,000 common shares in a joint brokerage account in which Mr. Worrell and his spouse, Sharon Worrell, share voting and investment power.

14.	The percentage of common shares outstanding that a person listed in the securities ownership table beneficially owns assumes that (i) as to that person, all partnership units are exchanged for common shares, all options to purchase common shares exercisable within 60 days of April 25, 2007 are exercised and all options to purchase partnership units exercisable within 60 days of April 25, 2007 are exercised and the partnership units so acquired are subsequently exchanged for common shares, and (ii) as to all other persons, no partnership units are exchanged for common shares, no Series A preferred shares are converted into common shares, and no options to purchase common share or options to purchase partnership units are exercised.
     The following table provides information about the only known beneficial owners of more than five percent of our outstanding common shares, based solely on our records and the most recent Schedule 13G filings with the Securities and Exchange Commission. The number of common shares owned and the percentage of common shares with respect to the number of common shares beneficially owned are as of April 25, 2007.

	Number of	Percentage of
	Common	Common Shares
Name and Address of Beneficial Owner	Shares Owned	Outstanding(5)
Richard E. Rainwater 777 Main Street Suite 2100 Fort Worth, Texas 76102	16,621,283(1)	14.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,324,758(2)	6.2%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	6,320,360(3)	6.1%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,754,747(4)	5.6%

(1)	The number of common shares Mr. Rainwater beneficially owns includes the number of common shares that may be issued upon exchange of 5,723,667 partnership units that he owns. See footnote 11 to the table above.

(2)	BlackRock, Inc. (“Black Rock”) filed a Schedule 13G, as of February 13, 2007, reporting that BlackRock beneficially owns and has shared voting and dispositive power over 6,324,758 common shares.

(3)	Capital Research and Management Company (“Capital Research”) filed a Schedule 13G/A, as of February 12, 2007, reporting that Capital Research beneficially owns and has sole voting over 1,450,000 common shares and sole dispositive power over 6,320,360 common shares.

(4)	The Vanguard Group, Inc. (“Vanguard”) filed a Schedule 13G, as of February 14, 2007, reporting that Vanguard beneficially owns and has sole voting power over 135,972 common shares and shared dispositive power over 5,754,747 common shares.

(5)	See footnote 14 to the table above.

DISSENTERS’ RIGHTS OF APPRAISAL
     The following description of the rights of shareholders who elect to assert their appraisal rights does not purport to be complete and is qualified in its entirety by, and is subject to, Section 25.20 of the Texas Real Estate Investment Trust Act, attached as Exhibit C to this proxy statement, and which you are encouraged to read carefully.
     Any of our common shareholders may dissent from the plan of merger to which we are a party only by complying with the following procedures.
     A common shareholder must file with us, before the special meeting of shareholders to be held on                     , 2007, a written objection to the approval of the company merger and the merger agreement at the special meeting (the “action”). A common shareholder’s failure to vote against the action will not constitute a waiver of its right to dissent, and a vote against this action will not be deemed to satisfy the notice requirements under Texas law with respect the shareholder’s right to dissent. The shareholder’s objection must state that the shareholder will exercise the shareholder’s right to dissent if the action is effective and must contain the shareholder’s address, to which notice of the action shall be delivered or mailed in that event. If the action is effected and the shareholder did not vote in favor of the action, the surviving entity shall deliver or mail to the shareholder written notice that the action has been effected within 10 days after the action is effected. The shareholder may make a written demand on the surviving entity for payment of the fair value of the shareholder’s common shares within 10 days from the delivery or mailing of the notice. The fair value of the common shares shall be the value of the common shares on the day before the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. A shareholder who fails to make a demand within the 10-day period is bound by the action.
     Within 20 days after receipt by the surviving entity of a demand for payment made by a dissenting shareholder, the surviving entity shall deliver or mail to the shareholder a written notice that shall either set out that the entity accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the date on which the action was effected, and, in the case of common shares represented by certificates, on the surrender of the certificates duly endorsed, or shall contain an estimate by the surviving entity of the fair value of the common shares and an offer to pay the amount of that estimate within 90 days after the date on which the action was effected, on receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, on the surrender of the certificates duly endorsed.
     If, within 60 days after the date on which the action was effected, the value of the common shares is agreed on between the shareholder and the surviving entity, payment for the common shares shall be made within 90 days after the date on which the action was effected and, in the case of common shares represented by certificates, on surrender of the certificates duly endorsed. On payment of the agreed value, the shareholder will cease to have any interest in the common shares or in us.
     If, within 60 days after the date on which the action was effected, the shareholder and the surviving entity do not agree on the value of the common shares, the shareholder or surviving entity, within 60 days after the expiration of the 60-day period, may file a petition in any court of competent jurisdiction in Tarrant County, Texas, which is where our principal office is located, asking for a finding and determination of the fair value of the shareholder’s common shares. On the filing of a petition by the shareholder, service of a copy of the petition must be made on the surviving entity. The surviving entity, within 10 days after receiving the service, shall file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all of our shareholders who have demanded payment for their common shares and with whom agreements as to the value of their common shares have not been reached by the surviving entity. If the petition is filed by the surviving entity, the list described in the preceding sentence must be attached to the petition. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the surviving entity and to the shareholders named on the list at the addresses stated in the list. The court shall approve the forms of notices sent by mail. All shareholders notified in such manner and the surviving entity are bound by the final judgment of the court.

     After the hearing of a petition, the court shall determine which shareholders have complied with the provisions of Section 25.20 of the Texas Real Estate Investment Trust Act and have become entitled to the valuation of and payment of their common shares. The court shall appoint one or more qualified appraisers to determine that value. The appraisers may examine any of our books and records that relate to the common shares the appraisers are charged with the duty of valuing. The appraisers shall make a determination of the fair value of the common shares after conducting an investigation. The appraisers shall also afford a reasonable opportunity to allow interested parties to submit to the appraisers pertinent evidence relating to the value of the common shares. The appraisers also have the power and authority that may be conferred on masters in chancery by the Texas Rules of Civil Procedure.
     The appraisers shall determine the fair value of the common shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. The clerk shall give notice of the filing of the appraisers report to interested parties. The appraisers report shall be subject to exceptions to be heard before the court both on the law and the facts. The court shall determine the fair value of the common shares of the shareholders entitled to payment for their shares and shall order the surviving entity to pay that value, together with interest on the value of shares to the shareholders entitled to payment, beginning 91 days after the date on which the action was effected to the date of such judgment. The judgment shall be immediately payable to the holders of uncertificated common shares. The judgment shall be payable to the holders of common shares represented by certificates only on, and simultaneously with, the surrender to the surviving entity of duly endorsed certificates for those shares. On payment of the judgment, the dissenting shareholders cease to have any interest in those shares or in us. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.
     Common shares acquired by the surviving entity, pursuant to the payment of the agreed value of the shares or to payment of the judgment entered for the value of the shares, as provided above, shall be treated as provided in the merger agreement.
     In the absence of fraud in the company merger, the remedy provided by Section 25.20 of the Texas Real Estate Investment Trust Act to a shareholder objecting to the approval of the company merger and the merger agreement at the special meeting is the exclusive remedy for the recovery of the value of the shareholder’s common shares or money damages to the shareholder with respect to the action. If the surviving entity complies with the requirements of Section 25.20 of the Texas Real Estate Investment Trust Act, any shareholder who fails to comply with the requirements of that Section is not entitled to bring suit for the recovery of the value of the shareholder’s common shares or money damages to the shareholder with respect to the action.
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
     We are sending only one proxy statement to shareholders that share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, they may telephone Jeremy Sweek/Investor Relations at (817) 321-1464 or write to Crescent Real Estate Equities Company at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, Attention: Investor Relations. If you have received multiple copies of our proxy statement, you can request householding by contacting us in the same manner, and if you did not receive an individual copy of this proxy statement, you can obtain a copy by contacting us in the same manner.
SUBMISSION OF SHAREHOLDER PROPOSALS
     We intend to hold an annual meeting in 2007 only if the mergers are not completed. If we hold such an annual meeting, it will be more than 30 days after the anniversary date of the mailing of the notice for the 2006 annual meeting. To be eligible for inclusion in our proxy materials for our 2007 annual meeting, if such meeting is held, written notice of any shareholder proposal must be received by us a reasonable time before we begin to print and send our proxy materials for such annual meeting. In addition, nominations by shareholders of candidates for trust manager and proposals by shareholders other than pursuant to Rule 14a-8 under the Exchange Act process must be submitted in accordance with our current bylaws. Our bylaws currently provide that in order for a shareholder to nominate a candidate for election as a trust manager at an annual meeting of shareholders or propose business for consideration at an annual meeting that is delayed by more than 60 days from the first anniversary of date of mailing of the notice for the previous year’s annual meeting, written notice must be delivered to our Secretary, at our principal executive offices, no sooner than the 90th day prior to the date of mailing of the notice for such annual meeting and not later than either (1) the 70th day prior to the date of mailing of the notice for such annual meeting or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made, whichever is later. Our Secretary will provide a copy of our bylaws upon written request and without charge.
OTHER MATTERS
     We currently are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. We will make these materials available for inspection and copying by any shareholder, or representative of a shareholder who is so designated in writing, at our executive offices during regular business hours.
     Our shareholders may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.
     The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. If we file with the SEC and incorporate by reference any information so filed after the date of this proxy statement, then that information may update and supersede the information in this proxy statement.
     The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date on which we file this proxy statement and before the special meeting.
     This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.
     Shareholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.
     This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in the merger agreement, which is attached to this proxy statement as Exhibit A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made only for the purposes of the merger agreement and those other contracts or documents and solely for the benefit of the parties to the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties, and may not be complete as of the date of this proxy statement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to shareholders. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties in the merger agreement that are contained in this proxy statement or upon the actual representations and warranties contained in the merger agreement or the other contracts and documents incorporated by reference into this proxy statement as statements of factual information.

Exhibit A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Among
CRESCENT REAL ESTATE EQUITIES COMPANY,
CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
MOON ACQUISITION HOLDINGS LLC,
MOON ACQUISITION LLC
and
MOON ACQUISITION LIMITED PARTNERSHIP
Dated as of
May 22, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2007 (this “Agreement”), is made and entered into by and among Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the “Operating Partnership” and together with the Company, the “Crescent Parties”), Moon Acquisition Holdings LLC, a Delaware limited liability company (“Parent”), Moon Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”) and Moon Acquisition Limited Partnership, a Delaware limited partnership (“Partnership Merger Sub”, and together with Parent and REIT Merger Sub, the “Purchaser Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into REIT Merger Sub (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Real Estate Investment Trust Act (the “Texas REIT Law”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the parties also wish to effect a merger of the Partnership Merger Sub with and into the Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Trust Managers of the Company (the “Company Board”) has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, on the terms and subject to the conditions set forth herein;

WHEREAS, Crescent Real Estate Equities, Ltd., a Delaware corporation (“General Partner”), as the sole general partner of the Operating Partnership, has approved this Agreement, the Partnership Merger, and the other transactions contemplated by this Agreement and deemed it advisable for the Operating Partnership and its limited partners to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

WHEREAS, Parent, as the managing member of REIT Merger Sub, has approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement and declared that this Agreement and the REIT Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the general partner of Partnership Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and deemed it advisable and in the best interests of the limited partners of the Partnership Merger Sub for the Partnership Merger Sub to enter into this Agreement and consummate the Partnership Merger on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company two guarantees of the obligations arising under this Agreement of the Purchaser Parties executed by one or more affiliates of Parent (the “Guarantors”, and such instruments, the “Guarantees”);

WHEREAS, as an inducement to the Purchaser Parties entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution of this Agreement, the Company and the General Partner have entered into a voting agreement with the Purchaser Parties relating to partnership interests of the Operating Partnership held by the Company and the General Partner, respectively (the “Voting Agreement”);

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the REIT Merger will be treated as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the consideration provided for in Article III to be provided to the shareholders of the Company (the “REIT Merger Consideration”) and the assumption of all of the Company’s liabilities, followed by a distribution of such REIT Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Partnership Merger will be treated as a taxable sale of interests in the Operating Partnership to the extent of interests exchanged for cash; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Definitions.

(a) For purposes of this Agreement:

“Acquisition Proposal” means: (i) any proposal or offer received after the date hereof from any person other than Parent and REIT Merger Sub relating to any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, or (B) more than 25% of the outstanding equity securities of the Company or of the Operating Partnership; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of the Company or of the Operating Partnership; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the REIT Merger, pursuant to which the shareholders of the Company prior to consummation of such transaction would hold less than 75% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the REIT Merger).

“Action” means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

“Additional Company” means any entity listed on Exhibit I attached hereto and its Subsidiaries.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AmeriCold” means AmeriCold Realty Trust, a Maryland real estate investment trust.

“AmeriCold Business” means the business of owning and operating temperature controlled warehouses and related logistics businesses by AmeriCold.

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, options to acquire units, phantom stock, deferred stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or units or other employee benefit plan, program, agreement or arrangement as to which the Company, any of its Subsidiaries, any Primarily Controlled Company or any ERISA Affiliate sponsors, maintains, contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company, any of its Subsidiaries or any Primarily Controlled Company, including any ERISA Benefit Plan.

“Business Day” or “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) other than a day on which banks are required or authorized to close in the City of New York.

“Canyon Ranch” means CR Operating, LLC, CR Spa, LLC and their respective Subsidiaries.

“Canyon Ranch Business” means collectively the businesses operated by CR Operating, LLC and CR Spa, LLC.

“Canyon Ranch Subsidiaries” means the collective Subsidiaries of CR Operating, LLC and CR Spa, LLC.

“Certificate” or “Certificates” means any certificate evidencing, or any other instrument deemed by the Company or Operating Partnership, as applicable, to be sufficient evidence of, Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Units or Options.

“Change-in-Control Agreements” means the employment and other agreements set forth in Item 4.11(j) of the Disclosure Letter.

“Class of Company” means any of Company Subsidiaries, Primarily Controlled Companies, Partially Controlled Companies or Additional Companies.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Business” means any one of the Office Business, Hotel Business, Resort Residential Business, Canyon Ranch Business and AmeriCold Business.

“Company Bylaws” means the Company Fourth Amended and Restated Bylaws adopted on December 15, 2005, as amended.

“Company Charter” means the Restated Declaration of Trust of the Company dated September 28, 1997, as amended.

“Company Common Shares” means common shares of beneficial interest, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, financial condition or results of operations of the Company, its Subsidiaries and the Related Entities, taken as a whole, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (A) any change in the market price or trading volume of the Company Common Shares, the Series A Preferred Shares or the Series B Preferred Shares of the Company, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry in which such Company Business or Businesses operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry in which such Company Business or Businesses operate, (D) any events, circumstances, changes or effects generally affecting the United States commercial real estate industry except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry and in any geographic region in which such Company Business or Businesses operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company or any of its Subsidiaries or Related Entities operates, (F) the announcement of the execution of this Agreement or anticipation of the Mergers or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required or expressly contemplated by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on one or more Company Businesses relative to other similarly situated participants in the business or industry and in any geographic region in which such Company Business or Businesses operates, (I) changes in Law or GAAP or (J) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect. Notwithstanding the foregoing, for purposes of

Section 4.07, the proviso to the preceding sentence shall be read without giving effect to the words “to the extent occurring after the date hereof”.

“Company Properties” means, collectively, the Leased Real Property and the Owned Real Property.

“Company Series A Preferred Shares” means shares of 6 3/4% Series A Convertible Cumulative Preferred Shares of the Company, par value $0.01 per share.

“Company Series B Preferred Shares” means shares of 9.50% Series B Cumulative Redeemable Preferred Shares of the Company, par value $0.01 per share.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Designated Employee” means any current or former employee of the Company, and of its subsidiaries or any third party manager of any property owned by the Company who Parent, in its discretion, believes should receive a notice pursuant to WARN or any similar “mass layoff” or “plant closing” law.

“Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

“Environmental Law” means the applicable Law of any Governmental Entity relating to the prevention of pollution, regulating discharge or emission of Hazardous Substances, remediation of contamination, protection of natural resources or the environment, preservation of environmental quality or the protection of human health from exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(c) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“ERISA Benefit Plan” means a Benefit Plan that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

“Governmental Authority” means any United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law including, without limitation, any asbestos, mold, lead based paint, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum or any fraction of petroleum.

“Hotel Business” means the business of owning and/or operating hotel properties directly or through joint ventures.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plans” means, collectively, the 1994 Crescent Real Estate Equities Company Stock Incentive Plan, the Third Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan, the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, the Crescent Real Estate Equities, Ltd. Dividend Incentive Unit Plan, the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan, the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (each as amended, modified or amended and restated, as the case may be) and each other employee or officer unit option or compensation plan or arrangement of the Operating Partnership, the General Partner or the Company not pursuant to one of the foregoing plans and that is listed as an “Incentive Plan” on Item 4.11(a) of the Disclosure Letter.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) United States and international trademarks, service marks, trade dress, logos, trade names, Internet domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) United States and international copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Junior Subordinated Notes” means (i) certain unsecured junior subordinated notes issued to evidence loans made to the Operating Partnership, maturing on June 30, 2035, of the proceeds from the issuance by Crescent Real Estate Statutory Trust I of beneficial interests in its assets; and (ii) certain unsecured junior subordinated notes issued to evidence loans made to the Operating Partnership, maturing on July 30, 2035, of the proceeds from the issuance by Crescent Real Estate Statutory Trust II of beneficial interests in its assets.

“Knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A.

“Knowledge of Parent” means the actual knowledge of those individuals listed on Exhibit B.

“Law” means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Leased Real Property” means all material real property leased (including Ground Leases) or otherwise occupied (as lessee, sublessee, assignee or otherwise) as of the date hereof by the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, as applicable, from a third party other than the Company or any of its Subsidiaries or any of its Primarily Controlled Companies, including the improvements thereon.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Merger Consideration” means the Company Common Share Merger Consideration, Partnership Merger Consideration, Restricted Unit Consideration, Option Consideration, Preferred Redemption Amount, Series A Consideration, and Series B Consideration.

“Office Business” means the business of owning and/or operating office properties directly or through joint ventures.

“Operating Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 30, 2006, as amended.

“Owned Real Property” means all real property owned by the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company as of the date hereof, together with all buildings, structures, other improvements and fixtures located on or under such real property and all easements, rights, and other appurtenances thereto.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Parent, REIT Merger Sub or Partnership Merger Sub from consummating the Mergers or any other transactions contemplated by this Agreement.

“Partially Controlled Company” means any company listed on Exhibit H attached hereto.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company if such reserves are required pursuant to GAAP; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception, easement agreements and all other matters disclosed in any Company title insurance policy provided or made available to Parent, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Letter), the Company Leases and any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and/or (vii) other Liens being contested in good faith in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and for which there are adequate reserves on the financial statements of the Company if such reserves are required pursuant to GAAP.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Portfolio Purchase and Sale Agreements” means the Walton Portfolio Purchase and Sale Agreement, and the purchase and sale agreements with respect to any other Portfolio Sales.

“Portfolio Sales” means the Walton Portfolio Sale, the sales contemplated in Item 6.01(f) of the Disclosure Letter, and other sales under contracts approved in writing by the Purchaser Parties.

“Primarily Controlled Company” means any entity listed on Exhibit G attached hereto.

“Related Entity” means any of a Primarily Controlled Company, a Partially Controlled Company or an Additional Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Resort Residential Business” means the business of owning, developing, selling and operating resort residential properties directly or through joint ventures, including developing the Crescent Plaza and Ritz-Carlton Dallas property.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Strategic Plan” means the Company’s strategic business plan publicly announced on March 1, 2007.

“Subsidiary” of any Person means any corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity of which (i) the Person, or its direct or indirect Subsidiary, is a general partner, managing partner, managing member, or manager, (ii) the Person, or its direct or indirect Subsidiary, has the right to designate one or more representatives to its governing board or committee, or (iii) such Person (either directly or through or together with another Subsidiary of such Person) owns at least 50% of the voting stock or common equity interest of such corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity, in each case other than a Related Entity that is not in the same Class of Company as such Person .

“Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a third party with respect to at least 50% of the outstanding Company Common Shares or at least 50% of the Company’s assets, which the Company Board determines in its good faith judgment (after receiving the advice of an independent financial advisor of nationally recognized reputation) is more favorable from a financial point of view to the holders of the Company Common Shares than the REIT Merger, after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Company Board deems relevant (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, employment, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, unemployment, disability, value added, alternative or add-on minimum, registration, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Returns” means all reports, returns, declarations, claims for refund, information returns, statements, or other information required to be supplied in writing to a taxing authority in connection with Taxes.

“Trust Preferred Securities” means (i) certain beneficial interests in the assets of Crescent Real Estate Statutory Trust I issued in connection with the Junior Subordinated Notes; and (ii) certain beneficial interests in the assets of Crescent Real Estate Statutory Trust II issued in connection with the Junior Subordinated Notes.

“Units” means units of common and preferred limited partnership interest in the Operating Partnership.

“Walton Portfolio Sale” means, whether effected directly or indirectly or in one transaction or a series of related transactions, any sale, transfer or other business combination involving the six (6) hotel and office properties owned by the Company and under contract for sale on the date hereof pursuant to the Walton Portfolio Purchase and Sale Agreement, as well as the Sonoma Golf property.

“Walton Portfolio Purchase and Sale Agreement” means those certain Purchase and Sale Agreements made and entered into on March 5, 2007, as amended and reinstated, between Walton TCC Hotel Investors V, L.L.C. and the Sellers identified therein.

The following terms have the meaning set forth in the sections set forth below:

Location of
Defined Term	Definition

7 1/8% Notes	§4.03(a)
9.25% Senior Notes	§4.03(a)
Agreement	Preamble
Capitalization Date	§4.03(a)
CERCLA	§4.16(e)
Change in Recommendation	§7.04(c)
Claim	§7.06(a)
Closing	§2.04
Closing Date	§2.04

Location of
Defined Term	Definition

Commitment Letters	§5.07
Commitments	§5.07
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§4.23(c)
Company Common Share Merger Consideration	§3.01(c)
Company Expenses	§9.03(e)
Company Leases	§4.15(o)
Company Preferred Shares	§4.03(a)
Company Shareholders’ Meeting	§7.02
Company Shareholder Approval	§7.02
Company Termination Fee	§9.03(d)
Confidentiality Agreement	§7.03(b)
Construction Project	§4.15(n)
Continuing Employees	§7.05(b)
Counterproposal	§7.04(c)
Crescent Intellectual Property	§4.14
Crescent Parties	Preamble
Delaware Merger Certificate	§2.03(a)
Delayed Closing	§2.04(b)
Dissenter’s Rights Provisions	§3.04(a)
Dissenting Shareholders	§3.04(a)
Dissenting Shares	§3.04(a)
DLLCA	Recitals
Drop Dead Date	§9.01(b)
DRULPA	Recitals
DSOS	§2.03(a)
Effective Time	§2.03(a)
Employee Loans	§4.24
ESPP	§3.08
ESPP Date	§3.08
Excess Shares	§4.03(a)
Exchange Fund	§3.05(a)
Existing Units	§3.02(a)
Expenses	§7.06(a)
Financing	§5.07
General Partner	Recitals
Governmental Order	§9.01(c)
Ground Lease	§4.15(c)
Guarantees	Recitals
Guarantors	Recitals
Indemnified Parties	§7.06(a)
Lease Documents	§4.15(b)
Loan Documents	§4.15(d)

Location of
Defined Term	Definition

Management Agreement Documents	§4.15(j)
Material Contract	§4.18(a)
Maximum Premium	§7.06(c)
Merger Consideration	Recitals
Mergers	Recitals
NYSE	§7.02
Operating Partnership	Preamble
Option Consideration	§3.03(a)
Options	§3.03(a)
Other Filings	§4.08
Parent	Preamble
Parent Expenses	§9.03(e)
Parent Plan	§7.05(b)
Participation Agreements	§4.15(r)
Participation Interest	§4.15(r)
Participation Party	§4.15(r)
Partnership Information Statement	§7.01
Partnership Merger	Recitals
Partnership Merger Certificate	§2.03(b)
Partnership Merger Consideration	§3.02(a)
Partnership Merger Effective Time	§2.03(b)
Partnership Merger Sub	Preamble
Paying Agent	§3.05(a)
Permits	§4.09
Permitted Activities	§7.16
Permitted Properties	§7.16
Post-Signing Returns	§7.11(b)
Preferred Redemption Amount	§2.07
Proxy Statement	§4.08
Purchaser Parties	Preamble
Qualifying Income	§9.04(a)
Redemption	§2.07
REIT	§4.10(c)
REIT Certificate	§8.02(d)
REIT Merger	Recitals
REIT Merger Consideration	Recitals
REIT Merger Sub	Preamble
Representatives	§7.04(a)
Required Shareholder Vote	§4.04(a)
Restricted Units	§3.03(b)
Restricted Unit Consideration	§3.03(b)
Sarbanes-Oxley Act	§4.06(e)
SEC Documents	§4.06(a)

Location of
Defined Term	Definition

Section 16	§7.05(d)
Series A Consideration	§7.13
Series B Consideration	§7.13
Surviving Entity	§2.01(a)
Surviving Entity Operating Agreement	§2.02(a)
Surviving Partnership	§2.01(b)
Surviving Partnership Partnership Agreement	§2.02(b)
Tax Protection Agreement	§4.10(o)
Termination Date	§9.01
Texas Clerk	§2.03(a)
Texas Merger Certificate	§2.03(a)
Texas REIT Law	Recitals
Third Party Franchise Agreements	§4.15(i)
Transfer Taxes	§7.08
Unitholders	§4.03(b)
Voting Agreement	Recitals
WARN	§4.17(d)

Section 1.02  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGERS; REDEMPTIONS

Section 2.01  Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with Section 23.10 of the Texas REIT Law and Section 18-209 of the DLLCA, at the Effective Time, REIT Merger Sub and the Company shall consummate the REIT Merger pursuant to which (i) the Company shall be merged with and into REIT Merger Sub and the separate existence of the Company shall thereupon cease and (ii) REIT Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 23.60 of the Texas REIT Law and Section 18-209(g) of the DLLCA.

(b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Partnership Merger Sub and the Operating Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Sub shall be merged with and into the Operating Partnership and the separate existence of the Partnership Merger Sub shall thereupon cease and (ii) the Operating Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(h) of the DRULPA.

Section 2.02  Operating Agreement; Partnership Agreement.

(a) The certificate of formation of REIT Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by Law. The operating agreement of REIT Merger Sub, as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Entity Operating Agreement”).

(b) The certificate of limited partnership of Operating Partnership shall be amended as a result of the Partnership Merger to be in the form mutually agreed upon by the parties hereto. The limited partnership agreement of Partnership Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law (the “Surviving Partnership Partnership Agreement”).

Section 2.03  Effective Times.

(a) At the Closing, REIT Merger Sub and the Company shall duly execute and file articles of merger (the “Texas Merger Certificate”) with the county clerk of Tarrant County, Texas (the “Texas Clerk”) in accordance with the Texas REIT Law and shall duly execute and file with the Secretary of State of Delaware (the “DSOS”) a certificate of merger (the “Delaware Merger Certificate”) in accordance with the DLLCA and shall make all other filings or recordings required under the Texas REIT Law or the DLLCA to effect the REIT Merger. The REIT Merger shall become effective upon the later of (A) such time as the Texas Merger Certificate has been filed with the Texas Clerk as required by Section 23.40 of the Texas REIT Law and (B) such time as the Delaware Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in the Delaware Merger Certificate in accordance with the DLLCA and in the Texas Merger Certificate of Merger in accordance with the Texas REIT Law as the effective time of the Merger (the “Effective Time”).

(b) At the Closing, immediately after the Effective Time, the Partnership shall file with the DSOS a certificate of merger (the “Partnership Merger Certificate”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the Effective Time upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

Section 2.04  Closing.

(a) Subject to Section 2.04(b), the closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as agreed to by the parties hereto.

(b) The Purchaser Parties may, by giving written notice to the Company and the Operating Partnership at least three (3) Business Days prior to the Closing Date, delay the Closing to a date no later than the earlier of (x) the last Business Day of the month in which the conditions set forth in Article VIII have been satisfied or waived and (y) the Drop Dead Date (as defined hereinafter) (a “Delayed Closing”); provided, however, that if the Purchaser Parties elect that the Closing shall be a Delayed Closing, then, notwithstanding anything to the contrary in this Agreement but subject to Section 8.04, all conditions to Closing set forth in Section 8.02 (including those conditions that by their nature can be satisfied only at the Closing) shall be deemed to have been satisfied or (to the extent permitted by applicable Law) waived by the Purchaser Parties on and as of the Delayed Closing (other than the condition set forth in Section 8.02(b) (but only to the extent the failure to satisfy such condition resulted from an intentional breach by the Company or the Operating Partnership of the covenants and agreements required to be performed by them under this Agreement during the period between the original Closing Date and the date to which Closing is delayed pursuant to the Delayed Closing)). In the event that the Purchaser Parties cause a Delayed Closing as contemplated by this Section 2.04(b), all references in this Agreement to the Closing shall be deemed to be references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.

Section 2.05  Manager of the Surviving Entity.  The managing member of REIT Merger Sub immediately prior to the Effective Time, shall be the managing member of the Surviving Entity.

Section 2.06  Partnership Matters.  The Parent shall be the General Partner of the Surviving Partnership following the Partnership Merger Effective Time.

Section 2.07  Redemption of Preferred Shares.  Prior to the Effective Time, the Company shall redeem all of the Company Series A Preferred Shares and Company Series B Preferred Shares for cash pursuant to the terms of such securities (such cash, the “Preferred Redemption Amount”, and each, a “Redemption”). The Company’s obligation to effect the Redemptions may be conditioned upon the satisfaction or waiver of the conditions to the Mergers set forth in Article VIII.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.01  Effects of REIT Merger on Shares and Membership Interests.  As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holders of any shares of beneficial interest of the Company or the holders of any membership interests in REIT Merger Sub:

(a) Each membership interest of REIT Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding membership interest of the Surviving Entity.

(b) Each Company Common Share that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) or Dissenting Shares) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash, without interest, to be paid by Parent equal to $22.80, reduced by the per share amount, if any, distributed to holders of Company

Common Shares pursuant to the final sentence of Section 6.01(b). (the “Company Common Share Merger Consideration”).

Section 3.02  Effect on Partnership Interests.  As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interests of the Operating Partnership or of Partnership Merger Sub:

(a) Each outstanding Unit other than any Restricted Unit (the “Existing Units”) (other than Existing Units held by the Company, General Partner or any of the Company’s Subsidiaries), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to receive cash in an amount, without interest, per Existing Unit equal to the product of (A) the Company Common Share Merger Consideration multiplied by (B) two (2) (the “Partnership Merger Consideration”).

(b) Each Existing Unit held by the Company, General Partner or any of the Company’s Subsidiaries immediately prior to the Partnership Merger Effective Time shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(c) The general partner interests of the Operating Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Partnership Agreement.

(d) Each limited partnership interest in the Partnership Merger Sub shall remain outstanding as a limited partner interest in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Surviving Partnership Agreement.

(e) The general partner interests of the Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

Section 3.03  Equity Awards.

(a) Each option to purchase Company Common Shares or Units (collectively, the “Options”) granted under the Incentive Plans, which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled upon the surrender and cancellation of the option agreement representing such Option, together with the delivery of a written instrument executed by the holder thereof in the form attached hereto as Exhibit C, and, in exchange therefor, REIT Merger Sub or Partnership Merger Sub, as applicable, shall pay to the holder thereof cash in an amount equal to the product of (A) the number of Company Common Shares or Units, as applicable, issuable upon exercise of such Option (assuming full vesting) and (B) the excess, if any, of the Company Common Share Merger Consideration or the Partnership Merger Consideration, as applicable, over the exercise price per Company Common Share or Unit, as applicable, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax (the “Option Consideration”).

(b) Each Unit that was issued pursuant to an award granted under the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan or the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (collectively, the “Restricted Units”), which is outstanding immediately prior to the Effective Time (whether or not then vested) and which has not been paid out or cancelled prior thereto, shall, at the Partnership Merger Effective Time, be cancelled upon the surrender of the agreement representing such Restricted Unit by the Company or the holder thereof (or a reasonably satisfactory affidavit of lost agreement), together with the delivery of a written instrument executed by the holder thereof in the form attached hereto as Exhibit C. Partnership Merger Sub shall pay to the holder thereof cash in an amount, without interest, per Restricted Unit equal to the Partnership Merger Consideration plus accrued but unpaid dividends (the “Restricted Unit Consideration”) other than Restricted Units listed on Item 3.03(b) of the Disclosure Letter, which shall be forfeited prior to the Effective Time. Parent, the Company and the Operating Partnership agree that the payments made to holders of Restricted Units pursuant to this Section 3.03(b) shall be treated as consideration for partnership interests and not reported as payments for services.

(c) The Crescent Parties shall take all actions necessary to ensure that the Options, Restricted Units and the Incentive Plans shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests in the Company or any of the Company Subsidiaries or any Primarily Controlled Company shall be deemed to be terminated and of no further force and effect as of the Effective Time and no holder of any Option or Restricted Unit or any participant in any Incentive Plan shall, thereafter, have any right thereunder to (i) acquire any securities of the Company, Operating Partnership, the Surviving Entity or any Subsidiary thereof or any Primarily Controlled Company, or (ii) receive any payment or benefit with respect to any award previously granted under the Incentive Plans except as provided in Section 3.02(a) or Section 3.03(b).

Section 3.04  Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Company shareholders who, in accordance with Section 25.20 of the Texas REIT Law (the “Dissenter’s Rights Provisions”), (i) properly filed a written objection prior to the Company Shareholders’ Meeting, (ii) have not voted in favor of approving this Agreement and the REIT Merger, (iii) shall have demanded properly in writing fair value for such shares, and (iv) have not effectively withdrawn, lost or failed to perfect their rights under the Dissenter’s Rights Provisions (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.01(c) but at the Effective Time, by virtue of the REIT Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Dissenter’s Rights Provisions; provided, however, that all Company Common Shares held by Company shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand fair value of such Company Common Shares under the Dissenter’s Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Company Common Share Merger Consideration relating thereto, without interest, in the manner provided in Section 3.01(c). Persons who have perfected statutory rights with respect to Dissenting Shares (the “Dissenting Shareholders”) as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Dissenter’s Rights Provisions with respect to such Dissenting Shares.

(b) The Company shall give Parent prompt (and in any event within two (2) Business Days of receipt) notice of any written objections received by the Company indicating an intent to exercise Dissenter’s Rights with respect to Company Common Shares and Parent shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with the Company, provided that the Company shall not, prior to the Effective Time, be obligated by such direction to make a payment with respect to or settle or offer to settle any such demands without its consent. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Each Dissenting Shareholder who becomes entitled under the Dissenter’s Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Entity (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter’s Rights Provisions).

(d) No dissenters’ or appraisal or similar rights shall be available with respect to the Partnership Merger or any transaction contemplated hereby other than the REIT Merger.

Section 3.05  Paying Agent; Exchange Procedure.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment in accordance with this Agreement of the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the

Series A Consideration and the Series B Consideration, as applicable (such cash being referred to as the “Exchange Fund”). On or before the Effective Time, REIT Merger Sub and Partnership Merger Sub shall deposit the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration and the Series B Consideration with the Paying Agent for the benefit of the holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Existing Units, Restricted Units and Options, as applicable. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration and the Series B Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company and the Operating Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Restricted Units, the Existing Units or the Options. From and after the Effective Time, persons who held Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, with respect to the Company Common Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Existing Units, the Restricted Units or the Options formerly represented thereby.

(c) Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options that were exchanged for the right to receive the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable pursuant to this Agreement: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration, the Preferred Redemption Amount, the Partnership Merger Consideration, the Restricted Unit Consideration, the Option Consideration, the Series A Consideration or the Series B Consideration, as applicable, payable in respect of the securities previously represented by such Certificate pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units or Options that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.05, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the appropriate form of consideration as contemplated by this Agreement. No interest shall be paid or accrue on the Merger Consideration.

(d) No Further Ownership Rights in Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Units, Options. As of the Effective Time, holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Restricted Units, Existing Units and Options shall cease to be, and shall have no rights as, shareholders of the Company or partners in the Operating Partnership, other than the right to receive the Merger Consideration , as applicable, provided under this Agreement. The Merger Consideration paid in accordance with this Agreement shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Series A Preferred Shares, the Company Series B Preferred Shares, the Restricted Units, the Existing Units or the Options exchanged or redeemed theretofore and represented by such Certificates.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of shares of Company Common Shares prior to the REIT Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the Company Common Share Merger Consideration or Preferred Redemption Amount.

(f) No Liability. None of Parent, REIT Merger Sub, Partnership Merger Sub, the Surviving Entity, the Company, the Operating Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate form of Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.06  Withholding Rights.  The Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Units or Options, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Entity, Operating Partnership, Parent or the Paying Agent, as applicable.

Section 3.07  Redemption of Notes.  Upon the request of Parent, the Crescent Parties shall deliver a notice of redemption calling the 7 1/8% Notes due September 15, 2007, to the extent they are then outstanding, for redemption as of the Effective Time and the 9.25% Senior Notes due April 15, 2009, to the extent they are still outstanding, for redemption pursuant to their terms and shall cooperate with Parent in effecting the satisfaction and discharge of such notes and related indentures concurrent with the Closing; provided, however, that if the Crescent Parties determine in their discretion that as of the date any such notices of redemption would be required pursuant to this Section 3.07 that the Crescent Parties may not as of the Closing Date have adequate funds to effect the redemptions (without considering any financing that may be arranged by Parent but considering the Crescent Parties’ cash flow and capital expenditure requirements under their business plan assuming the Mergers do not close), the Crescent Parties shall not be required by this Agreement to redeem such notes concurrent with the Closing but shall instead be required to cooperate with Parent to effect the defeasance of such notes concurrent with the Closing.

Section 3.08  Employee Stock Purchase Plan.  The Crescent Parties shall take all actions necessary to terminate the Crescent Real Estate Equities Company Employee Stock Purchase Plan, as amended and/or modified (the “ESPP”) at the end of the current “Offering Period” (as such term is defined in the ESPP), which is scheduled to end on June 30, 2007 (the “ESPP Date”). As of the ESPP Date, no new offering or purchasing periods shall be commenced. In addition, the Crescent Parties shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent possible under the ESPP) existing participation levels.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
OPERATING PARTNERSHIP

Except as set forth in the Disclosure Letter the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Purchaser Parties as follows:

Section 4.01  Organization; Minute Books.

(a) The Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, each of the Canyon Ranch Subsidiaries, are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have the requisite corporate or similar power and authority to own, lease and operate their properties and to carry on their business as now being conducted. The Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, each of the Canyon Ranch Subsidiaries, are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to the Purchaser Parties complete and correct copies of the Company Charter and Company Bylaws and has made available to the Purchaser Parties the charter and bylaws (or similar organizational documents) of each of its Subsidiaries, any Primarily Controlled Company and any Partially Controlled Company other than Canyon Ranch, except as noted on Item 4.01(b) of the Disclosure Letter. The Operating Partnership has made available to the Purchaser Parties complete and correct copies of the Operating Partnership Agreement. The charter and bylaws (or similar organizational documents) of the Company, each of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, are in full force and effect and no dissolution, revocation or forfeiture proceeding regarding the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, shall have been commenced. None of the Company, its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, none of the Canyon Ranch Subsidiaries, is in violation of any of the provisions of its charter or bylaws (or similar organizational documents), except, in each case, for such violations that would not have a Company Material Adverse Effect.

(c) The Company has made available to the Purchaser Parties correct and complete copies of the minute books of the Company of meetings of the Company Board and committees of the Company Board held since January 1, 2004, except as set forth on Item 4.01(c) of the Disclosure Letter.

Section 4.02  Subsidiaries and Related Entities.

(a) A correct and complete list of all of the Subsidiaries of the Company and Related Entities, together with the jurisdiction of organization of each such entity and the percentage of the outstanding equity of each such entity owned by the Company and each Subsidiary of the Company, is set forth in Item 4.02 of the Disclosure Letter. All of the outstanding shares of stock of each Subsidiary of the Company, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries and any Additional Company, that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Item 4.02 of the Disclosure Letter, all of the outstanding shares of stock or equity interests and other ownership interests of each Subsidiary of the Company and any Related Entity that are owned by the Company, by one or more Subsidiaries of the Company, by one or more Primarily Controlled Companies, or by one or more Partially Controlled Companies, or by any combination thereof, are owned by such entities free and clear of all Liens. The Company does not own, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person other than the ownership interests reflected in Item 4.02 of the Disclosure Letter.

(b) Each Company Subsidiary (as “Subsidiary” is defined without giving effect to the last clause of such definition), is listed on Exhibits F, G, H or I hereto. Each reference in Exhibits F, G, H and I hereto providing that one Related Entity is the Subsidiary of another Related Entity is true and correct. Each characterization in Exhibits F, G, H and Ihereto of “Unconsolidated Entities” is true and correct.

Section 4.03  Capital Structure.

(a) The authorized stock of the Company consists of 250,000,000 shares of Company Common Shares, 100,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Shares”), and 350,000,000 excess shares, $0.01 par value per share (the “Excess Shares”). At the close of business on May 18, 2007 (the “Capitalization Date”), (i) 128,013,928 shares of Company Common Shares were issued, 102,893,011 of which were outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and none of which is subject to risks of forfeiture granted under the Incentive Plans, (ii) 14,200,000 shares of Company Series A Preferred Shares were issued and outstanding, (iii) 3,400,000 shares of Company Series B Preferred Shares were issued and outstanding, and (iv) no Excess Shares were issued and outstanding. As of the date of this Agreement, except as set forth above and in Item 4.03(a) of the Disclosure Letter, no shares of stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase stock of the Company are issued, reserved for issuance or outstanding. Except as set forth in Item 4.03(a) of the Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote. There are also outstanding 2,406,750 Restricted Units issued under the Incentive Plans that are each exchangeable for cash equal to the value of two shares of Company Common Shares (as of May 18, 2007, adjusted for a 200,000 reduction in Restricted Units occurring as of the date hereof). As of the date of this Agreement, except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch, or obligating the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of stock or equity securities or interests of the Company, or any Partially Controlled Company other than Canyon Ranch. As of the date of this Agreement and as set forth in Item 4.03(a) of the Disclosure Letter, other than pursuant to this Agreement, there are no outstanding contractual obligations or rights of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, to register or repurchase, redeem (except for (w) the exchange of Units for Company Common Shares in accordance with the Operating Partnership Agreement, (x) the conversion of Company Series A Preferred Shares in accordance with the Company Charter, (y) the purchase of the notes, due September 15, 2007 (the “7 1/8% Notes”) pursuant to that certain related indenture, dated September 22, 1997, as amended and supplemented, and (z) the purchase of the notes due April 15, 2009 (the “9.25% Senior Notes”) pursuant to that certain related indenture, dated April 15, 2002, as amended and supplemented) or otherwise acquire, vote, dispose of or otherwise transfer or register pursuant to any securities Laws any shares of stock or equity interests of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch.

(b) As of May 18, 2007 (adjusted for a 200,000 reduction in Restricted Units occurring as of the date hereof), with respect to the Operating Partnership, (1) the Company’s 81.5% limited partner interest in the Partnership is equivalent to 50,822,861.50 Units, (2) the remaining 17.5% limited partner interest in the Partnership held by persons other than the Company (the “Unitholders”) is equivalent to 10,917,923 Units, (3) the Company’s 1% general partner interest in the Partnership is equivalent to 623,644 Units, (4) the Company held 14,200,000 Series A Preferred Partnership Units, and (5) the Company held 3,400,000 Series B Redeemable Preferred Partnership Units.

(c) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Shares and, to the Knowledge of the Company as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of shares of Company Common Shares.

Section 4.04  Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s shareholders of the REIT Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the REIT Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and each applicable Company Subsidiary and Primarily Controlled Company, subject, solely with respect to the consummation of the REIT Merger, to receipt of approval of the REIT Merger by the holders of two-thirds of the outstanding Common Shares (the “Required Shareholder Vote”). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser Parties) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Operating Partnership has all requisite partnership power and authority to execute and deliver this Agreement and, subject to approval of the Company in its capacity as limited partner, to consummate the transactions contemplated hereby, subject, solely with respect to the consummation of the Partnership Merger, to the acceptance for record of the Partnership Merger Certificate by the DSOS.

(c) The Company Board, at a meeting duly called and held has unanimously (i) approved and declared advisable and in the best interests of the Company and its shareholders this Agreement, the Mergers, and the transactions contemplated hereby and (ii) resolved to recommend approval by the shareholders of the Company of the REIT Merger, which resolutions, subject to Section 7.04, have not been subsequently rescinded, modified or withdrawn in any way. The consent of the shareholders of the Company by the Required Shareholder Vote, the consent of the General Partner as general partner of the Partnership and the consent of the Company as limited partner, which have been delivered pursuant to the Voting Agreement subject to Section 7.04 hereof, are the only votes or consents required of the holders of any class or series of the Company Common Shares or other securities of or equity interests in the Company or the Operating Partnership required to approve this Agreement and to approve and consummate the Mergers.

Section 4.05  Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, the HSR Act, the DRULPA, the DLLCA, the Texas REIT Law and state securities Laws or as described on Item 4.05 of the Disclosure Letter and (b) as may be required in connection with the Taxes described in Section 7.08, neither the execution, delivery or performance of this Agreement by the Company and the Operating Partnership nor the consummation by the Company and the Operating Partnership of the transactions contemplated hereby will (i) except as set forth in Item 4.05 of the Disclosure Letter, conflict with or result in any breach of any provision of the Company Charter or Company Bylaws or of the similar organizational documents of any of its Subsidiaries, or any Related Entity (for the sake of clarity “organizational documents” as used in this sentence shall include any shareholder agreement to which the Company or any Primarily Controlled Company is a party), (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) except as set forth in Item 4.05 of the Disclosure Letter, conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, or give rise to a right of purchase, first offer or forced sale under, any of the terms, conditions or provisions of any Contract to which the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, or any of their properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, except for Permitted Liens or (vi) require the Company, any of its Subsidiaries or any Primarily Controlled Company to make any payment to any third Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi), for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations, Liens or payments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06  SEC Documents and Other Reports.

(a) The Company and the Operating Partnership have filed with the SEC all forms, reports, statements, schedules, certifications, exhibits thereto and other documents required to be filed by them since January 1, 2004 under the Securities Act or the Exchange Act (collectively, including any amendments thereto, the “SEC Documents”). As of their respective filing dates, the SEC Documents (including any documents or information incorporated by reference therein) complied, and all documents filed by the Company and the Operating Partnership with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the SEC Documents (including any documents or information incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof will contain, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof will omit, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filings. Except to the extent disclosed in SEC Documents, the consolidated financial statements of the Company included in the SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company, as the case may be, and those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, as applicable, as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b) The Company has made available to the Purchaser Parties correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company, any of its Subsidiaries, or any Primarily Controlled Company, on the other hand, occurring since January 1, 2004 and prior to the date hereof and will promptly following the receipt thereof, make available to the Purchaser Parties any such material correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c) None of the Company, its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company or any Additional Company has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and such entities as of December 31, 2006, including the notes thereto, (ii) as incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any such entity pursuant to, in connection with, or as a result of, the Mergers, the Portfolio Sales, the other disposition transactions the Company has been engaged in since December 31, 2006 and the other transactions contemplated by this Agreement, (iv) as would not, or would not reasonably be expected to, have a Company Material Adverse Effect, or (v) as set forth in Item 4.06(c) of the Disclosure Letter.

(d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including those of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies, and the Additional Companies that are consolidated, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company, or any of its Subsidiaries or any Primarily Controlled Company.

(e) Except as set forth on Item 4.06(e) of the Disclosure Letter, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. Each SEC Document filed since July 31, 2002, was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the ‘‘Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act except to the extent disclosed on Item 4.06(e) of the Disclosure Letter. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

Section 4.07  Absence of Material Adverse Effect.  Since December 31, 2006 and prior to the date hereof, and except (i) for the Portfolio Sales or (ii) as set forth on Item 4.07 of the Disclosure Letter, the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, other than in connection with the Portfolio Sales, there has not been (a) any effect, event, development, change or circumstance that, individually or in the aggregate, with all other effects, events, developments and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (b) except for regular quarterly distributions to the Company’s shareholders with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution with respect to its stock or equity interests or, any redemption, purchase or other acquisition of any of its stock or equity interests, (c) any change in accounting methods, principles or practices used by the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (d) any material damage, destruction or loss not covered by insurance to the Owned Real Property, (e) any amendment of any term of any material outstanding debt or equity security of the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch, in each case other than in the ordinary course of business, (f) any split, combination or reclassification of any Company Common Shares or Company Preferred Shares or the stock of any Primarily Controlled Company or any Partially Controlled Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, (g) any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any new such agreement, between (i) the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, on the other hand, earning more than $150,000 per year; other than as required by any contract, agreement or Benefit Plan, (h) any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) of any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business or in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate, (i) any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Company Subsidiary or any Primarily Controlled Company or any Partially Controlled Company, other than (i) as in the ordinary course of business, including construction loans and guarantees on residential developments, and (ii) projects currently under construction in amounts disclosed on Item 4.07 of the Disclosure Letter, or (j) any agreement by such entity involving any of the foregoing since December 31, 2006 and prior to the date hereof, in each case except as disclosed on Item 4.07 of the Disclosure Letter.

Section 4.08  Information Supplied.  None of the information supplied or to be supplied by the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies, or representatives for inclusion or incorporation by reference in the proxy statement relating to the Shareholders’ Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the “Proxy Statement”) or any other document to be filed with the SEC in connection herewith, including, but not limited to, the Partnership Information Statement (collectively, the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders, if applicable, or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information about the Purchaser Parties that is supplied by the Purchaser Parties or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 4.09  Compliance with Laws.  The businesses and assets of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, are not and have not been in violation of or subject to liability under any Law, order, writ, injunction, judgment, decree, statute, rule, ordinance or regulation of any Governmental Entity, except for any violations or liability that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has in effect all federal, state, local and provincial governmental licenses, authorizations, consents, permits and approvals (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no violation or default has occurred under any such Permit, except for the absence of Permits and for violations or defaults under Permits that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10  Tax Representations.

(a) The Company and each of its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has timely filed or caused to be filed (after taking into account all applicable extensions) all federal and state returns which are based on income or profits, and other material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. True, correct and complete copies of all federal Tax Returns for the Company and the Operating Partnership and of the consolidated return of Crescent TRS Holdings Corp. with respect to the taxable years commencing on or after January 1, 1994, have been made available to representatives of Parent.

(b) Each of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has paid or caused to be paid or, if not yet due, will timely pay or cause to be paid all material Taxes required to be paid by them (whether or not shown as due on any Tax Returns), other than such payments as are being contested in good faith by appropriate proceedings. The most recent financial statements contained in the SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1994 through December 31, 2006, has qualified and been subject to taxation as a REIT and (ii) has operated from December 31, 2006 to the date of this Agreement, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, for the period beginning January 1, 2007 through the Effective Time. The Company has no Subsidiary or Related Entity that is a REIT other than AmeriCold. To the Knowledge of the Company, AmeriCold (i) for all taxable years commencing with the taxable year ended December 31, 1999 through December 31, 2006, has qualified and been subject to taxation as a REIT and (ii) has operated from December 31, 2006 to the date of this Agreement, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, for the period beginning January 1, 2007 through the Effective Time. To the Company’s Knowledge, no challenge to the Company’s or AmeriCold’s status as a REIT is pending or threatened. Each Subsidiary of the Company or Related Entity that is a corporation for federal income tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code. Neither the Company nor any of its Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(d) No requests for waivers of the time to assess any Taxes of the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries are pending.

(e) Except as set forth on Item 4.10(e) of the Disclosure Letter, there have not been and are no pending audits, examinations, investigations or other proceedings in respect of material Taxes of the Company or the Operating Partnership and, since January 1, 2003, to the Knowledge of the Company, there have not been and are no pending audits, examinations, investigations or other proceedings in respect of material Taxes of any of the Company’s Subsidiaries (other than the Operating Partnership), the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries.

(f) There are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Company, any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries.

(g) No claim has been made in writing by a taxing authority in a jurisdiction where the Company, any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries does not file Tax Returns that the Company or any such entity is or may be subject to taxation by that jurisdiction.

(h) Except as set forth on Item 4.10(h) of the Disclosure Letter, neither the Company nor Operating Partnership has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities and, since January 1, 2003, no Subsidiary of the Company (other than the Operating Partnership), the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities. No Tax Returns have been filed that are inconsistent with any private letter rulings received by the Company or any of its Subsidiaries.

(i) Neither the Company nor any Subsidiary of the Company nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is a party to any understanding or arrangement described in Treasury Regulations Section 1.6011-4(b).

(j) Neither the Company nor the Operating Partnership has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) and, since January 1, 2003, no Subsidiary of the Company (other than the Operating Partnership) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(k) The Company expects that the Company’s dividends paid deduction for the taxable year ending on the Closing Date will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1), but computed with the modifications described in the next sentence, and (ii) the Company’s net capital gain for such taxable year. The amount described under clause (i) shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

(l) With respect to any taxable years that are open for examination by taxing authorities, neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (i) has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid, or (ii) has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code.

(m) For any taxable years that are open for examination by taxing authorities, neither the Company nor any Subsidiary of the Company nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (other than a “taxable REIT subsidiary” or a subsidiary of a “taxable REIT subsidiary”) has engaged in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(n) The Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, and to the Knowledge of the Company, the Canyon Ranch Subsidiaries, have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121 and 3402 of the Code) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable laws.

(o) Neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has entered into or is subject, directly or indirectly, to any Tax Protection Agreements that have not expired and no person has raised, or has threatened to raise, in writing a material claim against the Company or any Company Subsidiary for any breach of any Tax Protection Agreement. As used herein, a “Tax Protection Agreement” is a written agreement, (A) that, as one of its purposes, permits a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Subsidiary, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, (ii) requires that the Company or any Subsidiary maintain, or put in place, or replace indebtedness, whether or not secured by one or more of the assets owned by the Company or any Subsidiary, (iii) requires that the Company or any Company Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary, or (iv) requires that the Company or any Company Subsidiary make or refrain from making any Tax election.

(p) Neither the Company nor any of its Subsidiaries nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, has any liability for the material Taxes of another person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-1.1502§66 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(q) The Company’s aggregate tax basis in its assets as determined for U.S. federal income tax purposes is and will be immediately before the Closing Date, in excess of the Company’s aggregate liabilities as determined for U.S. federal income tax purposes, including the Company’s allocable share of liabilities of any entities in which it owns an equity interest where that entity is treated as other than a corporation for U.S. federal income tax purposes, as such allocable shares are determined for U.S. federal income tax purposes.

(r) Except as set forth on Item 4.10(r) of the Disclosure Letter, there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due and payable by the Company or any Subsidiary of the Company, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, for any taxable period.

(s) Except as set forth on Item 4.10(s) of the Disclosure Letter, no power of attorney that is currently in force has been granted by the Company or any Company Subsidiary, the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, or to the Knowledge of the Company, the Canyon Ranch Subsidiaries, with respect to any matter relating to Taxes that could affect the Company or any Subsidiary of the Company.

(t) Except as set forth on Item 4.10(t) of the Disclosure Letter, none of the Company, the Operating Partnership, the General Partner or any of the Unitholders is a foreign person within the meaning of Section 1445(b)(2) of the Code.

(u) The liability for income Taxes of the Company and its Subsidiaries in connection with the Walton Portfolio Sale and the sale of C-C Parkway Austin, L.P. will not exceed the amounts shown on Item 4.10(u) of the Disclosure Letter.

(v) Except as set forth on Item 4.10(v) of the Disclosure Letter, neither the Company nor any Company Subsidiary nor the Primarily Controlled Companies, the Partially Controlled Companies other than the Canyon Ranch Subsidiaries, nor to the Knowledge of the Company, the Canyon Ranch Subsidiaries, is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

(w) The Operating Partnership is treated as a partnership for federal income tax purposes and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code and no election has been made with respect to the OP under Treasury Regulation Section 301.7701-3.

(x) The Company does not own, directly or indirectly through entities other than entities treated as U.S. corporations for U.S. federal income tax purposes (i.e., without an entity treated as a U.S. corporation in the chain of ownership), any equity interest in a company, trust, partnership, or other entity formed under the laws of a country or jurisdiction outside the United States.

(y) With respect to the Company’s taxable year which ends on the Closing Date, the Company will satisfy the gross income tests specified in Sections 856(c)(2) and (3) of the Code for such taxable year, taking into account for this purpose the gains arising from the REIT Merger.

(z) Except as set forth on Item 4.10(z) of the Disclosure Letter, for taxable years that are open for examination by taxing authorities, neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change in control, in the payment of any amount that would not be deductible by the entity paying such amount by operation of Section 280G of the Code.

Section 4.11  Benefit Plans.

(a) Item 4.11(a) of the Disclosure Letter lists all Benefit Plans. With respect to each Benefit Plan, the Company has made available to the Purchaser Parties a true and correct copy of (i) each such Benefit Plan that has been reduced to writing and all amendments thereto and a summary of any unwritten Benefit Plan; (ii) each trust, insurance or administrative agreement or insurance policy or other funding medium relating to each such Benefit Plan; (iii) the most recent written explanation of each Benefit Plan provided to participants, and, if applicable, the most recent summary plan description provided to participants; (iv) if applicable, the three most recent annual reports (Form 5500) filed with the IRS, including all financial statements, schedules and accountants’ opinions; (v) the most recent determination letter and/or application thereof, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all correspondence to and from any state or federal agency within the last six years with respect to any Benefit Plan. Except as required or deemed advisable by law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since December 31, 2006 and copies of any such amendments or Benefit Plans have been provided to Parent.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements of applicable law and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Crescent Parties included in the SEC Documents in accordance with GAAP. Each asset held under any such Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. Neither the Company nor any of its Subsidiaries or ERISA Affiliates have at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c) As of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, governmental administrative proceedings or investigations or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Company Material Adverse Effect.

(d) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Neither the Company nor any of its Subsidiaries or ERISA Affiliates have any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any employee, director, consultant or dependent other than as required by Section 4980B of the Code. Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals and no employee communications or provision of any relevant document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Benefit Plan.

(e) Except as set forth on Item 4.11(e) of the Disclosure Letter, neither the execution and delivery of this Agreement by the Crescent Parties nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) (i) result in the acceleration or creation of any rights of any Person to compensation or benefits under any Benefit Plan or other compensatory arrangement, or loan forgiveness, (ii) or result in an obligation to fund benefits with respect to any Benefit Plan or other compensatory arrangement, including any amounts that are not deductible on account of Section 280G of the Code; or (iii) constitute an event under any Benefit Plan or other arrangement that will or may result in any payment of deferred compensation subject to Section 409A of the Code. None of the Company, any Company Subsidiary or any Primarily Controlled Company has any obligation to pay or otherwise reimburse any Person for any tax imposed under Section 4999 of the Code.

(f) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has been operating since January 1, 2005 in good faith compliance with Section 409A of the Code and the IRS guidance promulgated thereunder. Except as described on Item 4.11(f) of the Disclosure Letter, no stock option to acquire shares of the Company Common Shares granted under any Benefit Plan has (i) to the Knowledge of the Company, an exercise price that is less than the fair market value of the Company Common Shares as of the date such stock option was granted or (ii) any feature for the deferral of income other than the deferral of recognition of income until the exercise of such option.

(g) Neither the Company, any Company Subsidiary, an ERISA Affiliate or to the Knowledge of the Company any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, any ERISA Benefit Plan nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions, individually or in the aggregate, in connection with any ERISA Benefit Plan that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(h) To the Knowledge of the Company, no event has occurred and no condition exists with respect to any Benefit Plan that would subject the Company, any ERISA Affiliate or any Company Subsidiary to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(i) To the Knowledge of the Company, each individual who renders services to the Company, ERISA Affiliate or any Company Subsidiary who is classified by the Company, any ERISA Affiliate or any Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Benefit Plans) is properly so characterized.

(j) Set forth in Item 4.11(j) of the Disclosure Letter are all employment, severance and termination plans and agreements (including change-in-control provisions) of employees, officers, directors or trust managers of the Company, its Subsidiaries, and the Primarily Controlled Companies payable upon their terms upon or following the consummation of the Mergers, copies of which have been provided to the Purchaser Parties, and all amounts payable under any such arrangement are also set forth on Item 4.11(j) of the Disclosure Letter on an individual-by-individual basis.

Section 4.12  Litigation.  As of the date hereof, except as set forth in Item 4.12 of the Disclosure Letter, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company that could reasonably be expected to have a Company Material Adverse Effect or that seeks to materially delay or prevent the consummation of the transactions contemplated hereby. Except as set forth in Item 4.12 of the Disclosure Letter, none of the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company is subject to any order, judgment, writ, injunction or decree, except as would not give a Company Material Adverse Effect.

Section 4.13  State Takeover Statutes.  The Crescent Parties have taken all action required to be taken by them in order to exempt this Agreement, the Mergers and the other transactions contemplated hereby from, and this Agreement, the Mergers and the other transactions contemplated hereby are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States of America, including the Texas REIT Law, or any takeover provision in the Company Charter, Company Bylaws or in the comparable organizational documents of any

Company Subsidiary or Related Entity that would otherwise prohibit, hinder or delay such transactions, except as set forth in Item 4.13 of the Disclosure Letter.

Section 4.14  Intellectual Property.  Item 4.14 of the Disclosure Letter contains a complete and accurate list of all trademarks and patents owned or purported to be owned by the Company and/or used in the conduct of the business of the Company. The Company, its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. exclusively own, or are validly licensed or otherwise have the right to use, in each case without payment to a third party and free and clear of all Liens, except for Permitted Liens, all Intellectual Property purported to be owned by the Company and/or used in the conduct of the business of the Company, its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. as currently conducted, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to have a Company Material Adverse Effect (the “Crescent Intellectual Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations and applications filed by the Company or its Subsidiaries with respect to Intellectual Property owned or purported to be owned by the Company, any Company Subsidiary, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. have been duly maintained (including payment of maintenance fees) and are valid, enforceable, subsisting and unexpired. No claims are pending or, to the Knowledge of the Company, threatened, (a) challenging the ownership, enforceability, validity, or use by the Company, any Company Subsidiary, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. of any Crescent Intellectual Property, or (b) alleging that the Company or any of its Subsidiaries, any Primarily Controlled Company, CR Operating, LLC and CR Spa, LLC, and, to the Company’s Knowledge, CR License, LLC and Canyon Ranch, Inc. is violating, misappropriating or infringing or otherwise adversely affecting the rights of any Person with regard to any Crescent Intellectual Property, other than claims that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Item 4.14 of the Disclosure Letter, (i) to the Knowledge of the Company, no Person is violating, misappropriating or infringing the rights of the Company or any of its Subsidiaries, any Primarily Controlled Company, CR Operating, LLC, CR Spa, LLC, CR License, LLC and Canyon Ranch, Inc. with respect to any Crescent Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries and the Primarily Controlled Companies as currently conducted does not violate, misappropriate or infringe (or in the past violated, misappropriated or infringed) the Intellectual Property of any other Person, other than the rights of any other Person under any Patent, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, the Primarily Controlled Companies, CR Operating, LLC and CR Spa, LLC as currently conducted does not violate, misappropriate or infringe (or in the past violated, misappropriated or infringed) the Intellectual Property of any other Person under any Patent. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company and/or used in the conduct of the business of the Company.

Section 4.15  Properties.

(a) Item 4.15(a) of the Disclosure Letter sets forth a correct and complete list and address of all the Owned Real Properties owned or held by the Company and its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies as of the date of this Agreement, and such Owned Real Properties are owned or held as indicated thereon. Except for Permitted Liens or as set forth on Item 4.15(a) of the Disclosure Letter, no other Person has any ownership interest in any of the Owned Real Properties.

(b) Item 4.15(b) of the Disclosure Letter sets forth a correct and complete list as of the date of the Agreement of all the Leased Real Property (other than the Ground Leases) leased by a Company Subsidiary or Primarily Controlled Company, the Subsidiary of the Company or the Primarily Controlled Company holding the leasehold interest, the date of the lease and each material amendment, guaranty or other agreement relating thereto (collectively, the “Lease Documents”). Correct and complete copies of all Lease Documents have been made available to the Purchaser Parties. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or its applicable Subsidiary or the applicable Primarily Controlled Company and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, none of the Company, its

Subsidiaries, the Primarily Controlled Companies or, to the Company’s Knowledge, other party is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any of the Lease Documents and none of the Company or any of its Subsidiaries or any Primarily Controlled Company has received or given any notice of default under any such agreement which remains uncured, except to the extent such breach, violation or notice is not reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth therein, Item 4.15(c) of the Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each ground lease with a third party pursuant to which the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). As of the date of this Agreement, none of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch has received a written notice that it is in default under any Ground Lease which remains uncured. The Company has made available to the Purchaser Parties correct and complete copies of each Ground Lease and all amendments or other modifications thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch is, and, to the Knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by the Company or any of its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries, any Primarily Controlled Company, or any Partially Controlled Company other than Canyon Ranch and with respect to the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) Item 4.15(d)(i) of the Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all loans held by the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies that are consolidated as lender. Correct and complete copies of all promissory notes, loan agreements, mortgages, deeds of trust, security agreements and other loan documents (collectively, the “Loan Documents”) evidencing and securing such loans have been made available to the Purchaser Parties. Each of the Loan Documents is valid, binding and in full force and effect as against the Company or its applicable Subsidiary, applicable Primarily Controlled Company, or applicable Partially Controlled Company and, to the Company’s Knowledge, as against the other parties thereto. Except as set forth in Item 4.15(d)(ii) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, other party is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any of the Loan Documents and none of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company that is consolidated has received or given any notice of default under any such agreement which remains uncured.

(e) The Company, one of its Subsidiaries, a Primarily Controlled Company, a Partially Controlled Company that is consolidated, or to the Knowledge of the Company, a Partially Controlled Company that is nonconsolidated, has good fee simple marketable title to all Owned Real Property and valid leasehold estates in all Leased Real Property, and except for Permitted Liens, such properties are free and clear of all Liens, title defects, covenants or reservations of interests in title. Except as set forth in Item 4.15(e) of the Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings or actions affecting any portion of the Company Properties, and none of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company that is consolidated, or to the Knowledge of the Company, a Partially Controlled Company that is nonconsolidated, have received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Properties. Notwithstanding the foregoing, the representations contained in this clause (e), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.

(f) Company title insurance policies have been issued insuring, as of the effective date of each such Company title insurance policy, the Company’s, the applicable Company Subsidiary’s, the applicable Primarily Controlled Company’s, the applicable Partially Controlled Company’s that is consolidated, or to the Knowledge of the Company, the applicable Partially Controlled Company’s that is nonconsolidated (or the applicable predecessor’s or acquirer’s) fee simple or leasehold title to the Company Properties, subject only to Permitted Liens, and such policies are, at the date hereof, valid and in full force and effect and no material written claim has been made against any such policy. A true, accurate, and complete copy of each Company title insurance policy and each existing survey in the possession of the Company, its Subsidiaries, and the Primarily Controlled Companies has been made available to the Purchaser Parties. Notwithstanding the foregoing, the representations contained in this clause (f), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company

(g) Except as set forth in Item 4.15(g) of the Disclosure Letter, since January 1, 2005, none of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company that is consolidated, or to the Knowledge of the Company, any Partially Controlled Company that is nonconsolidated, has received any written notice to the effect that (i) any rezoning proceedings adversely affecting the current use of any of the Company Properties are pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties, that, in the case of clauses (i) and (ii) above, would reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (g), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.

(h) Except as disclosed in Item 4.15(h) of the Disclosure Letter, there are no unexpired option agreements or rights of first offer or first refusal or first negotiation with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company or any of its Subsidiaries, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, to purchase or otherwise acquire a Company Property or any portion thereof and none of the Company, any Company Subsidiary, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, has entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company, its Subsidiaries, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, other than in the ordinary course of the Resort Residential Business with respect to residential lots, condominium units and land and retail projects. Notwithstanding the foregoing, the representations contained in this clause (h), to the extent they relate to Company Properties of a Partially Controlled Company that is nonconsolidated, are made to the Knowledge of the Company.

(i) Item 4.15(i) of the Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property (and any agreements to enter into any such agreements) and sets forth the Company or any of its Subsidiary or any Primarily Controlled Company party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any of its Subsidiary or any Primarily Controlled Company and relating thereto (collectively, the “Third Party Franchise Agreements”). True, correct and complete copies of each Third Party Franchise Agreement, including so-called property improvement plans required to be completed by the franchisor or any property improvement plans proposed by the franchisor, have been made available to the Purchaser Parties. Each Third Party Franchise Agreement is valid, binding and in full force and effect as against the Company or any of its applicable Subsidiaries or the applicable Primarily Controlled Companies, and as against the other party thereto. Neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is liable for any termination, cancellation or other similar fees or any liquidated damages under any franchise, license or similar agreements providing the right to utilize a brand name or other rights of a hotel chain or system in connection with or relating to any hotel previously owned or leased by the Company or any of its Subsidiaries or any Primarily Controlled Company. Notwithstanding the foregoing, the representations contained in this clause (i), to the extent they relate to Company Properties, do not apply to Company Properties of Partially Controlled Companies.

(j) Item 4.15(j) of the Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property or material portion thereof on behalf of the Company or any of its Subsidiaries or any Primarily Controlled Company (other than parking management agreements that are terminable with 30 days notice), and describes the property that is subject to such management agreement, the Company or its Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any of its Subsidiaries or any Primarily Controlled Company and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to the Purchaser Parties. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or its applicable Subsidiary or the applicable Primarily Controlled Company and, to the Company’s Knowledge, as against the other party thereto. Notwithstanding the foregoing, the representations contained in this clause (j), to the extent they relate to Company Properties, do not apply to Company Properties of Partially Controlled Companies.

(k) Except as set forth on Item 4.15(k) of the Disclosure Letter, there are no latent or structural defects or adverse physical conditions affecting any Company Property or the improvements thereon or any physical damage for which there is no insurance in effect and all building systems are in good working condition, other than those defects or conditions that would not have a Company Material Adverse Effect.

(l) No Permit from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect, and none of the Company, any Company Subsidiary, any Primarily Controlled Company, or to the Knowledge of the Company, any Partially Controlled Company, has received written notice of any pending written threat of modification or cancellation of any Permit that would reasonably be expected to have a Company Material Adverse Effect, or of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any Governmental Entity which has not been cured, contested in good faith or which violations would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (e), to the extent they relate to Company Properties of a Partially Controlled Company, are made to the Knowledge of the Company.

(m) All work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than as would not reasonably be expected to have a Company Material Adverse Effect.

(n) There is no material renovation or construction project with aggregate projected costs in excess of $5,000,000 currently being performed at any Company Property except (i) construction projects in the ordinary course of business in the Resort Residential Business, (ii) construction projects at properties subject to Portfolio Sales, or (iii) as disclosed in Item 4.15(n) of the Disclosure Letter (“Construction Project”). Item 4.15(n) of the Disclosure Letter sets forth the budgeted costs, the cost to complete and each Material Contract for each Construction Project disclosed therein. Neither the Company nor any Company Subsidiary nor any Primarily Controlled Company nor the Resort Residential Business nor projects at properties subject to Portfolio Sales is in material default of any material obligations with respect to the Construction Projects, and to the Knowledge of the Company, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

(o) Except as provided in Item 4.15(o) of the Disclosure Letter, the rent rolls for the Company Properties dated as of March 15, 2007 which have previously been provided to the Purchaser Parties list each lease, sublease, or other right of occupancy that the Company and its Subsidiaries and the Primarily Controlled Companies are a party to as landlord with respect to each of the Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto (except for discrepancies as would not reasonably be expected to have a Company Material Adverse Effect) (the “Company Leases”), and are correct and complete in all respects as of the date thereof (except for immaterial discrepancies). The Company has provided to the Purchaser Parties correct and complete copies of all Company Leases in effect as of February 28, 2007, and since then has conducted its leasing operations consistent with past practice. Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company and its Subsidiaries and the Primarily Controlled Companies and to the Knowledge of the Company the other parties thereto, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.15(o) of the Disclosure Letter neither the Company nor its Subsidiaries nor any Primarily Controlled Company has received written notice that it is in default of any Company Lease except for violations or defaults that have been cured or are disclosed in the rent rolls or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.15(o) of the Disclosure Letter, no tenant under any Company Lease is in monetary or to the Knowledge of the Company, material non-monetary default under such Company Leases, except for defaults that have been cured or are disclosed in the rent rolls or that would not reasonably be expected to have a Company Material Adverse Effect. All rent has been properly calculated and billed to tenants pursuant to the Company Leases, except as would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations contained in this clause (o) do not apply to Company Properties of Partially Controlled Companies, or to Crescent Resort Development, Inc. and its Subsidiaries.

(p) Item 4.15(p) of the Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all agreements of the Company and each of its Subsidiaries for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $500,000 or more. The Company and its Subsidiaries and the Primarily Controlled Companies have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

(q) Except as set forth on Item 4.15(q) of the Disclosure Letter, or as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company has received any notice of any audit of any Taxes payable or tax delinquency with respect to the Company Properties which has not been resolved or completed, and neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is currently contesting any such Taxes. Notwithstanding the foregoing, the representations contained in this clause (q), to the extent they relate to Company Properties of Partially Controlled Companies, are made to the Knowledge of the Company.

(r) Except as set forth on Item 4.15(r) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any contract or agreement that is currently in effect (collectively, the “Participation Agreements”) with any third party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary or any Primarily Controlled Company has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

Section 4.16  Environmental Laws.  Except as set forth in any environmental report previously provided to Parent and identified on Item 4.16 of the Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) each of the Company, its Subsidiaries, the Primarily Controlled Companies, and to the Knowledge of the Company, the Partially Controlled Companies, and the Company Properties is and has been, in compliance with Environmental Law;

(b) to the Knowledge of the Company, all Permits required by Environmental Laws in connection with the development, ownership and operation of the Company Properties have been obtained or timely applied for and have been complied with;

(c) there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties, that would reasonably be expected to adversely affect any ongoing or currently planned development;

(d) all asbestos or asbestos-containing materials and lead-based paint at any Company Property have been and are managed in accordance with Environmental Law;

(e) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has received any written notice alleging that the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company may be in violation of, or liable under, or a potentially responsible party pursuant to any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) that has not been resolved without further liability to the Company or any of its Subsidiaries, and to the Knowledge of the Company, there is no basis for any such notice or claim;

(f) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has Released any Hazardous Substances and no other Person has Released Hazardous Substances on or from any of the Company Properties;

(g) neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has entered into or agreed to any consent decree or order or is a party to, and none of the Company Properties are subject to, any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto;

(h) except as set forth in Item 4.16(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company, and to the Knowledge of the Company, no Partially Controlled Company has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third- party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

(i) no liens have been imposed or are in effect on any of the Company Properties pursuant to any Environmental Law;

(j) except as listed on Item 4.16(j) of the Disclosure Letter, there are no underground storage tanks on any Company Property, and the underground storage tanks listed thereon are in compliance with applicable Environmental Laws; and

(k) Item 4.16(k) of the Disclosure Letter lists all the reports of environmental investigations, including, but not limited to, Phase I and Phase II environmental site assessments, conducted on any portion of the Company Property that are in the possession of the Company or any of its Subsidiaries other than Desert Mountain Properties Limited Partnership, and true and complete copies of all such environmental reports have been delivered or made available to the Purchaser Parties and, to the Knowledge of the Company, there are no violations of Environmental Law relating to Company Properties of Desert Mountain Properties Limited Partnership;

provided that, notwithstanding the foregoing, the representations contained in clauses (a), (d) and (g), to the extent they relate to Company Properties of a Partially Controlled Company, are made to the Knowledge of the Company.

Section 4.17  Employment and Labor Matters.

(a) (i) No employees of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch or to the Knowledge of the Company any third party manager of any property owned by such entities are represented by any labor organization and none of the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch is a party to any collective bargaining agreement; (ii) no labor organization or group of employees of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch or to the Knowledge of the Company any third party manager of any property owned by such entities has made a written demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority concerning any employee of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by the Company or such entities; (iv) to the Knowledge of the Company, there are no organizing activities involving the employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities pending with any labor organization or group of employees of such entities; and (v) there is no actual or, to the Company’s Knowledge, threatened work stoppage strike or other labor disturbance involving employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities.

(b) There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities that have not been settled or remedied that would reasonably be expected to have a Company Material Adverse Effect.

(c) There are no complaints, charges or claims against the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company other than Canyon Ranch, or any third party manager of any property owned by such entities that have not been settled or remedied that would reasonably be expected to have a Company Material Adverse Effect.

(d) With respect to employees of the Company, its Subsidiaries and the Primarily Controlled Companies, the Company, each of its Subsidiaries and the Primarily Controlled Companies are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (as amended, “WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company, any of its Subsidiaries or any Primarily Controlled Company within the last six (6) months. Moreover, to the Knowledge of the Company, with respect to the employees of any third party manager of any property owned by the Company or any of its Subsidiaries or any Primarily Controlled Company, any such third party managers are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any third party manager of any property owned by the Company or any of its Subsidiaries or any Primarily Controlled Company within the last six (6) months.

Section 4.18  Material Contracts.

(a) Except as filed as exhibits to the SEC Documents filed prior to the date of this Agreement or as referenced on Item 4.18(a) of the Disclosure Letter, none of the Company or any of its Subsidiaries or any Primarily Controlled Company is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” of the Company (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) calls for aggregate payments by the Company or any of its Subsidiaries or any Primarily Controlled Company under such contract of more than $2,500,000 over the remaining term of such contract;

(iii) calls for annual aggregate payments by the Company or any of its Subsidiaries or any Primarily Controlled Company under such contract of more than $500,000 over the remaining term of such contract;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries or any Primarily Controlled Company, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any Primarily Controlled Company or any geographic area in which the Company or any of its Subsidiaries or any Primarily Controlled Company may conduct business;

(v) creates any (x) material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party or (y) management, operating, franchise, license or other similar agreement entered into with any third party;

(vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any property of the Company or any of its Subsidiaries or any Primarily Controlled Company;

(vii) is a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries or any Primarily Controlled Company (other than the organizational documents for the Company or its Subsidiaries or any Primarily Controlled Company);

(viii) is a loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Company Subsidiary or any Primarily Controlled Company or any guaranty thereof; or

(ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries or any Primarily Controlled Company is a party.

Each contract of the type described in this Section 4.18(a), whether or not set forth in Item 4.18(a) of the Disclosure Letter, is referred to herein as a “Material Contract.” Notwithstanding anything to the contrary contained in this Section 4.18(a), “Material Contract” shall not include any contract that is terminable on not more than 30 days’ notice without penalty after giving effect the transactions contemplated herein.

(b) Each Material Contract is valid and binding on the Company and/or each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto.

(c) Neither the Company nor any of its Subsidiaries nor any Primarily Controlled Company is in default under any Material Contact and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement or (ii) result in a Company Material Adverse Effect. To the Knowledge of the Company, no counterparty of the Company or any of its Subsidiaries or any Primarily Controlled Company, as applicable, under any Material Contract has failed to perform its obligations thereunder when required to be so performed and each is current in its obligations to the Company or its Subsidiaries or any Primarily Controlled Company, as applicable, thereunder.

(d) Prior to the date hereof, the Company has made available to the Purchaser Parties (including by filing with the SEC) true, correct and complete copies of all Material Contracts.

(e) Prior to the date hereof, the Company has made available to the Purchaser Parties true, correct and complete copies of all agreements imposing standstill obligations on any Person with respect to the Company and the Operating Partnership.

Section 4.19  Insurance Policies.  Item 4.19 of the Disclosure Letter sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company title insurance policies, held by, or for the benefit of, the Company, its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company, its Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices and commercially available or as is required by Law, and all premiums due and payable thereon have been paid and (b) none of the Company, its Subsidiaries, the Primarily Controlled Companies or the Partially Controlled Companies other than Canyon Ranch and Crescent Resort Development, Inc. and its Subsidiaries, is in material breach or default of any of the insurance policies, and none of such entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies currently in effect. The Company has not received any notice of termination or cancellation or denial of coverage with respect to any material insurance policy currently in effect. Except as set forth in Item 4.19 of the Disclosure Letter, such policies will not terminate as a result of the consummation of the transactions covered by this Agreement.

Section 4.20  Affiliate Transactions.  There are no material transactions, agreements, arrangements or understandings between (a) the Company, any of its Subsidiaries, or any Related Entity, on the one hand, and (b) any officer, trustee, director or Affiliate of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed. True and complete copies of all such documents have been made available to Parent prior to the date hereof.

Section 4.21  Opinion of the Company’s Financial Advisor.  The Company has received an opinion from Greenhill & Co., LLC to the effect that, as of the date of such opinion, the Company Common Share Merger Consideration to be received by holder of the Common Shares (other than Parent, REIT Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders and the Partnership Merger Consideration to be received by the holders of Units in the Partnership Merger is fair to such Unitholders, considered as if such units were converted into or redeemed for Shares in accordance with their terms prior to the Effective Time, from a financial point of view. The Company has made available to the Purchaser Parties a complete and correct copy of such opinion (or if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to the Purchaser Parties upon receipt).

Section 4.22  Brokers.  No broker, investment banker, financial advisor or other Person, other than Greenhill & Co., LLC, JP Morgan, as to the residential sale process, Lehman Bros., as to the hotel and Austin Centre sale process, and C.B. Richard Ellis and Holliday Fegnolio in connection with the Portfolio Sales, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, any Primarily Controlled Company, any Partially Controlled Company, or to the Knowledge of the Company, any Additional Company. The Company has made available to the Purchaser Parties a correct and complete copy of all agreements between the Company and Greenhill & Co., LLC.

Section 4.23  Board Approval.  The Company Board, by resolutions duly adopted at meetings duly called and held, have duly (a) determined that the Mergers are fair to and in the best interests of the Company and its shareholders and the Operating Partnership and its Limited Partners, (b) approved this Agreement and the Mergers and declared that the Mergers are advisable, and (c) recommended that the shareholders of the Company approve this Agreement and the Mergers and directed that this Agreement and the Mergers be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (collectively, the “Company Board Recommendation”).

Section 4.24  Employee Loans.  Except as set forth in Item 4.24 of the Disclosure Letter (the “Employee Loans”), there are no outstanding loans made by the Company, the Operating Partnership, any of their Subsidiaries or any Primarily Controlled Company to any of their respective employees, officers, trust managers or directors.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, REIT MERGER SUB AND
PARTNERSHIP MERGER SUB

Parent, REIT Merger Sub and Partnership Merger Sub, hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01  Organization.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted.

(b) REIT Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and the operating agreement of REIT Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding REIT Merger Sub have been commenced. REIT Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. REIT Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of REIT Merger Sub are owned of record and beneficially by Parent.

(c) Partnership Merger Sub is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of limited partnership and the partnership agreement of Partnership Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership Merger Sub have been commenced. Partnership Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Partnership Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding partnership interests of Partnership Merger Sub are owned of record and beneficially by Parent

Section 5.02  No Prior Activities.  Each of REIT Merger Sub and Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby. Partnership Merger Sub has no subsidiaries and the only subsidiary of REIT Merger Sub is Partnership Merger Sub.

Section 5.03  Corporate Organization.

(a) Each of Parent, REIT Merger Sub and Partnership Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. No other proceedings on the part of Parent, REIT Merger Sub, or Partnership Merger Sub, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, REIT Merger Sub and Partnership Merger Sub and assuming due authorization, execution and delivery hereof by each of the Company and the Operating Partnership, constitutes a legal, valid and binding obligation of each of Parent, REIT Merger Sub and Partnership Merger Sub, enforceable against each of Parent, REIT Merger Sub and Partnership Merger Sub, in

accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, REIT Merger Sub and Partnership Merger Sub do not, and the performance of Parent, Merger Sub and Partnership Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of formation, operating agreement, certificate of limited partnership or partnership agreement of any of Parent, REIT Merger Sub or Partnership Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent, REIT Merger Sub or Partnership Merger Sub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent, REIT Merger Sub or Partnership Merger Sub do not, and the performance of Parent, REIT Merger Sub or Partnership Merger Sub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement and the Information Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Parent, REIT Merger Sub or Partnership Merger Sub from performing its obligations under this Agreement.

Section 5.05  Information Supplied.  None of the information supplied by Parent, REIT Merger Sub or Partnership Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC in connection herewith, including the Other Filings, will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect. As of the date of this Agreement, none of Partnership Merger Sub, REIT Merger Sub or Parent, or any of their affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect.

Section 5.07  Financing.  Parent has binding commitments (the ‘‘Commitments”), correct and complete copies of which have been furnished to the Company (the “Commitment Letters”), from Barclays Capital Real Estate Inc. agreeing to provide up to $3,800,000,000 in funds (the ‘‘Financing”). On the Closing Date, Parent will have available to it sufficient funds to permit Parent, REIT Merger Sub and Partnership Merger Sub to pay the Merger Consideration and to consummate all the transactions contemplated by this Agreement, including the payment of all related fees and expenses. As of the date hereof, each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto and is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, REIT Merger Sub or Partnership Merger Sub under any term or condition of any of the Commitments. As of the date hereof, neither Parent, REIT Merger Sub or Partnership Merger Sub has (x) any reason to believe that Parent, REIT Merger Sub or Partnership Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any of the Commitments or (y) any knowledge of any facts or circumstances that are reasonably likely to result in the funding contemplated by the Commitments not being made available to Parent on a timely basis in order to consummate the Merger and the other transactions contemplated by this Agreement. Parent, REIT Merger Sub or Partnership Merger Sub have fully paid any and all commitment fees or other fees required by the Commitments to be paid on or before the date of this Agreement.

Section 5.08  Guarantees.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees in the forms agreed to with the Company.

Section 5.09  No Ownership of Company Capital Stock.  None of Parent, REIT Merger Sub or Partnership Merger Sub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

Section 5.10  Brokers.  No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, REIT Merger Sub or Partnership Merger Sub.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01  Conduct of Business by the Company, the Operating Partnership and the Company’s Other Subsidiaries and Related Entities Pending the Merger.  Except as (x) expressly required or expressly contemplated by this Agreement or (y) otherwise set forth in Item 6.01 of the Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), unless otherwise consented to in writing by Parent, the Company shall, and shall cause the Operating Partnership, each of its other Subsidiaries, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries, shall cause or encourage the Primarily Controlled Companies and the Partially Controlled Companies to, in all material respects, carry on its business in the ordinary course consistent with past practice, and to use their respective commercially reasonable efforts (A) to preserve substantially intact their business organizations, (B) to keep available the services of their present officers, managers and employees, and (C) to maintain the current, existing relations and goodwill with tenants, joint venture partners, management companies, lenders, franchisors, customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, during such period, the Company shall not, and shall not permit the Operating Partnership, any of the Company’s other Subsidiaries, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries, shall cause or encourage the Primarily Controlled Companies and the Partially Controlled Companies not to, without the prior written consent of Parent, except to the extent required or expressly contemplated by this Agreement:

(a) (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of beneficial interest, capital stock or other equity interests of the Company, the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such beneficial interest, capital stock or other equity interests, or any other ownership interest, of the Company, the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled

Company or any Partially Controlled Company other than Canyon Ranch other than (x) the issuance of Company Common Shares in exchange for Units pursuant to the Operating Partnership Agreement, (y) the issuance of Company Common Shares upon conversion of any Company Series A Preferred Shares in accordance with their terms, or (z) the issuance of Company Common Shares or Units pursuant to the exercise of Options in existence on the date hereof in accordance with their terms; or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption or conversion of Units pursuant to Operating Partnership Agreement or the redemption of the Series A Preferred Shares and Series B Preferred Shares and associated preferred Units as contemplated by this Agreement;

(b) (i) reclassify, combine, split, or subdivide any of Company’s shares of beneficial interest or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, or (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s shares of beneficial interest or any partnership interests of the Operating Partnership or other equity securities of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, except for (A) dividends or distributions by any Subsidiary of the Company, any Primarily Controlled Company or any Partially Controlled Company paid solely to the Company and/or any other Subsidiary of the Company and/or any Primarily Controlled Company and/or any Partially Controlled Company (for the sake of clarity, no dividends or distributions may be paid to third parties without Parent’s consent except as required in accordance with contractual obligations contained in the organizational documents of the joint ventures listed on Item 4.02 of the Disclosure Letter), (B) dividends on the Company Series A Preferred Shares declared and paid in accordance with the terms thereof and corresponding distributions on Series A Preferred Partnership Units consistent with past practice, (C) dividends on the Company Series B Preferred Shares declared and paid in accordance with the terms thereof and corresponding distributions on Series B Preferred Partnership Units consistent with past practice, and (D) dividends on the Trust Preferred Securities declared and paid in accordance with the terms thereof and corresponding to payments of interest on the Junior Subordinated Notes. Notwithstanding the foregoing, the Company shall be permitted to make distributions necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code;

(c) adopt or propose any amendment to the Company Charter, the Company Bylaws, the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership or the organizational documents of any Company Subsidiary, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch, other than amendments to the Operating Partnership Agreement necessary to reflect transfers or exchanges of partnership interests by limited partners in the Operating Partnership that are permitted by Section 6.01(a)(x) or (z) of this Agreement;

(d) (i) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree or enter into an option to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any real property or material assets or (ii) merge, consolidate or enter into any other business combination transaction with any Person, except as provided in Section 7.04;

(e) other than pursuant to Contracts in effect and set forth in Item 6.01(e) of the Disclosure Letter, copies of which have been provided or made available to Parent prior to the date of this Agreement, or as otherwise described in Item 6.01(e) of the Disclosure Letter make or agree to make any capital expenditure other than expenditures in the ordinary course of business;

(f) other than as set forth in Item 6.01(f) of the Disclosure Letter or as contemplated by Section 6.01(l) or pursuant to Contracts or terms listed in Item 6.01(f) of the Disclosure Letter, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or assets, except (i) for any such action by the Resort Residential

Business with respect to residential lots and condominium units and land and retail projects in the ordinary course of business consistent with past practice or (ii) as reasonably required, in the opinion of the Company’s tax counsel following consultation with Parent’s and Parent’s counsel, to maintain the Company’s status as a REIT;

(g) incur any indebtedness at the Company-level, any Company Subsidiary-level and Primarily Controlled Company-level or any Partially Controlled Company-level (other than Canyon Ranch) for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business, which shall be deemed to include, without limitation, draws under the Company’s revolving credit facilities in existence as of the date hereof in the ordinary course of business and refinancing of mortgage indebtedness secured by one or more Company Properties, other than the Company Properties of Canyon Ranch, as such loans become due and payable in accordance with their terms; or (ii) as contemplated by Item 6.01(g) of the Disclosure Letter;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company, any Subsidiary of the Company, or any Primarily Controlled Company), except any loans, advances or investments set forth on Item 6.01(h) of the Disclosure Letter or made to Partially Controlled Companies in the Resort Residential Business in the ordinary course of business consistent with past practice and consistent with the budgets provided to Parent prior to the date hereof;

(i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of its trust managers, directors, officers or employees; or (ii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any Benefit Plan, Incentive Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, trust manager, officer or employee of the Company, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date hereof and disclosed in Item 6.01(i) of the Disclosure Letter or to comply with applicable Law or as otherwise disclosed in Item 6.01(i) of the Disclosure Letter, or in accordance with a severance plan consistent with the material terms set forth on Exhibit J hereto;

(j) except as may be required by GAAP, as a result of a change in Law or SEC rule, regulation or interpretation, make any material change in its method of accounting;

(k) other than in the ordinary course of business or to the extent necessary to maintain the Company’s status as a REIT, (i) make, change or revoke any material Tax election or (ii) settle or compromise any material federal, state, local or foreign Tax liabilities; provided, however, that in the event the Company takes any such action with respect to Taxes that is permitted under this Section 6.01(k), the Company shall notify promptly Parent of such action;

(l) (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease, sublease or license agreement (including renewals) for in excess of 25,000 square feet of net rentable area at a Company Property, provided that any failure by Parent to object to a new lease, sublease or license agreement in writing within three (3) Business Days of being provided with same shall constitute written consent of such lease, sublease or license agreement, or (ii) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 25,000 square feet of net rentable area;

(m) except as set forth in Item 6.01(m) of the Disclosure Letter, waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against the Company, the Operating Partnership, any of the Company’s other Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company other than Canyon Ranch unless the amounts paid or to be paid either (A) do not exceed $1,000,000 for all such waivers, releases, settlements or compromises in the aggregate or (B) are fully covered by insurance coverage maintained by the Company, its Subsidiaries, the Primarily

Controlled Companies or the Partially Controlled Companies other than Canyon Ranch; provided, however, that in each case that any such waiver, release, settlement or compromise includes a full release of the Company, the Operating Partnership, any of the Company’s applicable Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company with respect to the matters covered by the subject litigation; provided further, however, that no pending or threatened claim brought by or on behalf of the Company’s shareholders or the Operating Partnership’s limited partners may be settled without the prior written consent of Parent;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company, the Operating Partnership or any of the Company’s other Subsidiaries;

(o) modify, amend or terminate, or grant any material consent under, any Material Contract or Ground Leases, Third Party Franchise Agreement, joint venture agreement or Management Agreement or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Item 4.18(a) of the Disclosure Letter as a Material Contract or enter into any new Ground Leases, Third Party Franchise Agreement, or Management Agreement Document; provided, however, that this Section 6.01(o) shall not apply to Canyon Ranch;

(p) except as set forth in Item 6.01(p) of the Disclosure Letter, pre-pay any long-term debt (which shall be deemed to include, without limitation, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage indebtedness, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise)), except: (i) pre-payments or repayments of revolving credit facilities or other similar lines of credit or any payment of debt upon maturity, (ii) any debt scheduled to mature on or before October 31, 2007 and the Operating Partnership’s 9.25% Senior Notes due 2009 or 7 1/8% Notes due 2007, or (iii) debt associated with properties to be sold pursuant to contracts listed on Item 6.01(f) of the Disclosure Letter;

(q) take any action with respect to the Portfolio Sales that is not expressly required by the Portfolio Purchase and Sale Agreements or take any action that could reasonably be expected to frustrate or delay the consummation of the Portfolio Sales;

(r) amend, modify or terminate, or grant any material consent or waiver under, any agreement or arrangement relating to any proposed disposition disclosed on Item 4.15(p) of the Disclosure Letter other than closing conditions to the buyer’s obligation to close the disposition under such Portfolio Purchase and Sale Agreement;

(s) fail to maintain in full force and effect the existing insurance policies covering the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies other than Canyon Ranch and Crescent Irvine, LLC, and their respective properties, assets and businesses;

(t) modify, amend or terminate, or grant any material consent under, any Contract with an Affiliate of the Company or modify any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets;

(u) enter into, modify, amend or breach any Tax Protection Agreement;

(v) sell, transfer or otherwise dispose of any ownership interest in any of the Company’s Subsidiaries, or any Related Entity or create, establish, form or invest in any new Company Subsidiary or acquire any interests in any new Related Entity, except in connection with properties to be sold pursuant to contracts listed in Item 6.01(d) or Item 6.01(f) of the Disclosure Letter;

(w) grant any consent or waiver to any matter for which consent or waiver is requested with respect to Canyon Ranch or any Additional Company or exercise any rights in connection with or with respect to the Company’s interests in Canyon Ranch or any Additional Company, including, but not limited to, any consents, votes, waivers or actions taken (directly or indirectly) by any trust manager, director or officer of Canyon Ranch or any Additional Company serving at the designation of the Crescent Parties (and the Crescent Parties shall promptly notify Parent of any request to take an act covered by this Section 6.01(w));

(x) take any action, make any filing or material election with respect to, or appeal or fail to appeal any real property tax relating to any real property owned by the Company or any of its Subsidiaries or any of the Primarily Controlled Companies or Partially Controlled Companies; or

(y) announce an intention, enter into any contract or agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement; Partnership Information Statement; Other Filings.  As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and the Operating Partnership shall prepare and file with the SEC an information statement on the appropriate form (the “Partnership Information Statement”), and each of the Company, the Operating Partnership and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company, the Operating Partnership and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Partnership Information Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or information statements, as applicable, prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, the Operating Partnership and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, the Partnership Information Statement or the Other Filings, and the Company shall use commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable. The Company shall use commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the holders of Units at the earliest practicable date following the mailing of the Proxy Statement to Company shareholders. The Company shall promptly (and in no event later than one (1) Business Day after receipt) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, the Partnership Information Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company, the Operating Partnership and their representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Partnership Information Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, the Operating Partnership, Parent, REIT Merger Sub or any of their respective Affiliates, officers, managers or directors, shall be discovered by the Company, the Operating Partnership or Parent which should be set forth in an amendment or supplement to the Proxy Statement, the Partnership Information Statement or the Other Filings, so that the Proxy Statement, the Partnership Information Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company or the limited partners of the Operating Partnership, as applicable. Notwithstanding anything to the contrary stated above, prior to the filing of the preliminary Proxy Statement, the filing and mailing of the final Proxy Statement, the filing and mailing of the Partnership Information Statement or the filing of the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and the Operating Partnership shall provide Parent a reasonable opportunity to review and comment on such document or response and will consider in good faith including in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company and the Operating Partnership will provide Parent with the opportunity to participate in any substantive calls between the Company, the Operating Partnership or any of their representatives, and the SEC concerning the Proxy Statement, the Partnership Information Statement or the Other Filings.

Section 7.02  Company Shareholders’ Meeting.  The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholders’ Meeting”), as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of this Agreement and the REIT Merger (the “Company Shareholder Approval”). Except as may be permitted by Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement and approve the Merger and the other transactions contemplated hereby and shall include such recommendations in the Proxy Statement. Except as may be permitted by Section 7.04(c) and subject to Section 7.04(d), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the REIT Merger and the other transactions contemplated hereby and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by the rules of the New York Stock Exchange (“NYSE”) or applicable Law to obtain such approvals. Except to the extent required by Law or with Parent’s written consent, the Company shall not (i) change the date specified in the Proxy Statement for the Company Shareholders’ Meeting or (ii) postpone or delay the Company Shareholders’ Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the shareholders of the Company sufficiently in advance of the Company Shareholders’ Meeting or (y) if there are an insufficient number of Company Common Shares represented in person or by proxy at the Company Shareholders’ Meeting to constitute a quorum or to approve this Agreement, the Merger and the other transactions contemplated hereby, in which case the Company may, and, at Parent’s request, shall, adjourn the Company Shareholders’ Meeting and use its reasonable best efforts to obtain a quorum and the requisite vote to approve this Agreement, the Merger and the transactions contemplated hereby as promptly as practicable. Approval of this Agreement, the Merger and the other transactions contemplated hereby are the only matters (other than adjournment as contemplated by the preceding sentence) which the Company will propose to be acted on by the shareholders of the Company at the Company Shareholders’ Meeting.

Section 7.03  Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, managers, directors, employees, auditors and agents of the Company and the Operating Partnership and the Company’s other Subsidiaries to, and to the extent permissible under the contractual obligations of the Company and its Subsidiaries to each Primarily Controlled Company and Partially Controlled Company shall cause or encourage each Primarily Controlled Company and Partially Controlled Company to, afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries and the Primarily Controlled Companies and the Partially Controlled Companies, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the employees, agents, or representatives of the Company, its Subsidiaries or the Primarily Controlled Companies and the Partially Controlled Companies (other than the Company’s executive officers, investment bankers or counsel), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensors or franchisors of the Company or its Subsidiaries or the Related Entities, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, or (iii) damage any property or any portion thereof. Notwithstanding anything to the contrary in the foregoing, subject to the rights of any property manager, landlord/sublandlord or tenant/subtenant of any Company Property, so long as they do not unreasonably disrupt the operations of the Company or any of the Company’s Subsidiaries, Parent and its representatives (including its financing sources) shall have the right to conduct, at Parent’s expense, appraisal and environmental and engineering inspections of each of the Company Properties; provided, however, that neither Parent nor its representatives shall have the right to conduct Phase I testing of the Company Properties without the Company’s consent unless so directed by prior written direction of Parent’s financing sources, and that none of Parent, its representatives or its financing sources shall have the right to sample any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or perform any invasive testing procedure on any building or property unless such sample or testing procedure is recommended by virtue of the results of the Phase I testing referred to above. Parent shall indemnify and hold the Company harmless from and against any and all losses or damages incurred by the Company as a result of the Parent’s or the Parent representatives’ inspection of the

Company Properties, provided, however, that the Parent’s indemnification obligations hereunder shall not include any obligation whatsoever with respect to any such losses or damages (including claims that any Company Property has declined in value) arising out of or resulting from the discovery of any existing condition at a Company Property. Subject to the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries, any Primarily Controlled Company or any Partially Controlled Company shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or any Related Entity or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided, however, that the Company and its Subsidiaries shall use commercially reasonable efforts to obtain consent from the applicable third party or enter into a customary joint defense agreement to enable the disclosure of such information).

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent (i) may contact and have discussions with any joint venture partner or other equity co-investor of the Company, the Operating Partnership or any of the Company’s other Subsidiaries without the prior written consent of the Company and (ii) may disclose only such information obtained from the Company, the Operating Partnership or any of the Company’s other Subsidiaries or their respective representatives to any such joint venture partner or other equity co-investor that Parent reasonably believes is necessary to discuss any strategic alternatives with respect to any joint venture, its properties or business. The Company shall have the right to have a representative present at any such meetings or on any telephone calls and shall cooperate with any reasonable requests of Parent in connection with such discussions.

(c) All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated March 24, 2007 (the ‘‘Confidentiality Agreement”), between an affiliate of Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.

(d) No investigation pursuant to this Section 7.03 or otherwise, or information obtained as a result thereof, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04  No Solicitation of Transactions.

(a) None of the Company, the Operating Partnership and the Company’s other Subsidiaries shall, nor shall they authorize or permit any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the ‘‘Representatives”) to, directly or indirectly, (i) solicit, or initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any Person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.04. Notwithstanding anything to the contrary in this Section 7.04, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Shareholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, or releasing from any standstill agreement or similar obligation to the Company or any Company Subsidiary, any Person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.04, if (i) the Company Board determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (iv) prior to furnishing such non-public information to such Person, the Company (A) provides Parent with the information to be provided to such Person which Parent has not previously been provided, and (B) receives from such Person an executed confidentiality and standstill agreement no less favorable to the Company than the Confidentiality Agreement. Without the prior written consent of Parent, the Company will not release any Person from any standstill agreement or similar obligation to the Company or any Company Subsidiary which is set forth on Item 7.04(a) of the Disclosure Letter.

(b) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, the Operating Partnership, any other Subsidiary of the Company or any Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(c) Except as set forth in this Section 7.04(c), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.04(a)). Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, (x) if the Company Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to the Company’s shareholders under applicable Law, then the Company Board may withdraw, or modify or change in a manner adverse to Parent, the Company Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (that did not otherwise result from a breach of this Section 7.04) that the Company Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the Company Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 9.01(h); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action, and (II) at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the REIT Merger and the other transactions contemplated hereby, as supplemented by any Counterproposal to which the Purchaser Parties have irrevocably committed. Any such written notice shall specify the material terms and conditions of such Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the person making such Acquisition Proposal and state that the Company Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such three (3) Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a ‘‘Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal with the objective of reaching an agreement such that the relevant Acquisition Proposal is not a Superior Proposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.04(c) (requiring a new written notice by the Company and a new three (3) Business Day period).

(d) Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to shareholders; provided, however, that, for the avoidance of doubt, any action in violation of Section 7.04(c) shall be a breach of such Section. Further, any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation.

(e) Upon execution of this Agreement, the Company, the Operating Partnership and the Company’s other Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.04 and instruct each of them to act in a manner consistent with such obligations; provided, however, that the Company shall comply with the next sentence. The Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or, if permitted by such confidentiality agreement, destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Representatives.

Section 7.05  Employee Benefits Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity to assume and honor in accordance with their terms the Company’s obligations under the agreements set forth in Item 4.11(j) of the Disclosure Letter.

(b) For a period of not less than twelve (12) months after the Closing Date, for each employee of the Company or any of its Subsidiaries who remains an employee of the Surviving Entity or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall or shall cause the Surviving Entity to provide cash compensation (including base compensation and annual bonus) and benefits (including group health, life, disability and severance and retention plans, but excluding personal perquisites, equity compensation or profits or promoted interests or comparable forms of compensation) that are not less favorable in the aggregate to such Continuing Employee and the Continuing Employee’s dependents and beneficiaries, as appropriate, as the Company or such Subsidiary of the Company provided to such Continuing Employee immediately prior to the Effective Time, through the maintenance of any one or more of the Benefit Plans, the adoption of new plans, programs, or arrangements for the benefit of Continuing Employees, or a combination thereof. With respect to any employee benefit plan, program, or arrangement maintained by Parent or its Affiliates in which Continuing Employees become eligible to participate after the Closing Date (each, a “Parent Plan”), a Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date for purposes of vesting and eligibility (but not accrual of benefits) under such Parent Plan to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under the respective Benefit Plan (except to the extent such credit would result in the duplication of benefits). In addition, with respect to each Parent Plan providing medical or health benefits in which Continuing Employees become eligible to participate during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the Continuing Employee under the respective Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan.

(c) Except as otherwise provided in this Section 7.05(c), nothing in this Agreement shall be interpreted as limiting the power of the Surviving Entity to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy pursuant to its terms or as requiring the Surviving Entity to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any Person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such Person.

(d) Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee managers thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or manager of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(e) The provisions of this Section 7.05 shall survive the Closing and are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or to give to any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement. Nothing in this Section 7.05 is intended as or shall be construed to be an amendment to any Benefit Plan.

Section 7.06  Managers’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws, the Operating Partnership Agreement or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries or Related Entities, from and after the Effective Time, the Purchaser Parties, jointly and severally, shall, with respect to any such individual serving in such capacity at the appointment or designation of the Crescent Parties: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time serving as a manager, director, trust manager, officer, trustee, partner or fiduciary of the Company or any of its Subsidiaries or Related Entities and acting in its capacity as such or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent that the Company or Company Subsidiary, as the case may be, is authorized or permitted to indemnify its own managers, directors, trust managers, officers or trustees under the applicable Law of the jurisdiction of formation of the Company or such Subsidiary (as applicable), as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent that the Company or Subsidiary, as the case may be, is authorized or permitted to indemnify its own managers, directors, trust managers, officers or trustees under the applicable Law of the jurisdiction of formation of the Company or such Subsidiary (as applicable), as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (x) receipt of documentation by the Purchaser Parties reasonably evidencing the existence of the applicable expenses, and (y) the Purchaser Parties’ receipt of an undertaking by or on behalf of such Indemnified Party to repay such Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified); provided, however, that none of the Purchaser Parties shall be liable for any amounts paid in settlement effected without Parent’s or the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. The indemnification and advancement obligations of the Purchaser Parties pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue after the date hereof as to a person who has ceased to be a manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary of the Company or any of its Subsidiaries or Related Entities to the extent appointed or designated by the Company and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a manager, director, trust manager, officer, trustee, employee, agent, partner or fiduciary of the Company, any of its Subsidiaries to the extent appointed or designated by the Company, to the extent such person is or was serving at the request or for the benefit of the Company or any of its Subsidiaries, the Related Entities, any other entity or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. No Purchaser Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, the Purchaser Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors, trust managers, officers, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries or any Primarily Controlled Company) and those indemnification agreements of the Company or any of its Subsidiaries or any Primarily Controlled Company listed in Item 7.06(b) of the Disclosure Letter shall be assumed by the Surviving Entity in the REIT Merger, without further action, at the Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the operating agreement of the Surviving Entity, the partnership agreement of the Surviving Partnership and the organizational documents of any applicable Company Subsidiary or any Primarily Controlled Company shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Company Charter and Company Bylaws, Partnership Agreement or other applicable organizational document, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, trust managers, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries or any Primarily Controlled Company, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(c) Prior to the Effective Time, the Company may purchase a “tail” insurance policy (which policy by its express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as the Company’s and its Subsidiaries’ existing policy or policies, for the benefit of the current and former managers, directors, trust managers, officers, employees, agents, or fiduciaries of the Company and each Company Subsidiary and Primarily Controlled Company with a claims period of six years from the Effective Time with respect to trust managers’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed 350% of the last annual premium paid by the Company for such insurance (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.06(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase such “tail” insurance, the Purchaser Parties shall, at the Company’s request, purchase a “tail” insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company as the Company’s and Company’s

Subsidiaries’ and Primarily Controlled Companies’ existing policy or policies for the benefit of the current and former managers, directors, trust managers, officers, employees, agents, partners or fiduciaries of the Company or any Company Subsidiary or any Primarily Controlled Company with a claims period of six years from the Effective Time; provided, however, that in no event shall the Purchaser Parties be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case the Purchaser Parties will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) If any of the Purchaser Parties or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Purchaser Party assumes the obligations set forth in this Section 7.06.

(e) Parent shall cause the Purchaser Parties to perform all of their respective obligations under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of each Purchaser Party’s obligations pursuant to this Section 7.06.

(f) Parent shall have the right to be consulted in respect of the defense or settlement of any shareholder, limited partner or bondholder litigation against the Company, its managers or officers, or the Operating Partnership relating to the Mergers or the other transactions contemplated by this Agreement and to be kept reasonably informed of material developments in such litigation; provided, however, that neither Parent nor the Surviving Entity shall be liable for any amounts paid in settlement of such litigation effected without Parent’s or the Surviving Entity’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.07  Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, (ii) take the actions set forth on Item 7.07(a) of the Disclosure Letter, and (iii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries and the Primarily Controlled Companies and the Partially Controlled Companies as (i) are necessary, proper or advisable for the consummation of the Mergers and the other transactions contemplated hereby and to fulfill the conditions to the Mergers, (ii) disclosed in the Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect. In the event that the Company, the Operating Partnership or any other Subsidiary of the Company, Primarily Controlled Company or Partially Controlled Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company, the Operating Partnership or any other Subsidiary of the Company or any Primarily Controlled Company or any Partially Controlled Company and Parent and its Affiliates and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company, the Operating Partnership or any of the Company’s other Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(b) The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Mergers and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) At Parent’s request, the Company shall use commercially reasonable efforts to cooperate with Parent in obtaining estoppel certificates and subordination and nondisturbance agreements prior to the Effective Time, in the form provided by Parent, from those tenants under any Company Lease in excess of 50,000 square feet with respect to a Company Property and each of the property managers at the Company Properties.

(e) If any tenant of the Company or any of its Subsidiaries shall provide the Company with notice of its intent to terminate any Company Lease in accordance with its terms, the Company shall promptly notify Parent of its receipt of such notice.

(f) The parties hereto agree to cooperate, promptly following the date hereof, in the preparation and establishment of mutually acceptable guidelines with respect to the Company or any Company Subsidiaries entering into any new lease, sublease or license agreement (including renewals) at a Company Property.

Section 7.08  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, license, excise, custom or duty, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of the Transfer Taxes.

Section 7.09  Public Announcements.  The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger or the other transactions contemplated hereby shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

Section 7.10  Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letters; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters; (iii) enforce its rights under the Commitment Letters that are within its control; and (iv) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b) Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and shall give the Company prompt notice of any material change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein. Parent shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would materially impair, delay or prevent the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Company, and shall provide the Company promptly (and in any event within 24 hours) with any amendments or alterations to any of the Commitment Letters.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or any Commitment Letter shall be terminated for any reason, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or REIT Merger Sub than those included in such Commitment Letter.

(d) The Company agrees to provide, and shall cause the Operating Partnership and its other Subsidiaries and its and their Representatives and, to the extent permissible under the contractual obligations of the Company and its Subsidiaries to each Primarily Controlled Company and Partially Controlled Company shall cause or encourage such Primarily Controlled Company and Partially Controlled Company, to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or the Primarily Controlled Companies or the Partially Controlled Companies and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exist after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Financing), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Mergers and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Mergers, (v) forming new direct or indirect Subsidiaries, (vi) providing and executing documents as may be reasonably requested by Parent, (vii) using reasonable efforts to permit Parent to be able to provide its financing sources with the collateral package required by such financing sources in connection with the arrangement of the Financing and (viii) cooperating with Parent in connection with obtaining such consents, approvals or authorizations which may be necessary or beneficial in connection with the arrangement of the Financing and the collateral package required in connection therewith; provided, however, that none of the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries or any Primarily Controlled Company or any Partially Controlled Company in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or the Primarily Controlled Companies or the Partially Controlled Companies and information provided by the Company, its Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies or their Representatives).

(e) All non-public or otherwise confidential information regarding the Company, its Subsidiaries and the Related Entities obtained by the Purchaser Parties and their representatives pursuant to Section 7.10(d) shall be kept confidential in accordance with the Confidentiality Agreement, except for such information contained in any offering memorandum consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.11  Tax Matters.

(a) For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the REIT Merger as a taxable sale by the Company of all of the Company’s assets to REIT Merger Sub in exchange for the REIT Merger Consideration to be received by shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such REIT Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes.

(b) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) Prepare, timely file, and deliver or make available to representatives of Parent, all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws; and

(ii) Timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed.

Section 7.12  Resignations.  The Company shall use its reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all of the members of the Company Board and the boards of any of the Company’s Subsidiaries and of the Company’s designees to the boards of Related Entities, if any.

Section 7.13  Redemption.  Prior to the Effective Time, the Company shall effect the Redemptions pursuant to Section 2.07 hereof. Without limitation of the foregoing, if the Redemptions are not effective prior to the Effective Time, the Company and Parent agree that (i) each Company Series A Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the greater of (a) the Company Series A Preferred Share Redemption Amount and (b) the Company Common Share Merger Consideration on an as-converted basis pursuant to the terms of the Statement of Designation of the Company Series A Preferred Shares (the “Series A Consideration”) and (ii) each Company Series B Preferred Share outstanding immediately prior to the Effective Time shall automatically be converted into, and canceled in exchange for, the right to receive the Company Series B Preferred Share Redemption Amount the (“Series B Consideration”).

Section 7.14  Satisfaction of Employee Loans.  The Crescent Parties shall use their reasonable efforts to cause the repayment in full of all Employee Loans at or prior to the Effective Time.

Section 7.15  Payoff Letters.  At or prior to the Effective Time, the Crescent Parties shall repay or obtain payoff (or unwinding or termination) letters in form and substance reasonably satisfactory to Parent to permit with respect to all indebtedness listed on Item 7.15 of the Disclosure Letter the repayment, defeasance and/or refinancing of such indebtedness as described in such Item, together with any other consents or approvals required in order to allow Parent to repay all such indebtedness on the Closing Date by the delivery of funds to the holders of such indebtedness.

Section 7.16  Asset Sale Transactions.  The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries, the Primarily Controlled Companies and the Partially Controlled Companies to, take any such actions as are reasonably requested by Parent in connection with structuring the transactions contemplated by this Agreement, including, without limitation, (a) creating one or more legal entities in the form requested by Parent, (b) converting the legal form or tax classification of one or more Company Subsidiaries, Primarily Controlled Companies or Partially Controlled Companies, (c) transferring ownership of one or more properties or entities among the Company and/or any of the

Company Subsidiaries, Primarily Controlled Companies, Partially Controlled Companies or Affiliates (including any Subsidiaries formed pursuant to this Section 7.16), (d) sell or cause to be sold all of the stock, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more of the properties listed on Item 7.16 of the Disclosure Letter (the ‘‘Permitted Properties”), provided that the timing and terms of any such sale shall be consented to by each of the Company and Parent, (e) sell or cause to be sold any of the Permitted Properties, provided that the timing and terms of any such sale shall be consented to by each of the Company and Parent, and (f) reasonably assist Parent in preparing for the post-Closing sale of the Company’s assets by Parent (clauses (a) through (f) being “Permitted Activities”); provided, such actions may be conditioned on the occurrence of the Effective Time; provided, further, that (i) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary, Primarily Controlled Companies or Partially Controlled Companies or that would require the approval or consent of security holders (other than the Company or any Company Subsidiary) pursuant to any organizational document, (ii) the effectiveness of any such transactions to occur prior to the Effective Time shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, waived) and that the Purchaser Parties are prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (it being understood that any of the Permitted Activities will be effected prior to the Closing at Parent’s request), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Purchaser Parties under this Agreement, including payment of the Merger Consideration in accordance with Article III, and (iv) neither the Company nor any Company Subsidiary shall be required to take any such action that, in the judgment of Pillsbury Winthrop Shaw Pittman LLP, could reasonably adversely affect the classification of the Company as a REIT within the meaning of Section 856 of the Code or cause any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 7.16 (including reasonable fees and expenses of its Representatives). Upon the request of Parent, the Crescent Parties shall, and shall cause any applicable Comp any Subsidiary, or (subject to any contractual obligations with respect to Primarily Controlled Companies or Partially Controlled Companies) use commercially reasonable efforts to cause or encourage any Primarily Controlled Company or Partially Controlled Company, with respect to Permitted Activities to: (i) participate in meetings, drafting sessions and due diligence sessions, (ii) furnish prospective purchasers and their respective financing sources with financial and other pertinent information regarding the applicable Company Property as may be reasonably requested (including confidential information provided the recipient has executed a reasonably satisfactory confidentiality agreement), (iii) assist Parent in the preparation of an offering document or other marketing materials in connection with such Permitted Activities, (iv) reasonably cooperate with the marketing efforts of Parent with respect to such Permitted Activities, (v) provide and execute documents as may be reasonably requested by Parent and (vi) cooperate with Parent in connection with obtaining such consents, approvals or authorizations or estoppels which may be necessary or beneficial in connection with such Permitted Activities. The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries, the Primarily Controlled Companies, the Partially Controlled Companies and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of the Permitted Activities. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 7.16 or required by Parent pursuant to this Section 7.16. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 7.16 shall require the Company or any Company Subsidiary to take any action at any time that in the reasonable judgment of the Company Board may prevent, or in the judgment of Pillsbury Winthrop Shaw Pittman LLP may reasonably prevent, the Company from maintaining its qualification as a REIT under the Code or cause any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code, or shall anything in this Section 7.16 prevent the Company or any Company Subsidiary from taking any action at any time that in the reasonable judgment of the Company Board is necessary, or in the judgment of Pillsbury Winthrop Shaw Pittman LLP is reasonably necessary, for the Company to maintain its qualification as a REIT under the Code or prevent any of the assets of the Company or any Company Subsidiary to be subject to Section 1374 or Section 337(d) of the Code.

Section 7.17  WARN Act Notices.  Following such time as the Purchaser Parties have communicated to any Designated Employee their intent to terminate such Designated Employee’s employment after the Effective Time and whether such Designated Employee will receive severance payments, the Company agrees that it shall, at the written request of Parent, cause to be delivered to (i) such Designated Employee of the Company, any of its Subsidiaries, or any third party manager of any property owned by the Company, and (ii) any governmental official(s) designated by Parent, a notice pursuant to WARN or any similar state or local “mass layoff” or “plant closing” law, including any supplemental notices thereunder. The Company shall deliver such notice(s) in a form request by Parent within two (2) business days’ of Parent’s request, regardless whether before or after the Company Shareholder Approval is obtained. The Company agrees to reasonably cooperate with Parent as necessary to ensure compliance with WARN and any similar state or local “mass layoff” or “plan closing” law. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 7.17 (including reasonable fees and expenses of its Representatives).

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, the Operating Partnership, Parent, REIT Merger Sub, and Partnership Merger Sub to consummate the Mergers are subject to the satisfaction or waiver in writing of the following conditions:

(a) The REIT Merger shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Texas REIT Law and the Company Charter.

(b) The Partnership Merger shall have been approved by the requisite affirmative consent of the limited partners of the Partnership in accordance with DRULPA and the Operating Partnership Agreement.

(c) All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers or the Redemptions shall have been obtained and remain in full force and effect, and all waiting periods (including if applicable under the HSR Act) relating to such approvals, authorizations and consents shall have expired or been terminated.

(d) No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Redemptions or the Mergers illegal or prohibits consummation of the Redemptions or the Mergers.

Section 8.02  Conditions to the Obligations of Parent, REIT Merger Sub and Partnership Merger Sub.  The obligations of Parent, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers are subject to the satisfaction or waiver in writing of the following additional conditions:

(a) The representations and warranties of each of the Company and the Operating Partnership contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 4.03(a) and (b) and Section 4.11(j) shall be true and correct in all material respects and the representations and warranties set forth in clause (a) of Section 4.07 shall be true and correct in all respects as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of a specific date or for a specified period of time, in which case as of such specific date or for such specified period of time).

(b) The Company and the Operating Partnership shall have performed, in all material respects, all material obligations and complied with, in all material respects, each of their respective material agreements and covenants to be performed or complied with by each of them under this Agreement on or prior to the Effective Time.

(c) Parent shall have received a certificate signed on behalf of each of the Company and the Operating Partnership signed by an officer of the Company and the Operating Partnership, as applicable and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Parent shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, in the form attached as Exhibit D to this Agreement dated as of the Closing Date, that (a) the Company qualified and was taxed as a real estate investment trust under Sections 856 through 860 of the Code for all taxable periods commencing with the Company’s taxable year ending December 31, 1994, through the Closing Date, and (b) beginning with its first taxable year ending on December 31, 1994 through the Closing Date, neither the Company nor any of its Subsidiaries has held any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7 (which opinion shall be based upon customary representations made by the Company and the Operating Partnership substantially in the form attached as Exhibit E (the “REIT Certificate”), and such representations shall be subject to changes or modifications from the language set forth in Exhibit E as may be deemed necessary or appropriate by Pillsbury Winthrop Shaw Pittman LLP and as shall be reasonably satisfactory to Parent. In addition, copies of any and all opinions of counsel, other than those of Pillsbury Winthrop Shaw Pittman LLP (and its predecessor firms), relied upon by the Company for purposes of making the representations in the REIT Certificate have been disclosed to both Pillsbury Winthrop Shaw Pittman LLP and Goodwin Procter LLP prior to the signing of the Merger Agreement as opinions on which the Company is relying for purposes of making the representations in the REIT Certificate.

(e) On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.

(f) Since the date hereof, there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of ten (10) hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof; provided, however, that (x) the failure of this condition may be invoked by the Purchaser Parties only one time, (y) upon the expiration of ten (10) Business Days following the date this condition is invoked by the Purchaser Parties, this condition shall be deemed satisfied and (z) all conditions set forth in Section 8.01 (other than the condition set forth in Section 8.01(b) (but only to the extent the failure to satisfy such condition resulted from an intentional breach by the Purchaser Parties or its covenant and agreements required to be performed by them under this Agreement at or prior to the Effective Time)) shall from the date this condition was invoked by the Purchaser Parties be deemed to have been satisfied or waived by the Purchaser Parties.

(g) The consents set forth on Item 8.02(g) of the Disclosure Letter shall have been obtained.

(h) The Crescent Parties shall have performed and complied with Section 7.15.

(i) All Employee Loans shall have been satisfied and paid in full or the respective borrower shall have delivered such documents and instruments reasonably satisfactory to Parent evidencing an irrevocable commitment to repay in full such Employee Loans as of the Closing.

Section 8.03  Conditions to the Obligations of the Company.  The obligations of the Company and the Operating Partnership to consummate the Mergers are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) The representations and warranties of Parent, REIT Merger Sub and Partnership Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) would not have a Parent Material Adverse Effect.

(b) Parent shall have performed, in all material respects, all material obligations and complied with, in all material respects, its material agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

Section 8.04  Delay.  If Parent delays the Closing Date either pursuant to a Delayed Closing or pursuant to Section 8.02(f), such conditions shall be deemed to have been satisfied as of the Closing Date irrespective of any fact, circumstances or events subsequent to the Closing Date (disregarding for such purposes any Delayed Closing or delay of the Closing Date pursuant to Section 8.02(f) if the Company confirms in writing to Parent that it is willing and able to deliver the certificates referred to in Section 8.02(c) and the opinion referred to in Section 8.02(d) on the Closing Date (disregarding for such purposes any Delayed Closing or delay of the Closing Date pursuant to Section 8.02(f)). If the Closing Date has been delayed either pursuant to a Delayed Closing or pursuant to Section 8.02(f), then notwithstanding anything to the contrary herein, the certificates referred to in Section 8.02(c) and the opinion referred to in Section 8.02(d) shall be delivered on the Closing Date but shall be dated as of, and deemed to have been delivered on, the date on which, pursuant to the preceding sentence, the Company confirmed in writing that it was willing and able to deliver such certificates and opinion. For the avoidance of doubt, Section 7.07 shall apply to a Delayed Closing or if the Closing Date occurs after a delay pursuant to Section 8.02(f).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, as follows (the date of any such termination, the ‘‘Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time, October 31, 2007 (the “Drop Dead Date”); provided, however, that (i) the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date and (ii) if the Purchaser Parties have invoked the failure of the condition contained in Section 8.02(f) and the ten Business Day period contemplated therein would expire on or after October 31, 2007, then the Drop Dead Date shall be the date of the third Business Day following expiration of such ten Business Day period;

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Redemptions or the Mergers illegal or otherwise prohibits consummation of the Mergers or Redemptions (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Redemptions or the Mergers, as applicable;

(d) by Parent if each of it, REIT Merger Sub and Partnership Merger Sub is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company or the Operating Partnership herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company or the Operating Partnership of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent, REIT Merger Sub and Partnership Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Parent, REIT Merger Sub and Partnership Merger Sub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date.

(f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting;

(g) by Parent if (i) the Company Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(a)), (iii) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the Company Shareholder Approval and the Company Board shall not have recommended that the Company’s shareholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the Company’s shareholders, shall constitute a failure to recommend rejection of such tender or exchange offer), (iv) the Company shall have intentionally breached its obligation to call or hold the Company Shareholders’ Meeting or to cause the Proxy Statement to be mailed to its shareholders or the Operating Partnership shall have intentionally breached its obligation to cause the Partnership Information Statement to be mailed to its limited partners or (v) the Company publicly announces its intention to do any of the foregoing; or

(h) by the Company, at any time prior to obtaining the Company Shareholder Approval, if the Company Board has approved an Acquisition Proposal; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to the Company if Section 7.04 has been breached; provided further, however, that no termination of this Agreement under this Section 9.01(h) shall be effective unless the Company simultaneously pays the Company Termination Fee required by Section 9.03(b)(ii) (any purported termination under this Section 9.01(h) shall be void and of no force and effect unless the Company has made such payment).

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective representatives, whether prior to or after the execution of this Agreement

Section 9.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guarantees referred to in Section 5.08 (and the respective obligations guaranteed by the Guarantees) and the provisions of Sections 7.03(a), 7.03(c), 7.09, 7.10(e), this Section 9.02, Section 9.03, Section 9.04 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03  Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 9.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal that is ultimately consummated, or any Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Company Termination Fee less any Parent Expenses previously paid (and for purposes of this Section 9.03(b)(i) “50%” shall be substituted for “25%” and “75%” in the definition of Acquisition Proposal); or

(ii) by Parent pursuant to Section 9.01(g) or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee.

(c) The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 9.01(h), in which case the Company must pay the Company Termination Fee simultaneously with such termination.

(d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $64,200,000.

(e) If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by the Company or its Subsidiaries from March 1, 2007 to the date of termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10,000,000 (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 9.01(d) or 9.01(f), the Company shall pay to Parent, within three (3) Business Days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by Parent from March 1, 2007 to the date of termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $10,000,000 (the “Parent Expenses”). The payment of expenses set forth in this Section 9.03(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04  Escrow of Company Expenses.

(a) In the event that Parent is obligated to pay the Company Expenses set forth in Section 9.03(e), Parent shall pay to the Operating Partnership from the Company Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 9.04(b) or (B) an opinion from the Company’s outside counsel as described in Section 9.04(b), an amount equal to the Company Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 9.04(b)) as shall be mutually agreed upon by the Operating Partnership, Parent and the escrow agent. The payment or deposit into escrow of the Company Expenses pursuant to Section 9.04(b) shall be made at the time Parent is obligated to pay the Operating Partnership such amount pursuant to Section 9.03(e) by wire transfer or bank check.

(b) The escrow agreement shall provide that the Company Expenses in escrow or any portion thereof shall not be released to the Operating Partnership unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Company Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion reasonably satisfactory to the Company with respect to the qualification of the Company as a REIT after the receipt by the Operating Partnership of the Company Expenses), in which case the escrow agent shall release the remainder of the Company Expenses to the Operating Partnership. Parent agrees to amend this Section 9.04 or the escrow agreement at the request of the Company in order to (x) maximize the portion of the Company Expenses that may be distributed to the Operating Partnership hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.04(b) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.04(b). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.

Section 9.05  Waiver.  At any time prior to the Effective Time, the Company (on behalf of the Company and the Operating Partnership), on the one hand, and Parent, REIT Merger Sub and Partnership Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company (on behalf of the Company and the Operating Partnership) or Parent (on behalf of Parent, REIT Merger Sub and Partnership Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate or other document delivered pursuant hereto shall terminate at the Partnership Merger Effective Time.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or REIT Merger Sub:

Moon Acquisition Holdings LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571

Attention:	Michael Franco (michael.franco@morganstanley.com)
Michael Quinn (michael.quinn@morganstanley.com)

Moon Acquisition LLC
c/o Morgan Stanley Real Estate
1585 Broadway
New York, NY 10036
Telecopier No: 212-507-4571

Attention:	Michael Franco (michael.franco@morganstanley.com)
Michael Quinn (michael.quinn@morganstanley.com)

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231

Attention:	Gilbert G. Menna, Esq.
John T. Haggerty, Esq.

and

Jones Day
2727 North Harwood Street
Dallas, TX 75201
Telecopier No: (214) 969-5100

Attention:	David J. Lowery, Esq.
Mark V. Minton, Esq.

If to the Company or the Operating Partnership:

Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102
Telecopier No: (817) 321-2002

Attention:	John C. Goff
David M. Dean

with copies to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037
Telecopier No: (202) 663-8007

Attention:	Robert B. Robbins, Esq.
William L. Horton, Jr., Esq.

Section 10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05  Entire Agreement; Assignment.  This Agreement, the Disclosure Letter, the Guarantees, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 10.06  Performance Guarantee.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of each of the Purchaser Parties under this agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 10.07  Remedies; Specific Performance.

(a) Except as otherwise provided in Section 10.07(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 10.07(b) for breaches of Sections 7.03(a), 7.03(b), 7.03(c) and 7.10(e), the Company agrees that, to the extent it or the Company Subsidiaries or Related Entities have incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability, directly or indirectly, of Parent and the Guarantors for such losses or damages shall be limited to $300,000,000, and the sole and exclusive remedy shall be the Guarantees in accordance with the terms thereof and (ii) in no event shall the Company or the Company Subsidiaries or Related Entities seek to recover any money damages in excess of such amount in clause (i) from Parent, REIT Merger Sub, Partnership Merger Sub or the Guarantors or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or the Operating Partnership in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 9.01, Parent and the Partnership Merger Sub shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company and the Operating Partnership shall not be entitled to specific performance or an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s and the Operating Partnership’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 9.01, 9.03 and 10.07(a); provided, however, the Company and the Operating Partnership shall be entitled to seek specific performance to prevent any breach by Parent of Sections 7.03(a), 7.03(b), 7.03(c) and 7.10(e).

Section 10.08  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the right of the holders of Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Options or Units to receive the consideration described in Article III and (ii) Section 7.06 (which is intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

Section 10.09  Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Parent, REIT Merger Sub, Partnership Merger Sub, the Company and the Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES COMPANY,
a Texas real estate investment trust

By:	/s/ John C. Goff
Name: John C. Goff

Title:	Vice Chairman of the Board and
Chief Executive Officer

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Crescent Real Estate Equities, Ltd., its general partner

By:	/s/ John C. Goff
Name: John C. Goff

Title:	Sole Director and Chief Executive Officer

Agreement and Plan of Merger

MOON ACQUISITION HOLDINGS LLC,
a Delaware limited liability company

By:	Morgan Stanley Real Estate Funding II, L.P., its sole member

By:	Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Managing Director

MOON ACQUISITION LLC,
a Delaware limited liability company

By:	Moon Acquisition Holdings LLC, its sole member

By:	Morgan Stanley Real Estate Funding II, L.P., its sole member

By:	Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Managing Director

MOON ACQUISITION LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Moon Acquisition Holdings LLC, its general partner

By:	Morgan Stanley Real Estate Funding II, L.P., its sole member

By:	Morgan Stanley Real Estate Funding II, Inc., its general partner

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Managing Director

Agreement and Plan of Merger

Exhibit B

PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO ACTIONS

Sec. 25.20.  (A) Any shareholder of any domestic real estate investment trust who has the right to dissent from any of the actions referred to in Section 25.10 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to a proposed action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the real estate investment trust, before the meeting, a written objection to the action. The shareholder’s objection must state that the shareholder will exercise the shareholder’s right to dissent if the action is effective and must contain the shareholder’s address, to which notice of the action shall be delivered or mailed in that event. If the action is effected and the shareholder did not vote in favor of the action, the real estate investment trust, in the case of action other than a merger, or the surviving or new entity that is liable in the case of a merger to discharge the shareholder’s right of dissent, shall deliver or mail to the shareholder written notice that the action has been effected within 10 days after the action is effected. The shareholder may make a written demand on the existing, surviving, or new entity for payment of the fair value of the shareholder’s shares within 10 days from the delivery or mailing of the notice. The fair value of the shares shall be the value of the shares on the day before the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. A shareholder who fails to make a demand within the 10-day period is bound by the action.

(b) With respect to a proposed action that is approved pursuant to Subsection (A) of Section 10.30 of this Act, the real estate investment trust, in the case of action other than a merger, and the surviving or new entity that is liable in the case of a merger to discharge the shareholder’s right of dissent, within 10 days after the date the action takes effect, shall mail to each shareholder of record as of the date the action takes effect notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Section and any articles or documents filed by the real estate investment trust with the secretary of state to effect the action. If the shareholder did not consent to the taking of the action, the shareholder may make written demand on the existing, surviving, or new entity for payment of the fair value of the shareholder’s shares within 20 days after the mailing of the notice. The fair value of the shares shall be the value of the shares on the date the written consent authorizing the action was delivered to the real estate investment trust pursuant to Subsection (A) of Section 10.30 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the 20-day period is bound by the action.

(2) Within 20 days after receipt by the existing, surviving, or new entity of a demand for payment made by a dissenting shareholder in accordance with Subdivision (1) of this Subsection, the entity shall deliver or mail to the shareholder a written notice that shall either set out that the entity accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the date on which the action was effected, and, in the case of shares represented by certificates, on the surrender of the certificates duly endorsed, or shall contain an estimate by the entity of the fair value of the shares and an offer to pay the amount of that estimate within 90 days after the date on which the action was effected, on receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, on the surrender of the certificates duly endorsed.

(3) If, within 60 days after the date on which the real estate investment trust action was effected, the value of the shares is agreed on between the shareholder and the existing, surviving, or new entity, payment for the shares shall be made within 90 days after the date on which the action was effected and, in the case of shares represented by certificates, on surrender of the certificates duly endorsed. On payment of the agreed value, the shareholder ceases to have any interest in the shares or in the real estate investment trust.

(B) If, within 60 days after the date on which the action was effected, the shareholder and the existing, surviving, or new entity do not agree on the value of the shares, the shareholder or entity, within 60 days after the

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expiration of the 60-day period, may file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic real estate investment trust is located, asking for a finding and determination of the fair value of the shareholder’s shares. On the filing of a petition by the shareholder, service of a copy of the petition must be made on the entity. The entity, within 10 days after receiving the service, shall file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic real estate investment trust who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the entity. If the petition is filed by the entity, the list described in this Subsection must be attached to the petition. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the entity and to the shareholders named on the list at the addresses stated in the list. The court shall approve the forms of notices sent by mail. All shareholders notified as required by this Subsection and the entity are bound by the final judgment of the court.

(C) After the hearing of a petition filed under this Section, the court shall determine which shareholders have complied with the provisions of this Section and have become entitled to the valuation of and payment of their shares. The court shall appoint one or more qualified appraisers to determine that value. The appraisers may examine any books and records of the real estate investment trust that relate to the shares the appraisers are charged with the duty of valuing. The appraisers shall make a determination of the fair value of the shares after conducting an investigation. The appraisers shall also afford a reasonable opportunity to allow interested parties to submit to the appraisers pertinent evidence relating to the value of the shares. The appraisers also have the power and authority that may be conferred on masters in chancery by the Texas Rules of Civil Procedure.

(D) The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. The clerk shall give notice of the filing of the appraisers report to interested parties. The appraisers report shall be subject to exceptions to be heard before the court both on the law and the facts. The court shall determine the fair value of the shares of the shareholders entitled to payment for their shares and shall order the existing, surviving, or new entity to pay that value, together with interest on the value of shares to the shareholders entitled to payment, beginning 91 days after the date on which the applicable action from which the shareholder elected to dissent was effected to the date of such judgment. The judgment shall be immediately payable to the holders of uncertificated shares. The judgment shall be payable to the holders of shares represented by certificates only on, and simultaneously with, the surrender to the existing, surviving, or new entity of duly endorsed certificates for those shares. On payment of the judgment, the dissenting shareholders cease to have any interest in those shares or in the real estate investment trust. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

(E) Shares acquired by the existing, surviving, or new entity, pursuant to the payment of the agreed value of the shares, to the payment of the agreed value of the shares, or to payment of the judgment entered for the value of the shares, as provided in this Section, in the case of a merger, shall be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the real estate investment trust as in the case of other treasury shares.

(F) This Section does not apply to a merger if, on the date of the filing of the articles of merger, the surviving entity is the owner of all the outstanding shares of the other entities, domestic or foreign, that are parties to the merger.

(G) In the absence of fraud in the transaction, the remedy provided by this Section to a shareholder objecting to any action referred to in Section 25.10 of this Act is the exclusive remedy for the recovery of the value of the shareholder’s shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new entity complies with the requirements of this Section, any shareholder who fails to comply with the requirements of this Section is not entitled to bring suit for the recovery of the value of the shareholder’s shares or money damages to the shareholder with respect to the action.

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Exhibit C

CONFIDENTIAL

May 21, 2007

Board of Trust Managers
Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, TX 76102

Members of the Board of Trust Managers:

We understand that Moon Holdings LLC (“Parent”), Moon Acquisition LLC (“REIT Merger Sub”), Moon Acquisition Limited Partnership (“Partnership Merger Sub”), Crescent Real Estate Equities Company (“Crescent” or the “Company”) and Crescent Real Estate Equities Limited Partnership (“Operating Partnership”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into REIT Merger Sub (the “Company Merger”) and the merger of Partnership Merger Sub with and into the Operating Partnership (the “Partnership Merger”, and together with the Company Merger, the “Mergers”). We understand that, as a result of the Mergers, each outstanding share of common stock, par value $0.01 per share of the Company (“Crescent Common Stock”) (other than shares of Crescent Common Stock owned by the Company and any Dissenting Shares, as defined in the Merger Agreement), shall be converted into the right to receive $22.80 in cash (the “Company Common Share Consideration”) and each unit of common and preferred limited partnership interest in the Operating Partnership (“Crescent Unit”) (other than any Crescent Units held by the Company, the General Partner or any of the Company’s Subsidiaries) shall be converted into the right to receive $45.60 in cash plus, in the case of Restricted Units, accrued and unpaid dividends (the “Partnership Merger Consideration”, and together with the Company Common Share Consideration, the “Consideration”). We understand that Parent is an affiliate of Morgan Stanley. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement. Capitalized terms used but not separately defined herein shall have the meaning assigned to such terms in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Company Common Share Consideration to be received by the holders of Crescent Common Stock (other than Parent and its affiliates) in the Company Merger is fair, from a financial point of view, to such holders, and the Partnership Merger Consideration to be received by the holders of Crescent Units (other than the Company, the General Partner and the Company’s Subsidiaries) in the Partnership Merger is fair, from a financial point of view, to such holders, considered as if such Crescent Units were converted into or redeemed for shares of Crescent Common Stock in accordance with their terms prior to the Effective Time, from a financial point of view. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Mergers.

For purposes of the opinion set forth herein, we have:

1. reviewed the draft of the Merger Agreement presented to the Board of Trust Managers of the Company (the “Board”) on May 21, 2007;

2. reviewed certain publicly available financial statements of the Company;

3. reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4. reviewed certain information, including financial forecasts and projections and other financial and operating data concerning Crescent, prepared by the management of Crescent;

5. discussed the past and current operations, the financial condition and prospects of Crescent, with senior executives of Crescent;

6. reviewed the historical market prices and trading activity for Crescent Common Stock and analyzed its implied valuation multiples;

7. compared the value of the Consideration with estimates of Crescent’s net asset value prepared by research analysts and Crescent’s management;

8. compared the financial performance of Crescent with that of certain publicly traded companies that we deemed relevant;

9. compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

10. compared the value of the Consideration with that received, to the extent publicly available, in certain publicly available transactions that we deemed relevant;

11. compared the value of the Consideration to the valuation derived by discounting future dividends and a terminal value of the business at discount rates that we deemed appropriate; and

12. performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of Crescent and have further relied upon the assurances of the representatives of Crescent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections that have been furnished to us by the management of Crescent, we have assumed such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of the management of Crescent as to the future financial performance of Crescent, and we relied upon such forecasts in arriving at our opinion. We express no opinion with respect to such forecasts or projections or the assumptions upon which they arc based. In addition, in arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of Crescent, nor have we undertaken an independent valuation or appraisal of the assets or liabilities of Crescent, nor have any such valuations or appraisals been provided to us. We have assumed that the Mergers will be consummated in accordance with the terms set forth in a final Merger Agreement, the terms of which we have assumed will be identical in all material respects to the latest draft thereof we have reviewed, without any waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental regulatory and other consents and approvals necessary for the consummation of the Mergers, and the other transactions contemplated by the Merger Agreement will be obtained without any effect on the Company in any way meaningful to our analysis. In addition, we have relied as to all legal, including tax, matters relevant to rendering our opinion on advice of counsel for Crescent. We arc not expressing an opinion as to any aspect of the Merger Agreement or the Mergers other than the fairness from a financial point of view to the holders of Crescent Common Stock and Crescent Units of the Consideration to be received by such holders in the Mergers. In particular, we are not expressing any opinion as to the consideration to be received by the holders of the Company Series A Preferred Shares or Company Series B Preferred Shares.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. No opinion is expressed as to whether any alternative transaction might produce consideration for the stockholders of the Company or the unitholders of the Operating Partnership in an amount in excess of that contemplated in the Mergers.

We have acted as financial advisor to Crescent in connection with the Merger Agreement and will receive a fee from the Company for our services, a portion of which is contingent on the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger Agreement and may not be disclosed, referred to or communicated to any third party for any purpose without our prior written consent, except that this opinion may be included in its entirety when required in any filing made by the Company or the Operating Partnership with the Securities and Exchange Commission. This opinion is not intended to be, and does not constitute, a recommendation to the Board as to whether it should approve any of the Mergers or the Merger Agreement, nor does it constitute a recommendation as to whether or not the holders of Crescent Common Stock or Crescent Units should vote in favor of any of the Mergers or the Merger Agreement.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Company Common Share Consideration to be received by the holders of Crescent Common Stock (other than Parent and its affiliates) in the Company Merger is fair from a financial point of view to such holders, and the Partnership Merger Consideration to be received by the holders of Crescent Units (other than the Company, the General Partner and the Company’s Subsidiaries) in the Partnership Merger is fair from a financial point of view to such holders, considered as if such Crescent Units were converted into or redeemed for shares of Crescent Common Stock in accordance with their terms prior to the Effective Time, from a financial point of view.

Very truly yours,

GREENHILL & CO., LLC

By:
Name: Richard J. Lieb

Title:	Managing Director

777 MAIN STREET
SUITE 2100
FORT WORTH, TX 76102

For registered shares, your proxy must be received by 11:59 P.M. (Central Daylight Saving Time) on                , 2007.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Central Daylight Saving Time) on                , 2007.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Crescent Real Estate Equities Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CRESC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRESCENT REAL ESTATE EQUITIES COMPANY
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 AND 2.

		For	Against	Abstain

1.	A proposal to (a) adopt the Agreement and Plan of Merger, dated as of May 22, 2007, by and among Crescent Real Estate Equities Company, Crescent Real Estate Equities Limited Partnership, Moon Acquisition Holdings LLC, Moon Acquisition LLC and Moon Acquisition Limited Partnership and (b) approve the merger of Crescent Real Estate Equities Company with and into Moon Acquisition LLC.	☐	☐	☐

2.	In their discretion, the named proxies on the reverse side of this card are authorized to vote on any other business that properly comes before the Special Meeting or any adjournments or postponements of the Special Meeting, including adjournments and postponements for the purpose of soliciting additional proxies.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.

HOUSEHOLD ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

CRESCENT REAL ESTATE EQUITIES COMPANY

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS ON                 , 2007

______  ___, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS

The undersigned hereby appoints John C. Goff and David M. Dean, and each of them, as proxies, with full power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the “Company”) which the undersigned is entitled to vote, at the Special Meeting of Shareholders of the Company to be held on                 , 2007, at                     , Central Daylight Saving Time, and any adjournment or postponement thereof, on all matters set forth on the Notice of Special Meeting and Proxy Statement, a copy of which has been received by the undersigned, as follows on the reverse side.

IMPORTANT: Please mark the Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage-paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity:

      Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE